Exhibit 10.1

EXECUTION VERSION
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of December 23, 2008
among
VOLUME SERVICES AMERICA, INC.,
VOLUME SERVICES, INC. and SERVICE AMERICA CORPORATION,
as Borrowers,
CENTERPLATE, INC.,
as a Guarantor,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Lender
and
THE LENDERS APPOINTED AS SYNDICATION
AGENT AND DOCUMENTATION AGENT

Senior Secured Credit Facilities

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
ARTICLE X
EFFECT OF AMENDMENT AND RESTATEMENT

Section 10.1. Confirmation of Existing Obligations; Termination of this Agreement	145
Section 10.2. Effect of Amendment and Restatement of the Existing Credit Agreement	146
SCHEDULES

Schedule 1.1(c)	-	Net Debt

Schedule 1.1(d)	-	Net Senior Debt

Schedule 2.1		Term Loan Balances

Schedule 2.2	-	Revolving Credit Commitments

Schedule 2.18	-	Existing Letters of Credit

Schedule 3.5(c)	-	Fiscal Periods

Schedule 3.8	-	Subsidiaries

Schedule 3.9		Litigation

Schedule 3.14	-	Tax Matters

Schedule 3.16	-	ERISA Matters

Schedule 3.17	-	Environmental Matters

Schedule 3.20	-	Labor Matters

Schedule 3.21	-	Insurance

Schedule 3.24		Material Contracts

Schedule 3.25	-	Non-Guarantor Expenditures

Schedule 3.26	-	Capital Stock; Interest in Joint Ventures

Schedule 3.27	-	Broker

Schedule 3.28	-	Intellectual Property

Schedule 3.29	-	Deposit and Disbursement Accounts

Schedule 3.30	-	Government Contracts

Schedule 6.1	-	Indebtedness

Schedule 6.2	-	Liens

Schedule 6.4	-	Investments

Schedule 9.11	-	Notice Addresses

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EXHIBITS

Exhibit A	-	Form of Monthly Report

Exhibit B	-	Form of Assignment and Acceptance Agreement

Exhibit C	-	Form of Omnibus Amendment and Reaffirmation Agreement

Exhibit D	-	Form of Revolving Loan Borrowing Request

Exhibit E	-	Form of Term Note

Exhibit F	-	Form of Revolving Note

Exhibit G	-	Form of Swingline Note

Exhibit H	-	Closing Checklist

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AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 23, 2008 (this “Agreement”), is entered into by and among VOLUME SERVICES AMERICA, INC., a Delaware corporation (“VSA”), VOLUME SERVICES, INC., a Delaware corporation (“VS”), SERVICE AMERICA CORPORATION, a Delaware corporation (“SAC”) (VSA, VS and SAC are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), CENTERPLATE, INC., a Delaware corporation (“Holdings”), THE LENDERS SIGNATORY HERETO FROM TIME TO TIME, as the Lenders (as defined herein), and GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).
RECITALS:
          WHEREAS, Borrowers, Holdings, the Lenders, and the Administrative Agent are parties to that certain Credit Agreement, dated as of April 1, 2005, as amended by that certain (i) First Amendment to Credit Agreement, dated as of April 15, 2005, (ii) Consent and Amendment, dated as of September 30, 2005, (iii) Third Amendment to Credit Agreement, dated as of June 8, 2007, (iv) Waiver and Fourth Amendment to Credit Agreement, dated as of March 10, 2008, (v) Consent and Fifth Amendment to Credit Agreement, dated as of April 1, 2008, (vi) Sixth Amendment to Credit Agreement, dated as of May 19, 2008, and (vii) Seventh Amendment to Credit Agreement, dated as of September 16, 2008 (collectively, as so amended, and as the same may be further amended, modified or supplemented in accordance with its terms prior to the Restatement Effective Date, the “Existing Credit Agreement”), whereby the Lenders have made certain extensions of credit to Borrowers.
          WHEREAS, the Borrowers and the other Loan Parties have granted to the Administrative Agent, for the benefit of the Secured Parties, security interests in and Liens upon substantially all of their existing and after-acquired personal and real property.
          WHEREAS, Holdings has guaranteed all of the obligations of the Borrowers and the other Loan Parties to the Administrative Agent and the Lenders under the Loan Documents, and has granted a security interest upon substantially all of its existing and after-acquired personal and real property to secure such guaranty.
          WHEREAS, Borrowers, the other Loan Parties, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement as provided for herein.
          WHEREAS, it is the intent of the parties hereto that (i) this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding or evidence repayment of any such obligations and liabilities, and (ii) this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers and Holdings outstanding thereunder, subject to the terms and conditions of this Agreement, including, without limitation, the conditions precedent set forth in Section 4.2 hereof.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any ABR Revolving Loan, Swingline Loan or ABR Term Loan as the context requires.
          “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.2.
          “ABR Term Loan” shall mean the Term Loan or any portion thereof bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.1.
          “Accounts” shall have the meaning given such term in the Security Agreement.
          “Activation Event” has the meaning ascribed to it in Section 5.17(d).
          “Activation Notice” has the meaning ascribed to it in Section 5.17(d).
          “Additional Security Documents” shall have the meaning given to such term in Section 5.11(b)(i).
          “Adjusted EBITDA” shall mean, for any Fiscal Period, (a) EBITDA for such Fiscal Period, plus (b) to the extent deducted in calculating EBITDA for such period, the Non-Cash Items for such Fiscal Period.
          “Administrative Agent” shall have the meaning given to such term in the preamble hereto.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (it being understood any two or more investment funds that invest in commercial loans and that are managed or advised by the same investment advisor or by an Affiliate of such investment advisor shall be deemed Affiliates).

Unless otherwise provided herein, each reference to an Affiliate shall be deemed to refer to an Affiliate of Holdings or its Subsidiaries.
          “Agent Fees” shall have the meaning given to such term in Section 2.5(c).
          “Agreement” shall have the meaning given to such term in the preamble hereto and as the same may be further amended, restated, modified or supplemented from time to time after the date hereof.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) the sum of 0.5% per annum and the Federal Funds Rate and (c) the sum of (x) Eurodollar Rate for an Interest Period of one (1) month as it appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two (2) Business Days prior to such day, plus (y) the excess of the applicable Applicable Margin for Eurodollar Loans over the Applicable Margin for ABR Loans, in each instance, as of such day. Any change in the Alternate Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate, or Eurodollar Rate for an Interest Period of one (1) month. If no such offered rate for Eurodollar Rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the applicable day by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
          “Amortization” shall mean, for any Fiscal Period, amortization of Holdings and its Subsidiaries for such Fiscal Period measured on a consolidated basis in accordance with U.S. GAAP.
          “Annual Clean-Up” shall have the meaning given to such term in Section 2.10(j).
          “Annual Excess Cash Flow” shall mean, for each Annual Fiscal Period, based on the audited financial statements of Holdings delivered pursuant to Section 5.4(c), (a) Adjusted EBITDA for such Annual Fiscal Period (but excluding any pro forma adjustments resulting from permitted Business Acquisitions), less (b) the sum of (without duplication) (i) Cash Interest Expense on all Indebtedness for such Annual Fiscal Period, (ii) principal payments (if any) required to be made with respect to the Senior Indebtedness during such Annual Fiscal Period, (iii) Capital Expenditures paid in cash during such Annual Fiscal Period (other than Capital Expenditures made with Asset Sale Proceeds and repayments of loans or returns of capital under Service Contracts), (iv) Tax Provisions paid in cash during such Annual Fiscal Period, (v) any increase in the outstanding principal amount of Revolving Loans and Swingline Loans from the first day of such Annual Fiscal Period to the last day of such Annual Fiscal Period, (vi) Distributions paid in cash to Persons that are not Loan Parties during such Annual Fiscal Period to the extent permitted under Section 6.16, (vii) cash used during such Annual Fiscal Period to make Permitted Business Acquisitions, (viii) any cash expenses for such Annual Fiscal Period to the extent reflected in clauses (d), (f) or (i) of the definition herein of the term “EBITDA” for such Annual Fiscal Period, and (ix) the Permitted Capital Expenditure Carryover Amount for

such Annual Fiscal Period (in no event to duplicate from clause (b)(iii) of this definition) plus (c) the Permitted Capital Expenditure Carryover Amount for the Annual Fiscal Period immediately prior the current Annual Fiscal Period to the extent such amount was not used for Capital Expenditures during the current Annual Fiscal Period (for the avoidance of doubt, any Permitted Capital Expenditure Carryover Amount for the Annual Fiscal Period immediately prior the current Annual Fiscal Period to the extent such amount was used for Capital Expenditures during the current Annual Fiscal Period will be included in clause (b)(iii) of this definition).
          “Annual Fiscal Period” shall have the meaning given to such term in Section 3.5(c).
          “Applicable Margin” shall mean, on and at all times after the Restatement Effective Date, a percentage per annum of (a) 5.00% for Revolving Loans that are ABR Loans and (b) 6.00% for Revolving Loans that are Eurodollar Loans.
          “Applicable Percentage” shall mean, with respect to any and all matters relating to any Lender at any time, (a) with respect to the Revolving Loans or the Revolving Credit Commitments prior to the Commitment Termination Date, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender at such time by (ii) the aggregate Revolving Credit Commitments of all Lenders at such time, (b) with respect to the Term Loan or the Term Loan Commitments, prior to the Commitment Termination Date, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender at such time by (ii) the aggregate Term Loan Commitments of all Lenders at such time, (c) with respect to all Loans or Commitments prior to the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Commitments of that Lender at such time by (ii) the aggregate Commitments of all Lenders at such time, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender at such time by (ii) the outstanding principal balance of the Loans held by all Lenders at such time.
          “Asset Sale Proceeds” shall mean cash proceeds actually received by any Loan Party or any Subsidiary from any Disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset of such Loan Party or Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable or otherwise, and cash available to a Loan Party or Subsidiary upon any release of funds from previously established reserves), net of (a) reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required payments on Indebtedness (other than Indebtedness incurred under the Loan Documents), and other reasonable fees, expenses and reserves (including brokerage and consultant fees) and (b) taxes paid or payable as a result thereof (including withholding taxes incurred in connection with cross-border transactions, if applicable, and taxes estimated by any Borrower to be payable as a result thereof or as a result of such transactions), excluding cash proceeds from Dispositions permitted under Section 6.5 and clauses (a), (c), (e) and (f) of Section 6.6, Unamortized Contract Value Proceeds and any fees or other payments that are required to be made periodically in the ordinary course pursuant to the terms of the Service Contracts; provided that (x) if such Borrower shall deliver a certificate of a

Responsible Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth such Borrower’s intention to use, or to cause the applicable Loan Party or Subsidiary to use, any portion of such proceeds to (A) purchase assets useful in the business of the Loan Parties or (B) fund Consolidated Service Contract Capital Expenditures, in each case with reference to clause (A) or (B) within 12 months of such receipt, such portion of such proceeds shall not constitute Asset Sale Proceeds except to the extent not so used within such 12-month period or to the extent an Event of Default occurs or is continuing during such 12-month period, and (y) the aggregate amount of all such proceeds from Dispositions received after the Restatement Effective Date that may be reinvested by the Loan Parties pursuant to the immediately preceding clause (x) shall not exceed $5,000,000, and the amount of such proceeds from any single Disposition (or series of related Dispositions) received after the Restatement Effective Date that may be reinvested by the Loan Parties pursuant to the immediately preceding clause (x) shall not exceed $1,000,000; provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (1) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (2) below of this definition, or (2) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Parties has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition. For purposes of calculating “Asset Sale Proceeds”, all fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliates of any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to such Affiliates (excluding Holdings, the Borrowers or any Subsidiary) on terms that are no less favorable to Holdings, such Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.
          “Assignment and Acceptance Agreement” shall have the meaning assigned to such term in Section 8.1(a).
          “Available Cash” shall mean, for any Monthly Fiscal Period, (a) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, less (b) the sum of (i) Cash Interest Expense related to the Senior Indebtedness, (ii) principal payments (if any) required or made with respect to the Senior Indebtedness, (iii) Capital Expenditures made in cash (other than Capital Expenditures made with Asset Sale Proceeds, proceeds of asset sales described in the first proviso of the definition of “Asset Sale Proceeds”, Insurance Proceeds, equity issuance proceeds described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, and repayments of loans or returns of capital under Service Contracts), (iv) Tax Provisions paid in cash and (v) Holdings Administrative Expenses, in each case for the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, plus (c) all tax credits and net operating loss carryforwards used during the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, divided by (d) 12.
          “Blocked Accounts” has the meaning ascribed to it in Section 5.17(a).

          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Borrower” or “Borrowers” shall have the meaning given to such term in the preamble hereto.
          “Borrower Intercompany Indebtedness” shall mean all outstanding Indebtedness of Borrowers in connection with any intercompany loans made at any time by Holdings to any Borrower, including, without limitation, the outstanding principal amount of the loans made from time to time on and after December 10, 2003 by Holdings to the Borrowers pursuant to and evidenced by the Borrower Intercompany Note.
          “Borrower Intercompany Note” shall mean that certain promissory note, dated as of December 10, 2003, executed by the Borrowers in favor of Holdings.
          “Borrower Representative” means VSA in its capacity as Borrower Representative pursuant to the provisions of Section 2.23.
          “Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower Representative in accordance with the terms of Section 2.2(h) with respect to Revolving Loans in substantially the form of Exhibit D.
          “Brand Acquisitions” has the meaning ascribed to it in Section 6.8(a).
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day that does not constitute a Eurodollar Business Day.
          “Canadian Foreign Subsidiary” shall mean each Subsidiary that is organized, formed or incorporated under the laws of Canada or any province thereof.
          “Capital Expenditures” shall mean, for any Person, without duplication, (a) all expenditures incurred by such Person that, in accordance with U.S. GAAP, are or should be included in “purchase of property and equipment”, “purchase of location contract rights” or similar items reflected in the statement of cash flows of such Person, (b) all expenditures by such Person to acquire by purchase or otherwise the business or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person, (c) capital, routine maintenance and repair costs incurred in connection with the negotiation, implementation, maintenance and repairs required with respect to any Service Contract, (d) amounts expended to purchase or redeem the Capital Stock of a minority shareholder or equity holder of a Non-Wholly-Owned Entity, including amounts expended as consideration in a merger or consolidation of a Non-Wholly-Owned Entity, and (e) any loans to, or investments made in, customers made in connection with Service Contracts; provided, however, that Capital Expenditures for Holdings and its Subsidiaries shall not include (i) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are permitted to be made under this Agreement and are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Holdings and its Subsidiaries within 12 months of receipt of such proceeds, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, the Borrowers or any of the Borrowers’ Subsidiaries) and for which none of Holdings, the Borrowers or any of the Borrowers’ Subsidiaries has provided or is required to provide or incur, directly or indirectly, any cash payment obligation to such third party or any other Person (whether before, during or after such period), (iii) expenditures by any Loan Party to acquire assets or stock of a Person that is a Loan Party prior to such expenditure, and (iv) the purchase price expended by any Loan Party for any Permitted Business Acquisition permitted under Section 6.5(a).
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with U.S. GAAP.
          “Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any joint venture interest and any limited liability company membership interest, but excluding any debt securities convertible into such equity.
          “Carry Over Amount” shall have the meaning ascribed to such term in Section 6.15(a).
          “Cash Equity Contribution” shall have the meaning ascribed to it in Section 5.19.
          “Cash Equivalent” shall have the meaning ascribed to it in Section 2.18(c)(i).
          “Cash Interest Expense” shall mean, for any Fiscal Period without duplication, (a) any payments made in respect of the Letter of Credit Participation Fee during such period, and (b) cash interest payments made in respect of the Indebtedness outstanding under the Loan Documents, the Holdings Subordinated Notes, and other permitted Indebtedness, including, without limitation or duplication, cash payments in respect of Deferred Subordinated Note Interest and interest thereon, such amounts to be net of any interest income (after giving effect to any interest rate hedges) during such Fiscal Period, but excluding the amount of the Deferred Subordinated Note Interest that has accrued on or prior to the date of determination during such Fiscal Period and not been paid in cash. Solely for the purpose of determining (i) the Interest Coverage Ratio under Sections 6.10 and 6.18, (ii) the Total Leverage Ratio under Sections 6.11 and 6.18, (iii) the Senior Leverage Ratio under Sections 6.12 and 6.18 and (iv) the Fixed Charge Coverage Ratio in Section 6.25, any amendment fees (including the Restatement Fee) paid by Holdings or any other Loan Parties in connection with any amendments of the Credit Agreement shall be deemed not to constitute Cash Interest Expense, but shall be deemed to constitute other costs and expenses of Holdings or such Loan Party.
          “CERCLA” shall have the meaning given such term in the definition of “Environmental Law”.
          “Change of Control” shall mean the occurrence of any of the following events:
     (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings or any or all of the Borrowers to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act);
     (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings or any or all of the Borrowers;
     (iii) the acquisition by any Person or group (as such term in used in Section 13(d)(3) of the Exchange Act) (other than the Sponsor) of a direct or indirect interest in more than 50% of the ownership of Holdings, or the voting power of the Capital Stock of Holdings, by way of purchase, merger or consolidation or otherwise;
     (iv) Sponsor and its Affiliates cease to collectively own and control, beneficially and of record, more than 50% of the issued and outstanding shares of Capital Stock of Holdings;
     (v) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;
     (vi) Holdings ceases to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of VSA; or
     (vii) VSA ceases to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of the Borrowers (other than VSA).
     Notwithstanding anything to the contrary in this definition, the consummation of the Merger on or prior to February 28, 2009 shall not constitute a Change of Control, provided that each of the terms and conditions set forth in Section 4.2 of this Agreement shall have been fully and timely satisfied on or prior to the consummation of the Merger.
          “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Exhibit H.
          “Closing Costs” shall mean the reasonable transaction costs incurred by each of Holdings and the Borrowers in connection with the Related Transactions.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” shall mean all real and personal property of the Loan Parties in which the Administrative Agent (for the benefit of itself and the other Secured Parties) has been granted a Lien to secure the Obligations.
          “Collection Account” means that certain account of the Administrative Agent, account number 50-232-854 in the name of the Administrative Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021-001-033, or such other account as may be specified in writing by the Administrative Agent as the “Collection Account.”
          “Commitment Termination Date” means the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of Lenders’ obligations under this Agreement to make Revolving Loans and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Article VII, and (c) the date of indefeasible prepayment in full by the Borrowers of all of the Revolving Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 2.18(c), and the permanent reduction of all Commitments to zero dollars ($0).
          “Commitments” shall mean (i) as to any Lender, such Lender’s Term Loan Commitment and Revolving Loan Commitment (including without duplication its Letter of Credit Commitment and, if such Lender is the Swingline Lender, its Swingline Loan Commitment, each as a subfacility of such Lender’s Revolving Credit Commitment), and (ii) as to all Lenders, their aggregate Term Loan Commitments and Revolving Credit Commitments (including without duplication their aggregate Letter of Credit Commitments and the Swingline Loan Commitment as subfacilities of their Revolving Credit Commitments).
          “Commitment Fee” shall have the meaning given to such term in Section 2.5(a).
          “Consent” shall mean that certain Consent and Amendment dated as of September 30, 2005 by and among Holdings, the Borrowers, the Lenders party thereto and the Administrative Agent.
          “Consenting Lenders” shall have the meaning given to such term in Section 2.5(f).
          “Concentration Account Bank” shall have the meaning ascribed to it in Section 5.17(a).
          “Concentration Account” shall have the meaning ascribed to it in Section 5.17(a).
          “Consolidated Service Contract Capital Expenditures” shall mean Capital Expenditures made by Holdings, the Borrowers and the Subsidiaries on a consolidated basis with respect to the negotiation, implementation, extension, renewal, amendment or replacement of, or pursuant to any terms of, any Service Contract, including, without limitation, advances and loans made by any of Holdings, the Borrowers or the Subsidiaries pursuant to such Service Contracts.
          “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Holdings who (a) was a member of such Board of Directors as of the Restatement Effective Date, or (b) was nominated for election or elected to such Board of

Directors with the affirmative vote of at least a majority of the members of such Board of Directors as of the date of the nomination or election.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling,” “Controls” and “Controlled” shall have meanings correlative thereto.
          “Control Agreement” shall mean each agreement among a Loan Party, the Administrative Agent and (a) a bank at which such Loan Party maintains deposit accounts, (b) the issuer of uncertificated securities with respect to uncertificated securities in the name of such Loan Party that are not held in a securities account in the name of such Loan Party, (c) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of such Loan Party, or (d) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by such Loan Party, in each case granting “control” over such assets to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent on behalf of the Secured Parties under the UCC, in the form and substance reasonably acceptable to the Administrative Agent.
          “Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.
          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles (as such term is defined in the Security Agreement) of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Cost Savings” shall mean, in connection with any Permitted Business Acquisition, tangible and quantifiable cost reductions (for example, head count reductions and reductions due to facility closures) that the Borrowers demonstrate to the reasonable satisfaction of the Administrative Agent will occur in connection with such Permitted Business Acquisition.
          “Covered Taxes” shall have the meaning given to such term in Section 2.17(a).
          “Credit Event” shall have the meaning given to such term in Article IV.
          “Debt Offering Proceeds” shall mean cash proceeds actually received by a Loan Party from the incurrence, issuance or sale by any Loan Party or any Subsidiary of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.1 and Indebtedness constituting Obligations), net of all taxes (including withholding taxes incurred in connection with cross-border transactions, if applicable, and including taxes estimated by any Borrower to be payable as a result thereof or as a result of such transactions) and fees (including investment banking fees), commissions, costs and other expenses incurred in connection with such issuance or sale. For purposes of calculating “Debt Offering Proceeds”, all reasonable fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliate or any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to Affiliates (excluding Holdings, any Borrower or any Subsidiary) on terms that are no less favorable to Holdings, any Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Default Rate” shall have the meaning given to such term in Section 2.6(f).
          “Deferred Subordinated Note Interest” shall mean, at any time, all interest accrued on the Holdings Subordinated Notes, the payment of which has been deferred pursuant to the terms of this Agreement or otherwise, to the extent remaining unpaid, together with all interest on such interest, the payment of which has also been deferred pursuant to the terms of this Agreement, in each case to the extent remaining unpaid.
          “Depreciation” shall mean, for any Fiscal Period, depreciation of Holdings and its Subsidiaries for such Fiscal Period measured on a consolidated basis in accordance with U.S. GAAP.
          “Disbursement Account” has the meaning ascribed to it in Section 5.17(b).
          “Disposition” shall mean, with respect to any Person, the sale, lease, transfer or other disposition, including on liquidation, dissolution or winding up, by such Person of any properties or assets or any interest therein (including any Capital Stock of any Subsidiaries and any joint venture interests held by such Person) owned or leased by such Person. For the avoidance of doubt, a transfer of property (other than leased property) by a Person not having legal title to such property shall not constitute a Disposition of such property by such Person.
          “Distribution” shall mean, with respect to Holdings or any of its Subsidiaries, (i) any Dividend by such Person and (ii) any payment by such Person on account of any Indebtedness that is subordinated in right of payment to the Obligations, including without limitation the Borrower Intercompany Indebtedness, Holdings Subordinated Notes, Deferred Subordinated Note Interest and any Guarantees thereof.
          “Dividend” shall mean, with respect to any Person, any dividend, distribution or return on any equity capital paid in cash or any other property (excluding common equity of such Person) to the stockholders, partners or members of such Person as such, or any redemption, retirement, purchase or other acquisition of any shares of any class of its Capital Stock, any partnership or membership interests or other equity interests, or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests of such Person, or the setting aside of any funds for any of the foregoing purposes. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean each Subsidiary that is organized, formed or incorporated in the United States of America or any State thereof.
          “EBITDA” shall mean, for any Fiscal Period, consolidated net income (or loss), as the case may be, of Holdings and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP for such Fiscal Period (excluding all extraordinary gains or losses), and adding back to the extent deducted in determining such consolidated net income (or loss) for such Fiscal Period (and without duplication): (a) Interest Expense, (b) Depreciation, (c) Amortization, (d) Closing Costs incurred during such period in connection with the Related Transactions in an aggregate amount not to exceed $30,000,000, (e) Tax Provisions, (f) any restructuring charges (including severance costs and lease terminations) not to exceed (i) $20,000,000 in the aggregate for Fiscal Years 2009 and 2010 and (ii) $5,000,000 in the aggregate for Fiscal Years 2011 and 2012, (g) management fees permitted by Section 6.17 and related cash expenses, (h) all prior transaction costs, investment bank fees and other costs and fees incurred prior to the Restatement Effective Date (and not constituting Closing Costs described in clause (d) of this definition), (i) transaction costs, fees and expenses incurred after the Restatement Effective Date (and not constituting Closing Costs described in clause (d) above of this definition) for Permitted Acquisitions, permitted Asset Sales and the incurrence of permitted Indebtedness (other than Loans hereunder) consummated during such period, provided that such costs, fees and expenses are reasonably acceptable to the Administrative Agent, (j) to the extent actually reimbursed (but not included in Consolidated Net Income), expenses incurred by Holdings and its Subsidiaries to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, and (k) to the extent covered by insurance proceeds received by Holdings and its Subsidiaries (but not included in Consolidated Net Income), expenses incurred by Holdings and its Subsidiaries with respect to liability or casualty events or business interruption; provided that in the event Holdings or any of its Subsidiaries makes a Permitted Business Acquisition during such period, EBITDA for such period shall be calculated on a pro forma basis, based on the results of such acquired person as if such Permitted Business Acquisition had occurred on the first day of such period; and provided, further, that with respect to any such Permitted Business Acquisition, EBITDA may be further adjusted for post-acquisition cost savings so long as any and all such adjustments are reasonably satisfactory to the Administrative Agent and the Administrative Agent has received from the Borrowers all supporting financial information as the Administrative Agent may reasonably request in order to properly consider its approval of such adjustments.
          “Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.
          “Environmental Claim” shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the threat, the existence, or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
          “Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to human health or safety, including the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. §§ 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., and any similar or implementing state or foreign law, and all amendments or regulations promulgated thereunder.
          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, in each case arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of any Hazardous Materials whether on, at, in, under, from or about or in the vicinity of any real or personal property.
          “Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Offering Proceeds” shall mean cash proceeds actually received by a Loan Party or any Subsidiary from the issuance of any equity security in consideration for the infusion of capital (other than proceeds from the sale of (a) Capital Stock of Holdings to directors, officers or employees of Holdings, any Borrower or any Subsidiary in connection with permitted employee compensation, stock option and incentive arrangements, (b) Capital Stock of Holdings used to finance investments permitted under Sections 6.4(k), 6.5(a) and 6.15, (c) Capital Stock of

Holdings issued to the Sponsor and other stockholders as of the Restatement Effective Date, and (d) Capital Stock issued to any Loan Party), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses incurred in connection with such issuance or sale. For purposes of calculating “Equity Offering Proceeds”, all reasonable fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliate of any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to Affiliates (excluding Holdings, any Borrower or any Subsidiary) on terms that are no less favorable to Holdings, such Borrower or such Subsidiary (as the case may be) than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Business Day” shall mean a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
          “Eurodollar Loan” shall mean any Revolving Loan or the Term Loan (or any portion thereof) bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.
          “Eurodollar Rate” shall mean, with respect to a Eurodollar Borrowing, for any Interest Period, a rate per annum of interest determined by the Administrative Agent equal to:
          (a) the offered rate for deposits in United States Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full Eurodollar Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by
          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction and rounded upward, if necessary, to the nearest one-hundredth (1/100th)) of reserve requirements in effect on the day that is 2 Eurodollar Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

          If such interest rates shall cease to be available from Telerate News Service, the Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower Representative. Notwithstanding the foregoing, the Eurodollar Rate shall be deemed to be three and one- quarter percent (3.25%) for all purposes of this Agreement if and for so long as the Eurodollar Rate as calculated above pursuant to the provisions of this definition is at any time less than three and one-quarter percent (3.25%).
          “Event of Default” shall have the meaning given such term in Article VII.
          “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.
          “Excluded Service Contracts” shall mean any and all Existing Service Contracts (including all extensions and renewals thereof) that contain a restriction on Liens on equipment that would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties.
          “Existing Credit Agreement” shall have the meaning given to such term in the recitals hereto.
          “Existing Letters of Credit” shall mean the letters of credit issued pursuant to the Existing Credit Agreement prior to the Restatement Effective Date and described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 2.18 hereto, and “Existing Letter of Credit” means any one of them.
          “Existing Service Contract” shall mean (a) any Significant Service Contract existing on the Restatement Effective Date and described on Schedule 3.24, (b) the Material Service Contract, and (c) any other Service Contract existing on the Restatement Effective Date (in each case other than the type described in clauses (a) or (b) above of this definition), in each case together with any renewal or extension of any Service Contract described under clauses (a), (b) or (c) of this definition.
          “Facility” shall mean the Revolving Credit Commitments (including without duplication the Letter of Credit Commitments and the Swingline Loan Commitment as subfacilities of the Revolving Credit Commitments) and the Term Loan Commitments.
          “Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
          “Fees” shall mean the Commitment Fees, the Letter of Credit Participation Fees, the Letter of Credit Fees, any Prepayment Fee, the Restatement Fee, and the Agent Fees.
          “Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

          “First Tier Foreign Subsidiary” shall mean any Foreign Subsidiary owned directly by Holdings or the Domestic Subsidiaries.
          “Fiscal Period” shall have the meaning given to such term in Section 3.5(c).
          “Fixed Charges” means, with respect to any Person for any period, the sum, determined on a consolidated basis, of (a) the Cash Interest Expense for such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) income taxes paid or payable in cash with respect to such period, plus (d) any management fees paid by Holdings or any other Loan Party pursuant to any management agreement.
          “Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted EBITDA minus Capital Expenditures during such period (other than (x) that portion of such Capital Expenditures financed by lenders other than the Lenders hereunder, and (y) Capital Expenditures in respect of the Vancouver Exhibition & Convention Center to the extent and only to the extent made from funds in an amount not to exceed $4,100,000 on deposit in deposit account number 2000023971004 of Borrowers with Wachovia Bank, N.A. in existence on the date of this Agreement, and provided such deposit account is subject to a Control Agreement on and after the date of this Agreement) to (b) the Fixed Charges, in each case for the twelve Monthly Fiscal Periods ending on such date of determination; provided, that, for the purposes of this definition, Capital Expenditures under clause (a) for the three Quarterly Fiscal Periods following the Restatement Effective Date shall be equal to the lesser of (i) the Fiscal Year-to-date 2009 Capital Expenditures, calculated on an annualized basis for the three Quarterly Fiscal Periods following the Restatement Effective Date, and (ii) $27,000,000, representing the projected amount of Capital Expenditures during the 2009 Annual Fiscal Period.
          “Foreign Subsidiary” shall mean each Subsidiary that is not a Domestic Subsidiary.
          “Foreign Subsidiary Non-Guarantor Expenditures” shall mean (i) any amount expended to acquire an interest in, to invest in or to lend to a Canadian Foreign Subsidiary, including, without limitation any purchase price expended in connection with any Permitted Business Acquisition, and (ii) any assets or property sold, leased or transferred to a Canadian Foreign Subsidiary. Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time shall (x) be calculated net of any Foreign Subsidiary Non-Guarantor Expenditures that have been repaid or returned to Loan Parties in connection with such expenditure and (y) shall also be reduced by the amount of distributions paid in cash by Canadian Foreign Subsidiaries to the Loan Parties that do not otherwise constitute a repayment or return of Foreign Subsidiary Non-Guarantor Expenditures of the type referred to in the immediately preceding clause (x).
          “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis or, when reference is made to another jurisdiction, generally accepted accounting principles in such jurisdiction applied on a consistent basis.
          “GECC” shall mean General Electric Capital Corporation, a Delaware corporation.

          “GECC Fee Letter” shall have the meaning given to such term in Section 2.5(c).
          “General Intangibles” shall have the meaning given such term in the Security Agreement.
          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guarantee” of or by any Person shall mean (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement or (ii) reasonable and customary indemnity obligations arising under Service Contracts in the ordinary course of business.
          “Guarantee Agreements” shall mean the Holdings Guarantee Agreement and the Subsidiary Guarantee Agreement.
          “Guarantors” shall mean Holdings and the Subsidiary Guarantors.
          “Hazardous Materials” shall mean any material meeting the definition of a “hazardous substance” in CERCLA 42 U.S.C. §9601(14) and all explosive or radioactive substances or wastes, toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum, petroleum distillates or fractions or residues, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or materials or equipment containing PCBs, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law, or that reasonably could form the basis of an Environmental Claim.
          “Holdings” shall have the meaning given to such term in the preamble hereto.
          “Holdings Administrative Expenses” shall mean the legal, accounting, reporting, overhead and other administrative costs and expenses incurred by Holdings.

          “Holdings Guarantee Agreement” shall mean the Holdings Guarantee Agreement, dated as of the Original Closing Date, made by Holdings in favor of the Administrative Agent for the benefit of the Secured Parties, as amended by the Omnibus Amendment.
          “Holdings Subordinated Note Documents” shall mean the Holdings Subordinated Note Indenture and all Holdings Subordinated Notes issued pursuant thereto.
          “Holdings Subordinated Note Indenture” shall mean that certain Indenture, dated as of December 10, 2003, between Holdings and The Bank of New York, as Indenture Trustee, as in effect on the date of this Agreement and as amended by the Indenture Modification and Noteholder Consent.
          “Holdings Subordinated Notes” shall mean the 13.5% subordinated notes due 2013 issued by Holdings on December 10, 2003 pursuant to the Holdings Subordinated Note Indenture (including any additional related subordinated notes issued after the Original Closing Date), as the same may be amended, restated, modified or supplemented from time to time (and including subordinated notes issued in respect of capitalized interest and interest paid-in-kind) pursuant to the Prospectus.
          “Indenture Modification and Noteholder Consent” shall mean a modification to the Holdings Subordinated Note Indenture and related consent approved on or prior to the Restatement Effective Date by not less than 50.1% of the outstanding aggregate principal amount of the Holdings Subordinated Notes in connection with the consummation of the Tender Offer, which (i) removes and nullifies the covenants set forth in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 5.01 of the Holdings Subordinated Note Indenture, (ii) removes and nullifies all restrictions on the amendment and modification of the Credit Agreement (other than the limitations on the imposition of financial tests relating to interest deferral as set forth in Section 4.01(f) of the Holdings Subordinated Note Indenture), and (iii) is otherwise in form and substance reasonably satisfactory to the Administrative Agent.
          “Indenture Trustee” shall mean The Bank of New York in its capacity as trustee for the holders of the Holdings Subordinated Notes, together with its successors in such capacity.
          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities incurred and outstanding in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof; provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any Indebtedness in respect of any Guarantee of such partnership Indebtedness shall be limited to the same extent as such Guarantee may be limited.
          Indebtedness shall not include any (i) obligation of the Borrowers or any of the Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any Service Contract or (ii) reasonable and customary indemnity obligations incurred in the ordinary cause of business of the Borrowers and their Subsidiaries.
          “Indemnified Person” shall have the meaning given to such term in Section 9.4(b).
          “Initial Projections” shall have the meaning given to such term in Section 3.5(b).
          “Insurance Proceeds” shall mean (a) the cash proceeds from insurance actually received by any Loan Party or any Subsidiary, including without limitation casualty insurance proceeds, insurance settlements, condemnation awards and other settlements, with respect to any loss, damage, destruction or condemnation of tangible assets owned by such Loan Party or such Subsidiary (excluding (i) assets with respect to which such parties do not hold title pursuant to a Service Contract and where the asset in question was obtained for the customer’s exclusive use pursuant to the contract terms, but including proceeds available to a Loan Party or Subsidiary upon any release of funds from previously established reserves with respect thereto, and (ii) any of the foregoing proceeds that such Loan Party or any such Subsidiary is contractually obligated to pay to or for the benefit of a customer pursuant to a Service Contract if such proceeds are required to be used for the replacement or restoration of the assets which are the subject of such casualty event and if such Loan Parties or such Subsidiary does not have title to the assets which are the subject of such casualty event), and (b) business interruption insurance proceeds paid in lump sums (and not on a periodic basis) of $500,000 or more (or at any time that an Event of Default has occurred and is continuing, any such lesser amounts, whether paid on a periodic basis or in lump sums), in each case (under clauses (a) and (b) above) net of taxes and reasonable expenses and reserves; provided that if the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use, or to cause the applicable Loan Party or Subsidiary to use, any portion of such proceeds to (A) purchase assets useful in the business of the Borrower and the Subsidiaries or (B) fund Consolidated Service Contract Capital Expenditures, in each case with respect to (A) or (B) within 12 months of such receipt, such portion of such proceeds shall not constitute Insurance Proceeds except to the extent (i) such proceeds are not so used within such 12-month period or (ii) an Event of Default occurs or is continuing during such 12-month period (except if the Loan Party or Subsidiary is required to reinvest the proceeds in a particular facility pursuant to a Service Contract, this clause (ii) will not apply to the extent necessary to permit such Loan Party or Subsidiary to so reinvest in such facility); provided, further, that no proceeds realized with respect to a single event or series of related events of $1,000,000 or less shall constitute Insurance Proceeds unless the aggregate amount of all relevant proceeds received after the Restatement Effective Date exceeds $10,000,000 in aggregate or $5,000,000 during any Annual Fiscal Period; provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (x) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (y) below of this definition, or (y) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Parties has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition.
          “Intellectual Property” shall mean any and all Licenses, Patents, Copyrights and Trademarks.
          “Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreement, dated as of the Original Closing Date, among Holdings, the Borrowers and certain Subsidiaries and the Administrative Agent for the benefit of the Secured Parties, as amended by the Omnibus Amendment.
          “Intercompany Subordination Agreement” shall mean that certain Subordination Agreement dated as of the Original Closing Date, by and among Holdings, the Borrowers, the Subsidiary Guarantors and the Administrative Agent, as amended by the Omnibus Amendment.
          “Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted EBITDA to (b) Cash Interest Expense, in each case for the twelve Monthly Fiscal Periods ending on such date of determination; provided, however, that for any date of determination prior to the first anniversary of the Restatement Effective Date, Cash Interest Expense shall be measured for the period commencing on the Restatement Effective Date and ending on the date of determination, divided by the number of days in such period and multiplied by 365.
          “Interest Deferral Period” shall mean any period during which the payment of interest on the Holdings Subordinated Notes is deferred in accordance with Section 6.18.
          “Interest Expense” shall mean, for any Fiscal Period, (a) gross interest expense of Holdings and its Subsidiaries for such Fiscal Period determined on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) any interest accrued on the Deferred Subordinated Note Interest plus (b) capitalized interest of Holdings and its Subsidiaries on a consolidated basis for such Fiscal Period minus (c) gross interest income of Holdings and its Subsidiaries on a consolidated basis for such Fiscal Period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by Holdings and its Subsidiaries with respect to interest rate protection agreements.
          “Interest Payment Date” shall mean, with respect to Eurodollar Loans (without regard to the term of the related Interest Period) and ABR Loans, the 20th day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day.
          “Interest Period” shall mean as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, and the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.7 or repaid or prepaid in accordance with Section 2.9 or 2.10; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) the Borrower Representative shall not be entitled to elect a six month Interest Period with respect to any class of Loans unless such Interest Period is available to all of the Lenders of such class and the Administrative Agent has received satisfactory confirmation of the same from all of the Lenders of such class. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “Joint Venture Non-Guarantor Expenditures” shall mean (i) any amount expended to acquire an interest in, to invest in or to lend to a Non-Wholly-Owned Entity in which any Loan Party owns Capital Stock, including, without limitation any purchase price expended in connection with any Permitted Business Acquisition, but excluding amounts expended to acquire interests in any Non-Wholly Owned Entity which as a result of such acquisition becomes a Wholly-Owned Subsidiary, and (ii) any assets or property sold, leased or transferred to a Non-Wholly-Owned Entity. Joint Venture Non-Guarantor Expenditures outstanding at any time shall be (x) calculated net of any Joint Venture Non-Guarantor Expenditures that have been repaid or returned to Loan Parties and (y) reduced by the amount of any distributions paid in cash by Non-Wholly-Owned Entities to the Loan Parties that do not otherwise constitute a repayment or return of Joint Venture Non-Guarantor Expenditures of the type referred to in the immediately preceding clause (x).
          “Lender” shall mean each Person listed on the signature pages hereto as a Lender, together with each such institution’s successors and permitted assigns; provided, the term “Lenders” shall also include the Swingline Lender and the Letter of Credit Issuer unless the context otherwise requires.
          “Letter of Credit Cash Collateral Account” shall have the meaning ascribed to it in Section 2.18(c)(i).
          “Letter of Credit Commitments” shall mean (i) as to any Revolving Lender, the commitment of such Lender to incur Letter of Credit Obligations hereunder pursuant to Section

2.18(a) and (b), which commitment is a subfacility of such Lender’s Revolving Credit Commitment, and (ii) as to all Revolving Lenders, the aggregate Letter of Credit Commitments of such Lenders.
          “Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Letter of Credit Obligations that have not yet been reimbursed at such time. The Letter of Credit Exposure of any Revolving Lender at any time shall mean its Applicable Percentage of the aggregate Letter of Credit Exposure at such time.
          “Letter of Credit Fees” shall have the meaning given to such term in Section 2.5(b).
          “Letter of Credit Issuer” has the meaning ascribed to it in Section 2.18(a).
          “Letter of Credit Obligations” shall mean all outstanding obligations incurred by the Administrative Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the Administrative Agent or another Letter of Credit Issuer or the purchase of a participation as set forth in Section 2.18(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the Administrative Agent or Lenders thereupon or pursuant thereto.
          “Letter of Credit Participation Fee” shall have the meaning given such term in Section 2.5(b).
          “Letter of Credit Sublimit” shall mean Thirty-Five Million Dollars ($35,000,000), as such amount may be adjusted from time to time in accordance with this Agreement.
          “Letters of Credit” shall mean documentary or standby letters of credit issued for the account of any Borrower by any Letter of Credit Issuer, and bankers’ acceptances issued by any Borrower, for which Administrative Agent and Lenders have incurred Letter of Credit Obligations.
          “License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For purposes of clarification, (i) deposit accounts maintained by any Borrower or any of its Subsidiaries for the benefit of third parties under Service Contracts, and any interest of such third parties therein, and (ii) any obligation of a Loan Party to return or resell assets, at the termination of, or to perform under the terms of, a Service Contract, in each case shall not be considered Liens.

          “Litigation” shall mean any action, claim, lawsuit, demand, investigation or proceeding that is pending or, to the knowledge of any Loan Party, threatened against any Loan Party, before any Governmental Authority or before any arbitrator or panel of arbitrators.
          “Loan” and/or “Loans” shall mean the Revolving Loans, the Term Loan and/or the Swingline Loans, in each case as the context requires.
          “Loan Account” has the meaning ascribed to it in Section 2.4(d).
          “Loan Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Guarantee Agreements, the GECC Fee Letter, the Master Documentary Agreement, the Master Standby Agreement, the Security Documents, the Omnibus Amendment, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Party” shall mean any Borrower or any Guarantor, as the context requires, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.
          “Margin Stock” shall have the meaning given such term in Regulation U.
          “Master Documentary Agreement” shall mean the Master Agreement for Documentary Letters of Credit dated as of the Original Closing Date among the Borrowers, as Applicants, and GECC, as amended by the Omnibus Amendment.
          “Master Standby Agreement” shall mean the Master Agreement for Standby Letters of Credit dated as of the Original Closing Date among the Borrowers, as Applicants, and GECC, as amended by the Omnibus Amendment.
          “Material Adverse Effect” shall mean any fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities or properties of the Loan Parties taken as a whole; (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of any Loan Document; (c) materially impairs or is reasonably expected to materially impair the ability of any Loan Party to pay and perform any Obligations; (d) materially impairs or is reasonably expected to materially impair the ability of the Administrative Agent or any Lender to enforce its rights and remedies under any Loan Document; or (e) has or is reasonably expected to have any material adverse effect on a material portion of the Collateral, the Liens of the Administrative Agent for the benefit of itself and the Secured Parties in such Collateral or the priority of such Liens.

          “Material Service Contract” shall mean that certain “Material Service Contract” as identified in a writing dated February 17, 2005 by Holdings addressed and delivered to the Administrative Agent.
          “Merger” shall mean the merger of KPLT Mergerco, Inc., a Delaware corporation, with and into Holdings, with Holdings being the survivor of such merger, as contemplated by the terms of the Merger Agreement.
          “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of September 18, 2008, by and among KPLT Holdings, Inc., a Delaware corporation, KPLT Mergerco, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of KPLT Holdings, Inc., and Holdings, existing as of the Restatement Effective Date, together with all schedules, annexes, attachments and exhibits thereto.
          “Merger Documents” shall mean the Merger Agreement, together with all agreements, instruments, documents entered into in connection with, governing or evidencing the terms and conditions of the Merger, including, without limitation, all agreements, plans and certificates of merger, executed, delivered or filed with any Governmental Authorities in connection with the Merger.
          “Monthly Fiscal Period” shall have the meaning given to such term in Section 3.5(c).
          “Monthly Report” shall have the meaning given to such term in Section 5.4(a).
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Net Debt” shall mean, as of any date, (a) the actual outstanding amount of all funded Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the Revolving Credit Commitments, subject to the last two sentences of this definition, such amount shall be calculated as the weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods), plus (b) without duplication (i) the principal amount of the outstanding Term Loan, and (ii) all other Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (including, without limitation, the outstanding principal amount of Holdings Subordinated Notes and Deferred Subordinated Note Interest), less (c) the amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts (which deposit accounts either (1) are swept on a daily basis to the Concentration Account or (2) constitute Blocked Accounts or the Concentration Account and are subject to a Control Agreement, in either case pursuant to Section 5.17 hereof), excluding for all purposes of this clause (c) all cash held for the benefit of third parties pursuant to Service Contracts (whether or not such cash is held in deposit accounts in the name of Holdings or any of its Subsidiaries). “Net Debt” shall not include, without duplication (i) obligations of Holdings or any of its Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any service contract or any reasonable and customary indemnification obligations incurred by Holdings or its Subsidiaries, (ii) any early termination payments that would be owed by Holdings and its Subsidiaries on such date if all outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements were terminated, and (iii) reimbursement obligations with respect to letters of credit. For the purposes of determining Net Debt at any time prior to the first anniversary of the Restatement Effective Date, the weighted average principal balance of the Revolving Credit Exposure with respect to any portion of such period that falls prior to the Restatement Effective Date shall be deemed to be equal to the amount set forth on Schedule 1.1(c) less the amount of the voluntary prepayment of the Revolving Loan made pursuant to Section 4.2(o).
          “Net Senior Debt” shall mean, (a) all Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the Revolver Commitments, subject to the last two sentences of this definition, such amount shall be calculated as the weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods), plus (b) without duplication, the principal amount of the outstanding Term Loan, less (c) the amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts (which deposit accounts either (1) are swept on a daily basis to the Concentration Account or (2) constitute Blocked Accounts or the Concentration Account and are subject to a Control Agreement, in either case (1) or (2) above pursuant to Section 5.17 hereof, excluding for all purposes of this clause (c) all cash held for the benefit of third parties pursuant to Service Contracts. “Net Senior Debt” shall not include (i) the outstanding principal amount of any Holdings Subordinated Notes and any Deferred Subordinated Note Interest, (ii) any early termination payments that would be owed if all outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements were terminated, (iii) obligations of Holdings or any of its Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any Service Contract or any reasonable and customary indemnification obligation incurred by Holdings or its Subsidiaries and (iv) reimbursement obligations with respect to letters of credit. For the purposes of determining Net Senior Debt at any time prior to the first anniversary of the Restatement Effective Date, the weighted average principal balance of the Revolving Credit Exposure with respect to any portion of such period that falls prior to the Restatement Effective Date shall be deemed to be equal to the amount set forth on Schedule 1.1(d) less the amount of the voluntary prepayment of the Revolving Loan made pursuant to Section 4.2(o).
          “New Client Service Contracts” shall have the meaning given to such term in the definition of Permitted Lien Restriction.
          “New Service Contract” shall mean any Service Contract other than an Existing Service Contract.

          “Non-Cash Items” shall mean, for any Fiscal Period, all non-cash charges for such Fiscal Period.
          “Non-Funding Lender” shall have the meaning given to such term in Section 8.9(a)(ii).
          “Non-Guarantor Expenditures” shall mean (i) Foreign Subsidiary Non-Guarantor Expenditures, and (ii) Joint Venture Non-Guarantor Expenditures.
          “Non-U.S. Lender” shall have the meaning given to such term in Section 2.17(a).
          “Non-Wholly-Owned Entities” shall mean (a) any Subsidiary other than a Wholly-Owned Subsidiary or a Foreign Subsidiary, and (b) any joint venture in which the Loan Parties own less than a majority of the equity interests of such joint venture and which is not otherwise Controlled by any of the Loan Parties.
          “Notes” shall mean any promissory notes of the Borrowers issued or executed pursuant to this Agreement.
          “Obligations” shall mean all obligations owing by any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, and shall include all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Administrative Agent or any Lender by any Loan Party arising out of this Agreement or any other Loan Document, including all obligations to repay the Loans, all reimbursement obligations related to the Letter of Credit Obligations, and all obligations to pay, interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Loan Party or for which any Loan Party is liable as indemnitor or guarantor under the Loan Documents, whether or not evidenced by any note or other instrument.
          “Omnibus Amendment” shall mean the Omnibus Amendment and Reaffirmation Agreement, dated as of the Restatement Effective Date, among Borrowers, Holdings, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.
          “Original Closing Date” shall mean April 1, 2005.
          “Other Taxes” shall have the meaning given to such term in Section 2.17(b).
          “Patent License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.
          “Patents” shall mean all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Permitted Business Acquisition” shall mean any acquisition by any Loan Party of all or any portion of the assets of, or shares or other equity interests in, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto each of the following conditions are satisfied in full: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) the board of directors or similar authority of the Person whose assets or Capital Stock are being acquired has approved the transaction; (d) at least 90% of the Capital Stock of any acquired or newly formed corporation, partnership, association or other business entity (other than any Non-Wholly-Owned Entity) is owned directly by a Loan Party or its Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been taken; (e) Holdings, the Borrowers and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10, 6.11, 6.12 and 6.25 recomputed as at the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrowers shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information for such Subsidiary or assets (with target’s financial statements certified by a certified public accounting firm reasonably acceptable to the Administrative Agent, unless the Administrative Agent has agreed in writing to waive such requirement of certification of the target’s financial statements by a certified public accounting firm), and any other information as may reasonably be requested by the Administrative Agent; (f) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.1); (g) the Administrative Agent shall receive at least 10 Business Days’ prior written notice (or such later notice as the may be approved in writing by the Administrative Agent in its sole discretion) of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (h) such acquisition shall only involve assets located in the United States or Canada (subject to the restrictions on acquisition and investment in Canadian Foreign Subsidiaries set forth in Sections 6.4(a) and 6.5) and comprising a business, or those assets of a business, of the type permitted to be engaged in under Section 6.8, and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Borrowers prior to such acquisition; (i) the acquisition target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of such proposed acquisition, as determined based upon the target’s financial statements for its most recently completed twelve consecutive fiscal months prior to the date of consummation of such proposed acquisition and after giving effect to any Cost Savings reasonably approved by the Administrative Agent, provided, however that if approved by the Administrative Agent in writing, the acquisition target in connection with a Brand Acquisition may have an operating loss for the trailing twelve-month period preceding the date of such proposed acquisition so long as such operating loss does not exceed $500,000 individually for such target and $2,000,000 in the aggregate for all operating losses associated with such target and all other Brand Acquisition targets acquired after the Restatement Effective Date; (j) the business and assets acquired in such proposed acquisition shall be free and clear of all Liens (other than Permitted Liens); (k) the Loan Parties shall have complied fully with Section 5.11 in connection with such acquisition; (l) the Administrative Agent shall have received a certificate of the chief financial officer of Holdings to the effect that (i) the Loan Parties taken as a whole will be solvent upon the consummation of such acquisition and (ii) Holdings and the Borrowers have completed their due diligence investigation with respect to the target and such proposed acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Administrative Agent and Lenders; (m) after giving effect to any proposed stock acquisition, the target (other than any Non-Wholly-Owned Entity) shall be a wholly-owned direct or indirect Subsidiary of a Borrower or a Guarantor or shall have merged with or into any Borrower or Guarantor with such Borrower or Guarantor being the survivor of such merger; and (n) the Administrative Agent shall have received at least ten Business Days’ prior to the consummation of such acquisition (or as soon as available prior to the consummation of such acquisition, if the drafts referred to below are not then available), copies of the draft acquisition agreement and related draft agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent, and the Administrative Agent shall have received final execution copies of the acquisition agreement and related agreements and instruments promptly (and in any event within fifteen days after) the consummation of such acquisition.
          “Permitted Capital Expenditure Carryover Amount” means, for any Annual Fiscal Period, an amount equal to the permitted Carry Over Amount (as such term is defined in Section 6.15(a) of this Agreement) for such Annual Fiscal Period.
          “Permitted JV Lien Restriction” shall mean a restriction on Liens on equipment purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, which restriction is set forth in any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to and which restriction would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties, provided that each of the following conditions are met:
          (a) the Loan Parties shall have used their best efforts to exclude such restriction on Liens from the terms of any such joint venture agreement or joint venture arrangement described above in this definition, which best efforts shall not in any event require that the Loan Parties (i) pay any additional fees or consideration to any Person, (ii) alter the economics of such joint venture agreement or joint venture arrangement or (iii) refuse to enter into such joint venture agreement or joint venture arrangement on the basis of the inclusion of such restriction after the Loan Parties have otherwise used their best efforts to try to have such restriction excluded or removed from such joint venture agreement or joint venture arrangement; and
          (b) as of any date of determination, the sum of (i) the aggregate net book value of equipment owned by the Loan Parties and acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures as of such date of determination that is subject to a restriction on

Liens thereon imposed under any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to, plus (ii) the aggregate net book value of equipment owned by the Loan Parties as of such date of determination that is subject to a restriction on Liens thereon imposed under all New Client Service Contracts that prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties (A) located at the venue(s) to which such New Client Service Contracts relate, (B) title to which is held by a Loan Party and (C) which is not subject to a Lien in favor of one or more of the clients parties to such Service Contracts, shall not exceed the greater of (x) $20,000,000 and (y) 25% of the sum of the total Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date for all New Client Service Contracts plus the total Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date.
          “Permitted Lien Restriction” shall mean a restriction on Liens on equipment that is the subject of any Service Contracts and that would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties, provided that each of the following conditions are met:
          (a) the Loan Parties shall have used their best efforts to exclude such restriction on Liens from the terms of any New Client Service Contracts (defined below) and any extensions or renewals of any Existing Service Contracts (other than Excluded Service Contracts), which best efforts shall not in any event require that the Loan Parties (i) pay any additional fees or consideration to any Person, (ii) alter the economics of such Service Contract or (iii) refuse to enter into such Service Contract on the basis of the inclusion of such restriction after the Loan Parties have otherwise used their best efforts to try to have such restriction excluded or removed from such Service Contract; and
          (b) as of any date of determination, the sum of (i) the aggregate net book value of equipment owned by the Loan Parties as of such date of determination that is subject to a restriction on Liens thereon imposed under New Service Contracts with clients or relating to teams as to whom none of the Loan Parties has an Existing Service Contract (referred to herein as “New Client Service Contracts”) (A) located at the venue(s) to which such New Client Service Contracts relate, (B) title to which is held by a Loan Party and (C) which is not subject to a Lien in favor of one or more of the clients parties to such Service Contracts, plus (ii) the aggregate net book value of equipment owned by the Loan Parties and purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures and that is subject to a restriction on Lien thereon imposed under any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to, shall not exceed the greater of (x) $20,000,000 and (y) 25% of the sum of total Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date for all New Client Service Contracts plus the total Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date.
          “Permitted Liens” shall mean all Liens expressly permitted under Section 6.2.

          “Permitted Liquid Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-tern debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s; (f) mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (g) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of total assets of Holdings and its Subsidiaries, on a consolidated basis, as of the end of Holdings’ most recently completed Annual Fiscal Period.
          “Permitted Non-Wholly-Owned Entity Capital Expenditures” shall mean Capital Expenditures made by any Borrower or any Wholly-Owned Subsidiary on behalf of a Non-Wholly-Owned Entity to the extent that each of the following conditions are met:
          (a) such Capital Expenditures are made to acquire or purchase assets used or useful in the business of the Borrowers or such Wholly-Owned Subsidiary;
          (b) a Borrower or such Wholly-Owned Subsidiary has and at all times retains title to the assets purchased or acquired in connection with such Capital Expenditures and such assets are reflected in on the balance sheet of such Borrower or such Wholly-Owned Subsidiary as an asset of such Borrower or such Wholly-Owned Subsidiary in accordance with GAAP; and
          (c) such Capital Expenditures are permitted under Section 6.15.
          “Permitted Service Contract” shall mean any Service Contract if, in the case of a New Service Contract, immediately after its becoming effective or, in the case of a Service Contract being renewed or extended, immediately after the effectiveness of such renewal or extension: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto and performance thereunder shall be consummated in accordance with applicable laws, and (c) all rights in such Service Contract are owned directly by a Borrower, a Subsidiary or a joint venture in which a Borrower or a Subsidiary has at least a 50% interest.
          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreement” shall mean the Pledge Agreement, dated as of the Original Closing Date, among Holdings, the Borrowers, certain Subsidiaries and the Administrative Agent for the benefit of the Secured Parties, as amended by the Omnibus Amendment.
          “Pledged Stock” shall have the meaning given to such term in the Pledge Agreement.
          “Prepayment Fee” shall have the meaning given to such term in Section 2.5(d).
          “Prepayment Fee Percentage” shall have the meaning given to such term in Section 2.5(d).
          “Prepayment Notice” shall have the meaning given to such term in Section 2.10(h).
          “Prime Rate” shall mean for any day, a floating rate equal to the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least seventy five percent (75%) of the 30 largest U.S. banks” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective immediately from and after the time of such change.
          “Projections” shall mean Holdings, the Borrowers and their Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capital expenditure projections, prepared in a manner consistent with the projections provided to the Administrative Agent prior to the Restatement Effective Date.
          “Properties” shall have the meaning given to such term in Section 3.17(a).

          “Qualified Assignee” shall mean (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor”(as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, if such Person is to have a Revolving Credit Commitment which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to the Borrowers without the imposition of any withholding or similar taxes, and (c) any other Person acceptable (which acceptance may not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrowers; provided, however, that (i) no Person or Affiliate of such Person (other than a Person that is already a Lender) holding any Subordinated Debt or Capital Stock issued by any Loan Party shall be a Qualified Assignee (other than GECC or any Affiliate of GECC), and (ii) no Loan Party or any Affiliate thereof shall be a Qualified Assignee.
          “Quarterly Fiscal Period” shall have the meaning given to such term in Section 3.5(c).
          “Real Estate” shall mean all of the real property owned, leased, subleased, or used by any Loan Party.
          “Refunded Swingline Loans” shall have the meaning given to such term in Section 2.3(c).
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Person” has the meaning ascribed to it in Section 5.17(h).
          “Related Transactions” shall mean the restatement of the Facility on the Restatement Effective Date, the Merger, the Tender Offer, amendment of the Holdings Subordinated Note Indenture pursuant to the Indenture Modification and Noteholder Consent, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.
          “Related Transactions Documents” shall mean the Loan Documents, the Merger Documents, the Indenture Modification and Noteholder Consent, the Tender Offer Documents, and all other agreements or instruments executed in connection with the Related Transactions.
          “Relationship Bank” has the meaning ascribed to it in Section 5.17(a).

          “Release” shall have the meaning given such term in CERCLA, 42 U.S.C. §9601(22).
          “Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material in the Environment; or (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material.
          “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan.
          “Required Lenders” shall mean Lenders having (a) prior to the Commitment Termination Date, more than 51% of the Commitments of all Lenders, or (b) on and at all times after the Commitment Termination Date, more than 51% of the aggregate outstanding amount of the Term Loan and the Revolving Credit Exposure.
          “Required Revolving Lenders” shall mean Lenders holding 51% of the Revolving Credit Commitments (or the Total Revolving Credit Exposure if the Revolving Credit Commitments are no longer in effect).
          “Responsible Officer” of any corporation, company, partnership, organization or other legal entity shall mean and include any executive officer, the general counsel or any Financial Officer of such corporation, company, partnership, organization or other legal entity and any other officer or similar official thereof responsible for the administration of the obligations of such corporation, company, partnership, organization or other legal entity in respect of this Agreement.
          “Restatement Effective Date” has the meaning ascribed to in Section 4.2.
          “Restatement Fee” has the meaning ascribed to in Section 2.5(f).
          “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
          “Revolving Credit Commitments” shall mean (i) as to any Revolving Lender, the commitment of such Lender to make Revolving Loans hereunder pursuant to Section 2.2(a) as set forth on Schedule 2.2 to this Agreement or in the most recent Assignment and Acceptance Agreement executed by such Lender, and (ii) as to all Revolving Lenders, the aggregate Revolving Credit Commitments of such Lenders, which aggregate Revolving Credit Commitments shall be in the amount of the Total Revolving Commitment Amount as then in effect.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender plus the amount at such time of such Lender’s Applicable Percentage of the Letter of Credit

Exposure plus the amount at such time of such Lender’s Applicable Percentage of the Swingline Exposure.
          “Revolving Credit Maturity Date” shall mean December 31, 2012.
          “Revolving Lender” shall mean a Lender with a Revolving Credit Commitment.
          “Revolving Loans” shall mean the revolving loans made by each Revolving Lender to the Borrowers pursuant to Section 2.2. Each Revolving Loan shall be a Eurodollar Loan or an ABR Revolving Loan.
          “Revolving Notes” shall mean each senior promissory note delivered to a Revolving Lender pursuant to this Agreement substantially in the form of Exhibit F, and each senior promissory note delivered in substitution or exchange for any other Revolving Note pursuant to this Agreement.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “Secured Parties” shall have the meaning given such term in the Security Agreement.
          “Securitization” means a public or private offering by a Lender or any of its direct or indirect Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and Loan Documents.
          “Security Agreement” shall mean the Security Agreement, dated as of the Original Closing Date, among Holdings, the Borrowers, the Subsidiaries and the Administrative Agent, for the benefit of the Secured Parties, as amended by the Omnibus Amendment.
          “Security Documents” shall mean the Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, the Control Agreements, the Additional Security Documents and each of the security agreements, pledge agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.
          “Senior Indebtedness” shall mean Indebtedness in respect of borrowed money of Holdings, the Borrowers, and their respective Subsidiaries that is senior in priority of payment to the Holdings Subordinated Notes (and the related guaranties), including without limitation Indebtedness outstanding under the Loan Documents.
          “Senior Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Senior Debt as of such date of determination to (b) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending as of such date of determination.
          “Service Contract” shall mean any contract for the provision of services to which any Loan Party or any Subsidiary thereof is a party that does not result in such party engaging in any business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto.
          “Settlement Date” shall have the meaning given to such term in Section 8.9(a)(ii).
          “Significant Service Contract” shall mean a Service Contract pursuant to which 5% or more of EBITDA was generated for the most recently ended twelve Monthly Fiscal Periods.
          “Source” shall have the meaning given to such terms in Section 9.22.
          “Sponsor” means Kohlberg Management V, LLC, a Delaware limited liability company, and its Affiliates
          “Subordinated Debt” shall mean the Indebtedness of Holdings evidenced by the Holdings Subordinated Notes and any other Indebtedness of any Loan Party subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.
          “Subordinated Note Interest Payment Date” shall mean the 20th day of each calendar month or, if such day is not a Business Day, the immediately succeeding Business Day.
          “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50%, of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise provided herein, each reference to a Subsidiary shall be deemed to refer to a Subsidiary of Holdings.
          “Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, dated as of the Original Closing Date, executed by certain Subsidiaries of the Borrowers in favor of the Administrative Agent for the benefit of the Secured Parties, as amended by the Omnibus Amendment.
          “Subsidiary Guarantor” shall mean each direct or indirect Subsidiary of any Borrower that executes, or joins after the Original Closing Date, the Subsidiary Guarantee Agreement.
          “Swingline Advance” has the meaning ascribed to it in Section 2.3(a).
          “Swingline Availability” has the meaning ascribed to it in Section 2.3(a).
          “Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall mean its Applicable Percentage of the aggregate Swingline Exposure at such time.
          “Swingline Lender” shall mean GECC.
          “Swingline Loan” shall mean, as the context may require, at any time, the aggregate amount of Swingline Advances outstanding to any Borrower or to all Borrowers pursuant to Section 2.3.
          “Swingline Loan Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans hereunder pursuant to Section 2.3(a), which commitment constitutes a subfacility of the Revolving Credit Commitment of such Lender and shall be in the amount of the Swingline Sublimit as then in effect.
          “Swingline Note” shall mean each senior promissory note delivered to the Swingline Lender pursuant to this Agreement substantially in the form of Exhibit G and each senior promissory note delivered in substitution or exchange for any other Swingline Note pursuant to this Agreement.
          “Swingline Sublimit” shall mean Ten Million Dollars ($10,000,000), as such amount may be adjusted from time to time in accordance with this Agreement.
          “Tax Provisions” shall mean, for any Fiscal Period, the sum of (a) the provision for taxes based on income or profits which were deducted from gross income in the computation of net income, plus (b) without duplication, the cash amount of any such taxes paid in excess of the corresponding provisions.
          “Tender Offer” shall mean a tender offer made by Holdings to the registered holders of the Holdings Subordinated Notes to redeem and repay in full not less than 50.1% of the outstanding aggregate principal amount of the Holdings Subordinated Notes, together with all accrued and unpaid interest thereon and any premiums or prepayment fees required to be paid in connection with the redemption and repayment of Holdings Subordinated Notes as part of such tender offer.
          “Tender Offer Documents” shall mean all agreements, instruments, documents and proxy statements entered into in connection with, governing or evidencing the terms and conditions of the Tender Offer.
          “Termination Date” shall mean the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.18, and (d) none of the Borrowers shall have any further right to borrow any monies or request the issuance of any Letters of Credit under this Agreement.
          “Term Lenders” shall mean those Lenders having Term Loan Commitments.

          “Term Loan” has the meaning assigned to it in Section 2.1(a). The Term Loan shall be a Eurodollar Loan or an ABR Term Loan.
          “Term Loan Applicable Margin” shall mean, on and at all times after the Restatement Effective Date, a percentage per annum of (a) 5.00% for Term Loans that are ABR Loans, and (b) 6.00% for Term Loans that are Eurodollar Loans.
          “Term Loan Commitments” shall mean (i) as to any Term Lender, such Lender’s share of the outstanding Term Loan, and (ii) each reference to the aggregate Term Loan Commitments shall refer to the aggregate outstanding Term Loan. The outstanding principal balance of each Term Lender’s share of the Term Loan as of the date of this Agreement is set forth on Schedule 2.1 to this Agreement.
          “Term Loan Maturity Date” shall mean December 31, 2012.
          “Term Notes” shall mean each senior promissory note delivered to a Term Loan Lender pursuant to this Agreement and substantially in the form of Exhibit E, and each senior promissory note delivered in substitution or exchange for any other Term Note pursuant to this Agreement.
          “Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Net Debt as of such date to (b) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending as of such date.
          “Total Revolving Commitment Amount” shall mean Seventy Seven Million Five Hundred Thousand Dollars ($77,500,000), with such reduction being applied on a pro rata basis to each Revolving Lender’s Revolving Credit Commitment; as such amount may be adjusted from time to time in accordance with this Agreement.
          “Total Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Revolving Credit Exposure of all Lenders at such time.
          “Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.
          “Trademarks” shall mean all of the following now owned or hereafter existing or adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.
          “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Unamortized Contract Value Proceeds” shall mean the cash proceeds of any unamortized contract value or return of capital or investment paid to a Loan Party pursuant to a Service Contract after the Restatement Effective Date to the extent exceeding in the aggregate $10,000,000 for all such proceeds (or to the extent exceeding $12,500,000 in the aggregate, in the case of each of those certain Service Contracts identified in a writing delivered by Holdings to the Administrative Agent prior to the Original Closing Date), provided that if the Borrower Representative shall deliver a certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the intention of a Loan Party to use any portion of such proceeds to (x) enter into replacement contracts (or extend or renew existing contracts) that constitute Permitted Service Contracts or (y) fund Consolidated Service Contract Capital Expenditures, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Unamortized Contract Value Proceeds (except to the extent not so used within such 18-month period); provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (x) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (y) below of this definition, or (y) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Party has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition.
          “U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.
          “Waivable Prepayment” shall have the meaning given to such term in Section 2.10(i).
          “Wholly-Owned Subsidiary” shall mean a Subsidiary, at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by Holdings, any of the Borrowers or one of their Wholly-Owned Subsidiaries.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
          Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented, joined or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained herein, all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with U.S. GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.5; and provided further that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant or definition herein to eliminate the effect of any change in U.S. GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any covenant or any definition for such purpose), then (i) the Borrowers and the Required Lenders shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Borrowers’ compliance with such covenant shall be determined on the basis of U.S. GAAP in effect immediately before the relevant change in U.S. GAAP became effective until such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. Unless otherwise expressly provided therein, each exception to the covenants contained in Article 6 shall apply in the aggregate to all Loan Parties and their Subsidiaries.
          All Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These recitals to this Agreement shall be construed as part of the Agreement.
ARTICLE II
THE CREDIT FACILITIES
     Section 2.1. Term Loan.
     (a) Subject to the terms and conditions of the Existing Credit Agreement and relying upon the representations and warranties of the Loan Parties in the Existing Credit Agreement and the other Loan Documents as in effect on the Original Closing Date, each Term Lender made on the Original Closing Date, severally and not jointly, a term loan (collectively, for all Term

Lenders, the “Term Loan”) to the Borrowers in the amount of such Term Lender’s Term Loan Commitment under and as defined in the Existing Credit Agreement as of the Original Closing Date. The Term Loan Lenders have no further obligations under this Agreement or otherwise to make any additional term loans to the Borrowers on or after the Original Closing Date and no portion of the Term Loan may at any time be re-borrowed after repayment thereof.
     (b) On and after the Restatement Effective Date, the Borrowers shall repay the Term Loan on the quarterly payment dates and in the amounts set forth in the table below:

Payment Date	Amount
April 1, 2009	$500,000
July 1, 2009	$500,000
October 1, 2009	$500,000
January 1, 2010	$500,000
April, 2010	$1,250,000
July 1, 2010	$1,250,000
October 1, 2010	$1,250,000
January 1, 2011	$1,250,000
April 1, 2011	$1,250,000
July 1, 2011	$1,250,000
October 1, 2011	$1,250,000
January 1, 2012	$1,250,000
April 1, 2012	$1,250,000
July 1, 2012	$1,250,000
October 1, 2012	$1,250,000
     (c) Notwithstanding Section 2.1(b), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Term Loan Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.
     (d) Each payment of principal with respect to the Term Loan shall be paid to the Administrative Agent for the ratable benefit of each Term Lender making a Term Loan, ratably in proportion to each such Term Lender’s respective Applicable Percentage of the Term Loan.
     (e) The Term Loan shall be comprised of ABR Loans and/or Eurodollar Loans as the Borrower Representative may request pursuant to this Section 2.1. Each Term Loan Lender may at its option make any Term Loan comprising a Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Term Loan Lender to make such Term Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement and such Term Loan Lender shall not be entitled to any amounts payable under Section 2.11 or Section 2.17 in respect of increased costs arising as a result of such exercise. Term Loan Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower Representative shall not be entitled to request all or any portion of the Term Loan be comprised of Eurodollar Loans if such request would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings (including any Revolving Credit Borrowing) having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Any such request by the Borrower Representative to have all or a portion of the Term Loan be comprised of a Eurodollar Loan or to continue or convert a Term Loan must be made by 12:00 p.m. (New York City time), three Business Days prior to (1) the date of any proposed Term Loan Borrowing which is to bear interest at the Eurodollar Rate, (2) the end of each Interest Period with respect to any Term Loan to be continued as a Eurodollar Loan, or (3) the date on which Borrower Representative wishes to convert any ABR Term Loan to a Eurodollar Loan for a Interest Period designated by Borrower Representative in such election. If no election is received with respect to a Eurodollar Loan by 12:00 p.m. (New York City time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Eurodollar Loan shall be converted to an ABR Loan at the end of its Interest Period. Borrower Representative must make such election by notice to the Administrative Agent in writing, by telecopy or overnight courier. The Borrowers shall not be entitled to convert all or any portion of the Term Loan to a Eurodollar Loan or to continue all or any portion of the Term Loan as a Eurodollar Loan if a Default or Event of Default has occurred and is continuing. Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request all or any portion of the Term Loan be comprised of a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.
     Section 2.2. The Revolving Credit Commitment.
     (a) Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties in the Loan Documents, each Revolving Lender agrees, severally and not jointly, to make its Applicable Percentage of the Revolving Loans to the Borrowers, at any time and from time to time on or after the Restatement Effective Date and until the Commitment Termination Date in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment, as the same may be reduced from time to time pursuant to Sections 2.8 or 2.10 hereof.
     (b) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Loan required to be made by such other Lender). The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount which is (i) an integral multiple of $1,000,000 (or, in the case of Swingline Loans, $500,000) and not less than $1,000,000 (and, in the case of Swingline Loans, $500,000) or (ii) equal to the remaining available balance of the Revolving Credit Commitments; provided that Revolving Loans used to pay Refunded Swingline Loans may be in the amount of such Refunded Swingline Loans and Revolving Loans used to reimburse any Letter of Credit Obligations may be in the amount of such reimbursed Letter of Credit Obligations.

     (c) Each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or (except in the case of Swingline Loans) Eurodollar Loans as the Borrower Representative may request pursuant to this Section 2.2. Each Revolving Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement and such Revolving Lender shall not be entitled to any amounts payable under Section 2.11 or Section 2.17 in respect of increased costs arising as a result of such exercise. Revolving Credit Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower Representative shall not be entitled to request any Revolving Credit Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings (including any Term Loan Eurodollar Borrowings) having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. The Borrowers shall not be entitled to convert all or any portion of the Revolving Loans to a Eurodollar Loan or to continue all or any portion of the Revolving Loans as a Eurodollar Loan if a Default or Event of Default has occurred and is continuing.
     (d) Subject to paragraph (f) below, each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer to such account as the Administrative Agent may designate in same day funds not later than 1:00 p.m. (New York time) on the requested funding date, in the case of an ABR Loan, and not later than 12:00 p.m. (New York time) on the requested funding date, in the case of a Eurodollar Loan. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Administrative Agent shall (i) in the case of any Revolving Loan made to reimburse any Letter of Credit Obligations or to refund any Swingline Loan, apply the amounts so received to effect such reimbursement or refund as contemplated by Sections 2.3(c) or 2.18, and (ii) in the case of each Revolving Loan the proceeds of which are to be received by any Borrower, transfer the amounts so received to the Borrower Representative’s Disbursement Account; provided, however, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Revolving Lenders.
     (e) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with paragraph (d) above and may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Revolving Lender and the Borrowers jointly and severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Revolving

Loans comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) for two Business Days and thereafter at the Alternate Base Rate. If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such principal amount shall constitute such Revolving Lender’s Loan as part of such Revolving Credit Borrowing for purposes of this Agreement.
     (f) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
     (g) The Borrowers may refinance all or any part of a Revolving Credit Borrowing with another Revolving Credit Borrowing or a Swingline Loan. Any Revolving Credit Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with the applicable provisions of this Agreement with the proceeds of the new Revolving Credit Borrowing and the proceeds of such new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Revolving Lenders to the Administrative Agent or by the Administrative Agent to the Borrowers pursuant to paragraph (c) above.
     (h) In order to request a Revolving Credit Borrowing, the Borrower Representative shall hand deliver or send by facsimile to the Administrative Agent a duly completed Borrowing Request substantially in the form of Exhibit D, (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m. (New York City time), three Business Days before a proposed Revolving Credit Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 p.m. (New York City time), one Business Day before a proposed Revolving Credit Borrowing; provided, however, that Borrowing Requests with respect to Revolving Credit Borrowings to be made on the Restatement Effective Date may, at the discretion of the Administrative Agent, be delivered later than the times specified above. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower Representative and shall specify the following information: (i) whether such Revolving Credit Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Revolving Credit Borrowing (which shall be a Business Day); (iii) the amount of such Revolving Credit Borrowing; and (iv) if such Revolving Credit Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Revolving Credit Borrowing Request, each requested Revolving Credit Borrowing shall comply with the requirements set forth herein. If no election as to the Type of Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly (and in any event on the same day that the Administrative Agent receives such notice, if received by 1:00 p.m., New York City time, on such day) advise the Revolving Lenders of any notice given pursuant to this Section 2.2 and of such Revolving Lender’s portion of the requested Revolving Credit Borrowing. If the Borrower Representative shall not have delivered a Borrowing Request in accordance with this Section 2.2 prior to the end of the Interest Period then in effect for any Revolving Credit Borrowing requesting that such Borrowing be refinanced, then the Borrower Representative shall (unless the Borrower

Representative has notified the Administrative Agent, not less than three Business Days prior to the end of such Interest Period, that such Borrowing is to be repaid at the end of such Interest Period) be deemed to have delivered a Borrowing Request requesting that such Revolving Credit Borrowing be refinanced with a new Revolving Credit Borrowing of equivalent amount, and such new Revolving Credit Borrowing shall be an ABR Borrowing. Any such election to convert or continue a Revolving Loan as a Eurodollar Loan must be made by 12:00 p.m. (New York City time), three Business Days prior to (1) the end of each Interest Period with respect to any Revolving Loan to be continued as a Eurodollar Loan, or (2) the date on which Borrower Representative wishes to convert any ABR Revolving Loan to a Eurodollar Loan for a Interest Period designated by Borrower Representative in such election. If no election is received with respect to a Eurodollar Loan by 12:00 p.m. (New York City time) on the third Business Day prior to the end of the Interest Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing), that Eurodollar Loan shall be converted to an ABR Loan at the end of its Interest Period. Borrower Representative must make such election to convert or continue a Revolving Loan by notice to the Administrative Agent in writing, by telecopy or overnight courier.
     (i) Within the limits set forth above, the Borrowers may borrow, pay or prepay and reborrow Revolving Credit Borrowings on or after the Restatement Effective Date and prior to the Commitment Termination Date, subject to the terms, conditions and limitations set forth herein.
     Section 2.3. The Swingline Loan Commitment.
     (a) Administrative Agent shall notify the Swingline Lender upon Administrative Agent’s receipt of any Borrowing Request for the Swingline Loan. Subject to the terms and conditions hereof, the Swingline Lender hereby agrees to (and may, in its discretion, during a Default or an Event of Default) make available from time to time until the Commitment Termination Date advances (each, a “Swingline Advance”) in accordance with any such notice. The provisions of this Section 2.3 shall not relieve Revolving Lenders of their obligations to make Revolving Loans under Section 2.2. The aggregate amount of Swingline Advances outstanding shall not exceed at any time the lesser of (i) the Swingline Loan Commitment at such time and (ii) the Total Revolving Commitment Amount less the Total Revolving Credit Exposure at such time (“Swingline Availability”). Until the Commitment Termination Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.3. Each Swingline Advance shall be made pursuant to a Borrowing Request delivered to the Administrative Agent by the Borrower Representative on behalf of the applicable Borrower in accordance with Section 2.2(h). Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swingline Advance. Unless the Swingline Lender has received at least one Business Day’s prior written notice from the Required Revolving Lenders instructing it not to make a Swingline Advance, the Swingline Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 4.1, be entitled to fund that Swingline Advance, and to have each Revolving Lender make Revolving Loans in accordance with Section 2.3(c) or purchase participating interests in accordance with Section 2.3(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swingline Loan shall constitute an ABR Loan. The Borrowers shall repay the aggregate outstanding principal amount of each Swingline Advance not later than five Business Days after the date of such Swingline Advance.
     (b) The entire unpaid balance of the Swingline Loan, together with accrued interest thereon, shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.
     (c) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, may on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swingline Lender to so act on its behalf) request each Revolving Lender (including the Swingline Lender) to make a Revolving Loan to the Borrowers (which shall be an ABR Loan) in an amount equal to that Revolving Lender’s Applicable Percentage of the principal amount of the applicable Borrower’s Swingline Loan (the “Refunded Swingline Loan”) outstanding on the date such notice is given. Unless any Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred (in which event the procedures of Section 2.3(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Revolving Lender shall disburse directly to the Administrative Agent its Applicable Percentage of a Revolving Loan on behalf of the Swingline Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Loans shall be immediately paid to the Swingline Lender and applied to repay the Refunded Swingline Loan of the applicable Borrower.
     (d) If, prior to refunding a Swingline Loan with a Revolving Loan pursuant to Section 2.3(c), any Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred, then, subject to the provisions of Section 2.3(e) below, each Revolving Lender shall, on the dates such Revolving Loan was to have been made for the benefit of the Borrowers, purchase from the Swingline Lender an undivided participation interest in such Swingline Loan in an amount equal to its Applicable Percentage of such Swingline Loan. Upon request, each Revolving Lender shall promptly transfer to the Swingline Lender, in immediately available funds, the amount of its participation interest.
     (e) Each Revolving Lender’s obligation to make Revolving Loans in accordance with Section 2.3(c) and to purchase participation interests in accordance with Section 2.3(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Administrative Agent or the Swingline Lender, as applicable, the amount required pursuant to Sections 2.3(c) or 2.3(d), as the case may be, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Alternate Base Rate thereafter.

     Section 2.4. Evidence of Debt; Repayment of Loans. (a) The outstanding principal balance of (i) subject to Section 2.1(b), the Term Loan shall be payable on the earlier of (A) the Term Loan Maturity Date and (B) the date of acceleration of the Term Loan pursuant to Article VII or deemed acceleration of the Term Loan (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII); (ii) each Revolving Loan shall be payable on the earlier of (A) the Revolving Credit Maturity Date and (B) the date of acceleration of the Revolving Loans pursuant to Article VII or deemed acceleration of the Revolving Loans (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII); and (iii) each Swingline Loan shall be payable on the earlier of (A) five Business Days after the making of such Swingline Loan, (B) the date of acceleration of the Swingline Loan pursuant to Article VII or deemed acceleration of the Swingline Loan (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII) and (C) the Revolving Credit Maturity Date.
     (c) Each Lender shall maintain on its books and records in accordance with its usual practice a loan account or accounts evidencing the Indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement and the Notes. The entries made in the accounts maintained pursuant to this paragraph shall, absent manifest error, be presumptive evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans and other Obligations in accordance with their terms.
     (d) The Administrative Agent shall maintain on its books and records a loan account (the “Loan Account”) on its books to record: all Revolving Loans, all Swingline Advances and the Term Loan, all payments made by the Borrowers with respect thereto, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. The Administrative Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on the Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
     (e) Notwithstanding any other provision of this Agreement, (i) any Term Lender may request a Term Note to evidence its Term Loan Commitment, which shall be promptly executed and delivered by the Borrowers to such Term Lender in the form of Exhibit E, after which the Term Loan Commitment of such Term Lender shall be represented by one or more Term Notes payable to the payee named therein or its registered assigns, (ii) any Revolving Lender may request a Revolving Note in the form of Exhibit F to evidence its Revolving Credit Commitment, which shall be promptly executed and delivered by the Borrowers to such Revolving Lender, after which the Revolving Credit Commitment and Revolving Credit Exposure of such Revolving Lender shall be represented by one or more Revolving Notes payable to the payee named therein or its registered assigns and (iii) any Swingline Lender may request a Swingline Note in the form of Exhibit G to evidence its Swingline Loan Commitment, which shall be promptly executed and delivered by the Borrowers to such Swingline Lender, after which the Swingline Loan Commitment of such Swingline Lender shall be represented by one or more Swingline Notes payable to the payee named therein or its registered assigns.
     Section 2.5. Fees. (a) The Borrowers agree to pay to each Revolving Lender, through the Administrative Agent, on each Interest Payment Date, and on the Commitment Termination Date, a commitment fee (a “Commitment Fee”) on the average daily unused amount of the Revolving Credit Commitment of such Revolving Lender during such calendar month (or other period commencing with the date of acceptance by the Borrowers of the Commitments of such Revolving Lender or ending with the date on which the last of the Commitments of such Revolving Lender shall be terminated) at a rate per annum equal to 1.00%. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Revolving Lender’s Commitment Fee (including the Revolving Lender that is the Swingline Lender), the outstanding Swingline Loans during the period for which such Revolving Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee shall commence to accrue on the Original Closing Date and shall cease to accrue on the Commitment Termination Date.
     (b) The Borrowers further agree to pay (i) to each Revolving Lender, through the Administrative Agent, on each Interest Payment Date and on the Commitment Termination Date, a fee (a “Letter of Credit Participation Fee”) on such Revolving Lender’s Applicable Percentage of the average daily aggregate Letter of Credit Exposure, during such calendar month (or other period commencing with the date of acceptance by the Borrowers of the Commitments of such Revolving Lender or ending with the Commitment Termination Date) at a rate per annum, calculated on a daily basis, equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans, provided that if an Event of Default has occurred and is continuing, such rate shall be increased to two percent (2%) per annum above the Applicable Margin for Eurodollar Loans; and (ii) to the Letter of Credit Issuer, the fees separately agreed upon by the Borrowers and the Letter of Credit Issuer of the times, in the amounts and in the manner as set forth herein and in the other Loan Documents plus, in connection with the issuance, amendment or transfer of any such Letter of Credit or any Letter of Credit Obligations thereunder, the Letter of Credit Issuer’s customary documentary and processing charges (collectively, the “Letter of Credit Fees”). All Letter of Credit Participation Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (c) Each Borrower agrees to pay to GECC, for its account, the fees set forth in the letter agreement dated December 23, 2008, among Holdings, the Borrowers and GECC (the “GECC Fee Letter”) at the times and in the amounts set forth therein (the “Agent Fees”).

     (d) If (1) the Borrowers (A) pay after acceleration of the maturity date thereof or voluntarily prepay all or any portion of the Term Loan (excluding any prepayment of the Term Loan as described in Section 4.2(n) on the Restatement Effective Date), or (B) whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, prepay the Revolving Loan and reduce or terminate the Revolving Credit Commitment, or (2) any of the Revolving Credit Commitments are otherwise terminated prior to the Revolving Credit Maturity Date, the Borrowers shall pay to Administrative Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder (and not as a penalty) a fee (a “Prepayment Fee”) in an amount equal to the Prepayment Fee Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration of the maturity date thereof or voluntarily prepaid, and (ii) the amount of the reduction or termination of the Revolving Credit Commitment. As used herein, the term “Prepayment Fee Percentage” shall mean (x) two percent (2%), in the case of a prepayment, reduction or termination on or prior to the first anniversary of the Restatement Effective Date, and (y) one percent (1%), in the case of a prepayment after the first anniversary of the Restatement Effective Date but on or prior to the second anniversary thereof. The Loan Parties agree that the Prepayment Fee is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.
     (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Letter of Credit Fees and other fees for the account of Letter of Credit Issuer provided for in Section 2.5(b)(ii) and Section 2.18(d) shall be paid directly to the Letter of Credit Issuer. Once paid, none of the Fees shall be refundable under any circumstances, except to the extent provided in Section 9.19 hereof.
     (f) Borrowers hereby agree to pay to each Lender (including General Electric Capital Corporation) that executes and delivers a counterpart to this Agreement on or prior to 1:00 P.M. (New York time) on December 23, 2008 (such Lender referred to herein as a “Consenting Lender”), a restatement fee (the “Restatement Fee”) in an amount equal to the sum of (1) the product of 2.50% multiplied by the amount of such Lender’s Revolving Credit Commitment (as defined in the Existing Credit Agreement) as of December 23, 2008, plus (2) the product of 2.50% multiplied by the outstanding principal amount of such Lender’s Term Loans (as defined in the Existing Credit Agreement) as in effect as of December 23, 2008 (assuming for purposes of such calculation that the repayment of the Term Loans as contemplated by Section 4.2(n) of this Agreement has already been made). Borrower shall pay the Restatement Fee in immediately available funds to the Administrative Agent on or prior to 5:00 P.M. (New York time) on the Restatement Effective Date for distribution by the Administrative Agent to the Consenting Lenders; provided, however, that the Restatement Fee shall not be due and payable by Borrowers (or distributed by the Administrative Agent) to Consenting Lenders unless and until each of the conditions precedent set forth in Section 4.2 (other than the payment of such Restatement Fee) shall have been fully and timely satisfied (or waived in writing by the Administrative Agent and the Required Lenders). Any such Restatement Fees shall be distributed by the Administrative Agent to Consenting Lenders within five (5) Business Days after receipt thereof from Borrowers, provided that all conditions precedent in Section 4.2 have been fully and timely satisfied (or waived in writing by the Administrative Agent and the Required Lenders).

     Section 2.6. Interest on Loans. (a) The Swingline Loan and the Revolving Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate equal to the Alternate Base Rate from time to time in effect plus the Applicable Margin from time to time in effect.
     (b) Subject to the provisions of Section 2.7, the Revolving Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect.
     (c) The Term Loan comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate equal to the Alternate Base Rate from time to time in effect plus the Term Loan Applicable Margin from time to time in effect.
     (d) Subject to the provisions of Section 2.7, the Term Loan comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Term Loan Applicable Margin from time to time in effect.
     (e) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall give the Borrower Representative prompt notice of each such determination.
     (f) Upon the occurrence and during the continuation of an Event of Default, the outstanding principal amount of all Loans then outstanding shall bear interest from and including the date of the occurrence of such Event of Default to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to two percent (2%) per annum above the rate otherwise in effect (the “Default Rate”).
     Section 2.7. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising a Borrowing are not generally available or are no longer available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrowers and the Revolving Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Revolving Lenders that the circumstances giving rise to such notice no longer exist, any request by any Borrower for a Eurodollar Borrowing shall be deemed to be a request for an ABR Borrowing. Each such determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
     Section 2.8. Termination and Reduction of Commitments.
     (a) The Revolving Credit Commitments and the Swingline Loan Commitment shall be automatically and permanently terminated at 3:00 p.m., New York City time, on the Revolving Credit Maturity Date.
     (b) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent, the Borrower Representative may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments (and in turn proportionately reduce the Total Revolving Commitment Amount); provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the remaining amount of the applicable Commitments) and (ii) each reduction or termination of the Revolving Credit Commitments prior to the Revolving Credit Maturity Date shall be accompanied by the Borrowers’ payment of a Prepayment Fee if and to the extent required under Section 2.5(d).
     (c) The Revolving Credit Commitments (and the Total Revolving Commitment Amount) shall be automatically and permanently reduced by the amount of any prepayment of Revolving Credit Exposure to the extent required by Section 2.10 (or by the amount of any prepayment of Revolving Credit Exposure that would have been required to be so applied if Revolving Credit Exposure equal to such amount had been outstanding).
     (d) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Revolving Lenders in accordance with their respective applicable Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Revolving Lenders, on the date of each termination or reduction, the Commitment Fees and, to the extent applicable, Letter of Credit Participation Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     Section 2.9. Voluntary Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Loans, in whole or in part, upon at least three Business Days’ prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) by the Borrower Representative to the Administrative Agent; provided, however, that each partial prepayment (other than of a Swingline Loan) shall be in an amount which is in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate outstanding amount which remains outstanding). Each prepayment of Term Loans or Revolving Loans under this Section 2.9 (if in the case of Revolving Loans, such prepayment results in a partial reduction in the Revolving Credit Commitments or a termination in the Revolving Credit Commitments pursuant to Section 2.8) shall be accompanied by the Borrowers’ payment of any Prepayment Fee if and to the extent required under Section 2.5(d).

     (b) In the event that the Revolving Credit Commitments are terminated, the Borrowers shall on the date of such termination repay or prepay all its outstanding Swingline Loans and Revolving Credit Borrowings, reduce the Letter of Credit Exposure to zero and cause all Letters of Credit to be canceled and returned to the Letter of Credit Issuer. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Representative, the Swingline Lender and the Revolving Lenders of the Total Revolving Credit Exposure and (ii) if after giving effect to such reduction, the Total Revolving Credit Exposure would exceed the Total Revolving Commitment Amount, then the Borrowers shall, on the date of such reduction, as applicable, repay or prepay Revolving Credit Borrowings or repay or prepay Swingline Loans or reduce the Letter of Credit Exposure (which for purposes of this clause (ii) may include cash collateralization of Letter of Credit Exposure in a manner consistent with Section 2.18(c)(i)), in an aggregate amount sufficient to eliminate such excess.
     Section 2.10. Mandatory Prepayments.
     (a) On the date of any termination or reduction of the Revolving Credit Commitments, and on any date that the Total Revolving Credit Exposure exceeds the Total Revolving Commitment Amount, the Borrowers shall pay or prepay so much of the Revolving Credit Borrowings and Swingline Loans, and then shall deposit cash collateral with the Administrative Agent for Letter of Credit Exposure in a manner consistent with the terms of Section 2.18(c)(i), as shall be necessary in order that the Total Revolving Credit Exposure does not exceed the Total Revolving Commitment Amount.
     (b) Upon the receipt of any Asset Sale Proceeds, Insurance Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds and Equity Offering Proceeds, the Borrowers shall prepay the Obligations by an amount equal to 100% of such Asset Sale Proceeds, Insurance Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds, and Equity Offering Proceeds, provided, however, that if Equity Offering Proceeds are raised at a time when no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to the event that gave rise to such Equity Offering Proceeds and no Interest Deferral Period is in effect, then the percentage of Equity Offering Proceeds required to be applied to the Obligations shall be reduced from 100% to 50%.
     (c) [reserved].
     (d) During each Interest Deferral Period, the Borrowers shall prepay the Obligations on each Subordinated Note Interest Payment Date by an amount equal to 75% of the interest payable on the Holdings Subordinated Notes but for the Interest Deferral Period, to the extent of Available Cash for the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered, measured as if no Interest Deferral Period had occurred and all interest payable on the Holdings Subordinated Notes was paid in cash.
     (e) [reserved]
     (f) Upon delivery of the annual audited financial statements of Holdings and its Subsidiaries pursuant to Section 5.4(c) for each Annual Fiscal Period, commencing with the

Annual Fiscal Period 2009, the Borrowers shall prepay the Obligations by an amount equal to the excess of (i) 75% of the Annual Excess Cash Flow for such Annual Fiscal Period over (ii) voluntary prepayments of the Term Loan (exclusive of the voluntary prepayment of the Term Loans made on the Restatement Effective Date as described in Section 4.2(n)) and voluntary reductions of the Revolving Credit Commitments during such Annual Fiscal Period.
     (g) All prepayments of the Obligations required in paragraphs (b), (d) and (f) of this Section 2.10 shall be applied as follows unless an Event of Default has occurred and is continuing: first, to Fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until the Term Loan has been prepaid in full; fourth, to interest then due and payable on the Swingline Loan; fifth, to the principal balance of the Swingline Loan outstanding until the same has been repaid in full; sixth, to interest then due and payable on Revolving Loans; seventh, to the principal balance of Revolving Loans outstanding until the same has been paid in full; eighth, to the payment of all other Obligations that are then due and payable; and ninth, the remaining balance thereof, if any, shall be distributed to the Borrower Representative. Neither the Revolving Loan Commitment nor the Swingline Loan Commitment shall be permanently reduced by the amount of any such prepayments applied to the repayment of Obligations as provided above pursuant to this Section 2.10(g). If an Event of Default has occurred and is continuing, all prepayments of the Obligations required in paragraphs (b), (c), (d) and (f) of this Section 2.10 shall be applied in accordance with Section 2.14.
     (h) Upon receipt of any proceeds or any Annual Excess Cash Flow referred to in paragraphs (b), (d) and (f) above of this Section 2.10, the Administrative Agent shall notify the Lenders of the receipt of such proceeds on the Business Day such proceeds are received, together with the calculation of any prepayment fee, if appropriate, and each Lender’s pro rata share of such prepayment (the “Prepayment Notice”), and except as provided in paragraph (i) below and in Section 2.14, shall promptly apply such proceeds in the manner set forth in paragraph (g) above. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment.
     (i) If no Event of Default has occurred and is continuing and no Interest Deferral Period is in effect, each Term Lender shall have the right not to accept its ratable share of any prepayment under paragraphs (b), (d) and (f) above of this Section 2.10 (a “Waivable Prepayment”) and shall be deemed to have exercised such right unless it gives written notice to the Borrowers and the Administrative Agent of its election to accept its ratable share of such Waivable Prepayment no later than five (5) Business Days after the Administrative Agent delivers the Prepayment Notice. To the extent that any Term Lender elects not to accept its ratable share of a Waivable Prepayment, such share of the Waivable Prepayment shall be offered ratably to the other Term Lenders that have accepted their share of such Waivable Prepayment and the Revolving Lenders based upon their Revolving Credit Exposure (with no reduction in the Revolving Credit Commitments). If no Event of Default has occurred and is continuing and no Interest Deferral Period is in effect, the application of any prepayment by the Administrative Agent shall be made on the earlier of (i) the sixth Business Day immediately following delivery of the Prepayment Notice to the Lenders and (ii) the date that all Term Lenders have notified the

Administrative Agent in writing of whether they accept or reject their portion of the Waivable Prepayment.
     (j) The Borrowers shall reduce the Revolving Loans to not more than $20,000,000 during at least one consecutive thirty (30) day period during each Annual Fiscal Period (the “Annual Clean-Up”); provided, however, that for purposes of determining compliance with the foregoing Annual Clean-Up provision, there shall be excluded from the calculation of Revolving Loans, without duplication, (i) outstanding Revolving Loans, the proceeds of which were used to finance Permitted Business Acquisitions in an amount up to, but not exceeding, the specific dollar limitations on such acquisitions set forth in Section 6.5(a) (without giving effect to any increase in such dollar limitations that may apply in Section 6.5(a) from the receipt of net proceeds of certain equity issuances made after the closing), and (ii) up to the Dollar amount specified in the table set forth below in this Section 2.10(j) of outstanding Revolving Loans if and to the extent that (x) the proceeds of such Revolving Loans were used to make Consolidated Service Contract Capital Expenditures during the corresponding period in the table below and (y) such Capital Expenditures were expressly permitted to be made under Section 6.15:

Maximum Aggregate Dollar
Amount of Outstanding
Period	Revolving Loans:
2008 Annual Fiscal Period	$20,000,000
2009 Annual Fiscal Period	$20,000,000
2010 Annual Fiscal Period	$20,000,000
2011 Annual Fiscal Period	$20,000,000
2012 Annual Fiscal Period	$20,000,000
     Section 2.11. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or the Letter of Credit Issuer in respect of any Letter of Credit or of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of (i) the rate of tax imposed on the overall net income of such Lender or the Letter of Credit Issuer and (ii) any Covered Taxes described in Section 2.17), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets or deposits with or for the account of or credit extended by or, in the case of the Letters of Credit, participated in by such Lender (except any such reserve requirement which is reflected in the Eurodollar Rate) or the Letter of Credit Issuer or shall impose on such Lender or the Letter of Credit Issuer or the interbank Eurodollar market any other condition affecting this Agreement, any Letter of Credit (or any participation with respect thereto), the Letter of Credit Exposure, the Letter of Credit Commitment or any Eurodollar Loans of such Lender or the Letter of Credit Issuer, and the result of any of the foregoing shall be to increase the cost to such Lender or the Letter of Credit

Issuer of making or maintaining its Letter of Credit Exposure, its Letter of Credit Commitment or any Eurodollar Loan (or, in the case of the Letter of Credit Issuer, of making any payment under any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Letter of Credit Issuer to be material, then from time to time the Borrowers will pay to such Lender or the Letter of Credit Issuer upon demand such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Letter of Credit Issuer shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Letter of Credit Issuer or any Lender’s or the Letter of Credit Issuer’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or issued after the date hereof by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or its obligations pursuant hereto to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Letter of Credit Issuer to be material, then from time to time the Borrowers shall pay to such Lender or the Letter of Credit Issuer upon demand such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.
     (c) A certificate of each Lender or the Letter of Credit Issuer setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or the Letter of Credit Issuer or its holding company as specified in paragraphs (a) and (b) above, as the case may be, shall be delivered to the Borrower Representative through the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay each Lender or the Letter of Credit Issuer the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.
     (d) Promptly after any Lender or the Letter of Credit Issuer has determined, in its sole judgment, that it will make a request for increased compensation pursuant to this Section 2.11, such Lender or the Letter of Credit Issuer will notify the Borrower Representative in writing thereof. Failure on the part of any Lender or the Letter of Credit Issuer so to notify the Borrower Representative or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand compensation with respect to such period or any other period; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Letter of Credit Issuer under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is six months prior to such request if such Lender or the Letter of Credit Issuer knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such six month period. The protection of this Section 2.11 shall be available to each Lender and the Letter of Credit Issuer regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
     (e) In the event (i) any Lender or the Letter of Credit Issuer delivers a written notice to the Borrower Representative pursuant to paragraph (c) above, (ii) any Revolving Lender delivers a notice to the Borrower Representative pursuant to Section 2.12(a), or (iii) any Lender makes written demand for indemnification upon the Borrower Representative for payment pursuant to Section 2.17(c), in each case the Borrowers may require, at the Borrowers’ expense and subject to Section 2.13, such Lender or the Letter of Credit Issuer that delivers such notice or makes such demand to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 8.1) all its interests, rights and obligations hereunder (including, in the case of a Lender, all of its Commitments and the Loans at the time owing to it and participations in Letters of Credit held by it and its obligations to acquire such participations) to a financial institution specified by the Borrowers; provided that (w) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (x) the Borrowers shall have received the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and in the event of an assignment of a Revolving Credit Commitment, the Letter of Credit Issuer to such assignment, (y) the Borrowers shall have paid to the assigning Lender or the Letter of Credit Issuer all monies accrued and owing hereunder to it (including pursuant to this Section 2.11) and (z) in the case of a required assignment by the Letter of Credit Issuer, all outstanding Letters of Credit issued by the Letter of Credit Issuer shall be canceled and returned to the Letter of Credit Issuer or cash collateralized in the manner described in Section 2.18(c) hereof.
     Section 2.12. Change in Legality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower Representative and to the Administrative Agent, such Lender may:
     (i) if it is a Revolving Lender, declare that Eurodollar Loans will not thereafter be made by it hereunder, whereupon any request by the Borrower Representative for a Eurodollar Borrowing shall, as to such Revolving Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and
     (ii) as to any Revolving Lender or Term Lender require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such

Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under subparagraphs (i) and (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
     (b) For purposes of this Section 2.12, a notice to the Borrower Representative by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower Representative.
     Section 2.13. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense (including taxes, except in the case of Section 2.13(c) below) that such Lender may sustain or incur as a consequence of its obligation to make Eurodollar Loans arising as a result of (a) any failure by the Borrowers to fulfill on the date of any Borrowing or proposed Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrowers to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant hereto, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall exclude loss of margin hereunder but shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.13 (and the reasons therefor) shall be delivered to the Borrower Representative through the Administrative Agent and shall be conclusive absent manifest error.
     Section 2.14. Application and Allocation of Payments.

     (a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swingline Loan and, second, the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by the Borrower Representative, subject to the provisions of Section 2.9; and (iv) mandatory prepayments shall be applied as set forth in Section 2.10. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Applicable Percentage. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of the Borrowers as Administrative Agent may deem advisable notwithstanding any previous entry by the Administrative Agent in the Loan Account or any other books and records. Upon the occurrence and during the continuation of an Event of Default, payments shall be applied to amounts then due and payable in the following order: first, to Fees (excluding the Commitment Fee and Letter of Credit Participation Fees), and the Administrative Agent’s expenses reimbursable hereunder; second, to interest on the Swingline Loan; third, to principal payments on the Swingline Loan; fourth, to the Commitment Fee, the Letter of Credit Participation Fee and interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; fifth, to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Section 2.18, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; sixth, to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 9.4; and seventh, the remaining balance thereof, if any, shall be returned to the Borrower Representative, except in the case where the maturity date of the Obligations have been accelerated pursuant to Article VII or deemed accelerated pursuant to paragraphs (g) or (h) of Article VII and any Obligations remain outstanding. Each prepayment of Revolving Loans (to the extent the commitments are reduced or terminated in connection therewith) and any prepayment of the Term Loan after acceleration of the maturity date thereof applied pursuant to this Section 2.14(a), in each case shall be accompanied by the corresponding Prepayment Fee pursuant to Section 2.5(d) determined with respect to the amount so prepaid.
     (b) The Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of the Borrower and cause to be paid all Fees, expenses, charges, costs (including insurance premiums in accordance with Section 5.2(e)) and interest and principal, other than principal of the Revolving Loan, owing by the Borrowers under this Agreement or any of the other Loan Documents if and to the extent the Borrowers fail to pay promptly any such amounts as and when due. At the Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loans hereunder.
     (c) Except as required under Section 2.12 and subject to Section 2.10 and except as otherwise expressly provided in this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and Letter of Credit Obligations, each payment of the Commitment Fees or Letter of Credit Participation Fees, each reduction of the Revolving Credit Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated (except in the case of Swingline Loans) pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans or participations in Letter of Credit Obligations, as applicable). Each Lender agrees that in computing such Lender’s portion of any Borrowing of Loans or participations in Letter of Credit Obligations, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing of Loans or participations in Letter of Credit Obligations, computed to the next higher or lower whole dollar amount.
     Section 2.15. [Intentionally Omitted].
     Section 2.16. Payments. (a) The Borrowers shall make each payment without set-off or counterclaim (including principal of or interest on any Loans, Letter of Credit Obligations or any Fees or other amounts) required to be made by it hereunder and under any other Loan Document not later than 12:00 p.m. (New York time) on the date when due in Dollars to the Collection Account, in immediately available funds. Any payments received after 12:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. The Administrative Agent shall distribute such payments to the Lenders and the Letter of Credit Issuer promptly upon receipt in like funds as received.
     (b) Whenever any payment (including principal of or interest on any Loans, any Fees or any other Obligations) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (except in the case of payment of principal of a Eurodollar Borrowing if the effect of such extension would be to extend such payment into the next succeeding month, in which event such payment shall be due on the immediately preceding Business Day), and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     Section 2.17. Taxes. (a) Any and all payments by the Borrowers to the Administrative Agent, the Letter of Credit Issuer or any Lender hereunder or under the other Loan Documents shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (the “Taxes”), excluding (i) in the case of each Lender, the Letter of Credit Issuer or the Administrative Agent, taxes that would not be imposed but for a connection between such Lender, the Letter of Credit Issuer or the Administrative Agent (as the case may be) and the jurisdiction imposing such tax, other than a connection arising solely by virtue of the activities of such Lender, the Letter of Credit Issuer or the Administrative Agent (as the case may be) pursuant to or in respect of any Loan Document, including entering into, lending money or extending credit pursuant to, receiving payments under, or enforcing, such Loan Document, and (ii) in the case of each Lender, the Letter of Credit Issuer or the Administrative Agent, any United States withholding taxes payable with respect to any payments made hereunder or under the other Loan Documents under laws (including any statute, treaty, ruling, determination or regulation) in effect on the Initial Date (as hereinafter defined) applicable to such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, other than any United States withholding taxes payable solely as a result of any change in such laws occurring after the Initial Date (all such non-excluded Taxes, the “Covered Taxes”). For purposes of this Section 2.17, the term “Initial Date” shall mean (i) in the case of the Administrative Agent, the Letter of Credit Issuer or any Lender, the date on which such Person became a party to this Agreement and (ii) in the case of any assignment, including any assignment by a Lender or the Letter of Credit Issuer to a new lending office, the date of such assignment. If any Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Letter of Credit Issuer or the Administrative Agent, (i) in the case of any Covered Taxes, the sum payable by the Borrowers shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrowers shall not, however, be required to pay any amounts pursuant to clause (i) of the preceding sentence to any Lender, the Letter of Credit Issuer or the Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) if such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, fails to comply with the requirements of paragraph (f) and paragraph (g) of this Section 2.17.
     (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
     (c) The Borrowers will indemnify each Lender, the Letter of Credit Issuer and the Administrative Agent for the full amount of Covered Taxes and Other Taxes (including any Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Covered Taxes or Other Taxes were correctly or legally asserted. A certificate in reasonable detail as to the amount of such payment or liability prepared by a Lender, the Letter of Credit Issuer or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 10 days after the date any Lender (or any assignee thereof), the Letter of Credit Issuer or the Administrative Agent, as the case may be, makes written demand therefor upon the Borrower Representative.
     (d) Within 30 days after the date of any payment of Covered Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender, the Letter of Credit Issuer or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.11, the original or a certified copy of a receipt evidencing payment thereof.
     (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the

Obligations, the expiration of the Letters of Credit and the termination of the Commitments and this Agreement.
     (f) Each Lender (other than a Non-U.S. Lender) shall deliver to the Administrative Agent and to the Borrower Representative, on or prior to the Restatement Effective Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower Representative or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI (or any successor forms), as the case may be, properly completed and duly executed by such Lender. Each Non-U.S. Lender agrees that (i) at least 10 days prior to the first Interest Payment Date following the Initial Date in respect of such Lender, it will (A) deliver to the Borrower Representative and the Administrative Agent (if appropriate) two duly completed copies of either United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor applicable form, as the case may be, certifying in each case that the Letter of Credit Issuer, such Lender or the Administrative Agent, as the case may be, is entitled to receive payments under this Agreement and the other Loan Documents payable to it without deduction or withholding of any United States federal income taxes and backup withholding taxes or is entitled to receive such payments at a reduced rate pursuant to a treaty provision or (B) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3) of the Code, deliver to the Borrower Representative and the Administrative Agent (I) a statement under penalties of perjury that such Lender (w) is not a “bank” under Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (x) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code, and (y) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(c) of the Code, (II) such factual representations as the Borrower Representative may reasonably request to allow the Borrowers to conclude that such Lender is not a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 and (III) an Internal Revenue Service Form W-8BEN; (ii) it will deliver to the Borrower Representative and the Administrative Agent (if appropriate) two further copies of such form or any successor applicable form or other manner of certification on or before the date such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by such Non-U.S. Lender; and (iii) it will obtain such extensions of time for filing and complete such forms or certifications as may be reasonably requested by the Borrower Representative or the Administrative Agent; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower Representative and the Administrative Agent. Each Person that shall become a participant pursuant to Section 8.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this paragraph (f) to the assigning Lender from which the related participation shall have been purchased, the Administrative Agent and the Borrower Representative. If the Borrower Representative and the

Administrative Agent have not received forms, certificates and other documents required by this Section 2.17(f) from a Lender indicating that payments hereunder or under this Agreement or any other Loan Document are not subject to United States withholding tax (or are subject to such withholding tax at a rate reduced by an applicable tax treaty), the Borrowers shall withhold such taxes from such payments due to such Lender at the applicable statutory rate (or at the applicable reduced rate, in the case of any payments subject to withholding tax at a rate reduced by an applicable tax treaty).
     (g) The Letter of Credit Issuer and any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by the Borrower Representative or to change the jurisdiction of its applicable lending office, if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which would be payable or may thereafter accrue and would not, in the sole good faith determination of the Letter of Credit Issuer or such Lender, be otherwise disadvantageous to the Letter of Credit Issuer or such Lender.
     (h) Nothing contained in this Section 2.17 shall require any Lender or the Letter of Credit Issuer or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).
     Section 2.18. Letters of Credit. Subject to and in accordance with the terms of this Agreement, Borrower Representative, on behalf of the Borrowers, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of the Borrowers.
     (a) Issuance. Subject to the terms and conditions of the Agreement, the Administrative Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the Borrowers and for the Borrowers’ or other Guarantors’ account (so long as the beneficiary of such Letter of Credit is not a Borrower or a Guarantor), Letter of Credit Obligations by causing Letters of Credit to be issued by GECC or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion (each, an “Letter of Credit Issuer”) for the Borrowers’ or other Guarantors’ account and guaranteed by the Administrative Agent; provided, that if the Letter of Credit Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by the Administrative Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of the Administrative Agent, as more fully described in Section 2.18(b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the Total Revolving Commitment Amount less the aggregate outstanding Revolving Loans and Swingline Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Administrative Agent, in its sole discretion, and neither Administrative Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

     (b) (i) Advances Automatic; Participations. In the event that the Administrative Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan to the applicable Borrower under Section 2.2 of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Article IV, and each Revolving Lender shall be obligated to pay its Applicable Percentage thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to the Administrative Agent for the Administrative Agent’s own account its Applicable Percentage of any such Revolving Loan or payment by the Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent its Applicable Percentage thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Applicable Percentage of any such payment.
          (ii) If it shall be illegal or unlawful for the Borrowers to incur any Revolving Loan as contemplated by Section 2.18(b)(i) above because of an Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an Letter of Credit Issuer, or if the Letter of Credit Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such Letter of Credit Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Applicable Percentage (based on the Revolving Credit Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such Letter of Credit Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Applicable Percentage (based on the Revolving Credit Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Loans.
     (c) Cash Collateral.
     (i) If the Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Commitment Termination Date, each Borrower will pay to the Administrative Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to the Administrative Agent (“Cash Equivalents”) in an amount equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit then outstanding. Such funds or Cash Equivalents shall be held by the Administrative Agent in a cash collateral account (the “Letter of Credit Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Administrative Agent. The Letter of Credit Cash Collateral Account shall be in the name of the Borrower Representative and shall be pledged to, and subject to the control of, the Administrative Agent, for the benefit of the Administrative Agent and Lenders, in a manner satisfactory to the Administrative Agent. Each Borrower hereby pledges and grants to the Administrative Agent, on behalf of itself and Lenders, a security interest in the Letter of Credit Cash Collateral Account, all such funds and Cash Equivalents held in the Letter of Credit Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.
     (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrowers shall either (A) provide cash collateral therefor in the manner described in Section 2.18 (c)(i), (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 103% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to the Administrative Agent in its sole discretion.
     (iii) From time to time after funds are deposited in the Letter of Credit Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, the Administrative Agent may apply such funds or Cash Equivalents then held in the Letter of Credit Cash Collateral Account to the payment of any amounts, and in such order as the Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to the Administrative Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.
     (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Letter of Credit Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Borrowers to the Administrative Agent and Lenders in respect thereof, any funds remaining in the Letter of Credit Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the Borrowers or as otherwise required by law. Interest earned on deposits in the Letter of Credit Cash Collateral Account shall be for the account of the Administrative Agent.
     (d) Fees and Expenses. The Borrowers agree to pay to the Administrative Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by the Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, the Letter of Credit Participation Fee pursuant to Section 2.5(b). In addition, the Borrowers shall pay to any Letter of Credit Issuer, on demand, such fees (including all per annum fees), charges and expenses of such Letter of Credit Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
     (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give the Administrative Agent at least 2 Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Letter of Credit Issuer) and a completed application for standby letter of credit or application for documentary letter of credit (as applicable) in the form supplied by the Letter of Credit Issuer. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by the Borrower Representative and approvals by the Administrative Agent and the Letter of Credit Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Administrative Agent and the Letter of Credit Issuer.
     (f) Obligation Absolute. The obligation of the Borrowers to reimburse the Administrative Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to the Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
     (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;
     (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Administrative Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer), the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);
     (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the Letter of Credit Issuer shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer;

     (iv) payment by the Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any Letter of Credit Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit, provided that payment by the Letter of Credit Issuer shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer or such guaranty;
     (v) any other circumstance or event whatsoever, that is similar to any of the foregoing, provided that such act or omission shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer; or
     (vi) the fact that a Default or an Event of Default has occurred and is continuing.
     (g) Indemnification; Nature of Lenders’ Duties.
     (i) In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save harmless Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent or any Lender seeking indemnification or of any Letter of Credit Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).
     (ii) As between the Administrative Agent and any Lender and the Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Administrative Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by the Administrative Agent under any Letter of Credit or guaranty thereof, the Administrative Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of the Administrative Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s or any Lender’s rights or powers hereunder or under the Agreement.
     (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrowers in favor of any Letter of Credit Issuer in any Letter of Credit application, reimbursement agreement or similar document, instrument or agreement between or among the Borrowers and such Letter of Credit Issuer, including the Master Documentary Agreement and the Master Standby Agreement entered into with the Administrative Agent.
     Section 2.19. [Reserved]
     Section 2.20. [Reserved]
     Section 2.21. [Reserved]
     Section 2.22. [Reserved]
     Section 2.23. Reliance on Notices; Appointment of Borrower Representative. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request, notice of conversion/continuation of a Loan to a Eurodollar Loan or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary. Each Borrower hereby designates VSA as its Borrower Representative and agent on its behalf for the purposes of issuing Borrowing Requests and notices of conversion/continuation of any Loans to Eurodollar Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pertaining to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers under any Loan Document to Borrower Representative on behalf of such Borrower or the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
     SECTION 2.24 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all Obligations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each of Holdings and the Borrowers represents and warrants to each of the Lenders and the Administrative Agent that:
     Section 3.1. Organization; Powers. Each of the Loan Parties and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.
     Section 3.2. Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder, the other Related Transaction Documents and the other Related Transactions and (a) have been duly authorized by all corporate, partnership or stockholder action, as the case may be, required to be obtained by the respective Loan Parties and by any corporate, partnership or stockholder action required of any other Loan Party and (b) do not and will not (i) violate (A) any provision of (1) law, statute, rule or regulation, or (2) of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of the respective Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, or other material agreement or instrument to which the respective Loan Parties are parties, respectively or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, certificate of designation for preferred stock, or other material agreement or instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Security Documents.
     Section 3.3. Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party which is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.4. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Related Transactions, except for (a) the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and filings with respect to real property Liens and pledges of Capital Stock of Foreign Subsidiaries contemplated pursuant to Section 5.11, and (b) such other approvals as have been made or obtained and are in full force and effect.
     Section 3.5. Financial Statements. (a) Holdings and its Subsidiaries have heretofore furnished to the Lenders (i) its consolidated balance sheets and consolidated statements of operations and of cash flows, audited by and accompanied by the opinion of a firm of nationally recognized public accountants as of and for the Annual Fiscal Periods ended December 29, 2007 and (ii) its unaudited consolidated balance sheet and consolidated statements of operations and of cash flows as of and for the Quarterly Fiscal Period ended September 30, 2008. Such financial statements present fairly the financial condition and results of operations of each of Holdings and its consolidated Subsidiaries as of such dates and for such periods. None of the Loan Parties has, or shall have as of the Restatement Effective Date any material guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing statements or the notes thereto. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
     (b) On and as of the Restatement Effective Date, the financial projections of Holdings, the Borrowers and their respective consolidated Subsidiaries for the period through the last day of Annual Fiscal Period 2012 (giving effect to the Related Transactions) previously delivered to Lenders (the “Initial Projections”) are based on good faith estimates and assumptions made by the management of the Borrowers and Holdings, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Initial Projections may differ from the projected results and that the differences may be material. Notwithstanding the foregoing, as of the Restatement Effective Date, management of the Borrowers believed that the Initial Projections were reasonable and attainable.
     (c) The monthly, quarterly and annual fiscal periods of Holdings and the Borrowers that will occur during the term of this Agreement are listed in Schedule 3.5(c) (each, a “Fiscal Period” and respectively, the “Monthly Fiscal Periods”, the “Quarterly Fiscal Periods” or the “Annual Fiscal Periods”).
     Section 3.6. No Material Adverse Change. There has been no material adverse change in the assets, business, properties, liabilities, financial condition, results of operations or prospects of the consolidated Loan Parties, taken as a whole, since December 29, 2007.

     Section 3.7. Title to Properties; Possession Under Leases. (a) Each of the Loan Parties has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Liens.
     (b) Each of the Loan Parties has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except in each case where a failure to comply or to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties enjoys peaceful and undisturbed possession under all such leases, except where a failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (c) Each of the Loan Parties owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.8. Subsidiaries. Schedule 3.8 sets forth as of the Restatement Effective Date the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.
     Section 3.9. Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any such Person (i) relating to any Loan Document or, as of the Restatement Effective Date, except as set forth on Schedule 3.9, the Related Transactions, (ii) except as set forth on Schedule 3.9, seeking to establish or asserting a default or to terminate any Significant Service Contract or Material Service Contract, or (iii) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) None of the Loan Parties and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any Environmental Law), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     Section 3.10. Compliance with Agreements. (a) None of the Loan Parties is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) None of the Loan Parties is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in either case where such default could reasonably be expected to result in a Material Adverse Effect. Immediately after giving effect to the Related Transactions, no Default or Event of Default shall have occurred and be continuing.
     Section 3.11. Federal Reserve Regulations. (a) None of the Loan Parties and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.
     Section 3.12. Investment Company. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 3.13. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only (i) to finance Capital Expenditures (to the extent permitted hereunder), (ii) to pay certain transaction costs arising in connection with the Related Transactions, (iii) to finance the payment of interest on Holdings Subordinated Notes to the extent such payment of interest is expressly permitted hereunder, and (iv) for working capital and other general corporate purposes of the respective Loan Parties.
     Section 3.14. Tax Returns. Each of the Loan Parties and any member of a consolidated, combined or unitary group of which a Loan Party is a member (together with the Loan Parties, the “Loan Party Group Members”) has timely filed or caused to be timely filed all federal, and all material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown thereon to be due and payable by it and all assessments received by it, except taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the relevant Loan Party has set aside on its books adequate reserves in accordance with GAAP. Each of the Loan Party Group Members has paid in full or made adequate provision (in accordance with GAAP) for the payment of all taxes due with respect to all periods ending on or before the Restatement Effective Date, which taxes, if not paid or adequately provided for, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14 with respect to each of the Loan Party Group Members, (a) no material claims are being asserted in writing with respect to any taxes, (b) as of the Restatement Effective Date no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested, (c) as of the Restatement Effective Date no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority and (d) no currently pending material issues have been raised in writing by the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority. For purposes of this Section 3.14, “taxes” shall mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any Governmental Authority.

     Section 3.15. No Material Misstatements.
     (a) No information contained in this Agreement, any of the other Loan Documents, any projections, financial statements or collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant to the terms of this Agreement, when taken as a whole, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.
     (b) All Initial Projections delivered as of the Restatement Effective Date concerning the Loan Parties that have been made available to the Administrative Agent or any Lender by a Loan Party, have been prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time made (it being understood that actual results may materially vary from the Initial Projections). All Projections delivered after the Restatement Effective Date concerning the Loan Parties that are made available to the Administrative Agent or any Lender by a Loan Party, will be prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time made (it being understood that actual results may materially vary from the Projections).
     Section 3.16. Employee Benefit Plans. Each of the Loan Parties and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder except for such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event in excess of $500,000 has occurred within the six years immediately preceding the Restatement Effective Date as to which Holdings, any Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30-day notice requirement is waived. Except as set forth in Schedule 3.16, within the six years immediately preceding the Restatement Effective Date, neither Holdings, any Borrower nor any ERISA Affiliate has (i) incurred any liability under Title IV of ERISA with respect to the termination of any Plan, or (ii) filed an application for a waiver of the minimum funding standard with respect to any Plan under Section 412(d) of the Code or Section 303 of ERISA. As of the Restatement Effective Date, the accumulated benefit obligation under each Plan (on a termination basis and based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto for which a valuation is available, exceed by more than $2,000,000 the value of the assets of such Plan, and the accumulated benefit obligation of all underfunded Plans (on a termination basis and based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto for which valuations are available, exceed by more than $4,000,000 the value of the assets of all such underfunded Plans. None of Holdings, any Borrower and the ERISA Affiliates have incurred or could reasonably be expected to incur any material Withdrawal Liability. None of Holdings, any Borrower and the ERISA Affiliates have received any written notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization, insolvent or terminated, which noticed or expected reorganization, insolvency or termination (as the case may be) could reasonably be expected to result in Holdings, any Borrower or any

ERISA Affiliate having or incurring any material liability to such Multiemployer Plan or any other Person.
     Section 3.17. Environmental Matters. Except as set forth in Schedule 3.17:
     (a) There has not been a Release or threatened Release of Hazardous Materials at, on, under or around the properties currently owned or currently or formerly operated by any Loan Party (the “Properties”) in amounts or concentrations which (i) constitute or constituted a violation of Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect; (ii) could reasonably be expected to give rise to an Environmental Claim which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect; or (iii) could reasonably be expected to impair materially the fair saleable value of any material currently owned Property;
     (b) The Properties and all operations of the Loan Parties are in compliance, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits required to be obtained by Holdings and its Subsidiaries have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, are not reasonably likely to result in a Material Adverse Effect;
     (c) None of the Loan Parties has received any written notice of an Environmental Claim in connection with the Properties or the operations of any Borrower or the Subsidiaries or with regard to any Person whose liabilities for environmental matters any Loan Party has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in either such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect;
     (d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on, under or around any of the Properties in a manner that could reasonably be expected to give rise to liability to any Loan Party under any Environmental Law, nor have any of the Loan Parties retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which, in each case, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; and
     (e) No Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials into the Environment has been recorded with respect to currently owned or leased properties except for Permitted Liens.
     Section 3.18. [Intentionally Omitted].
     Section 3.19. Security Documents.
     (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in 100% of the issued and outstanding Capital Stock of all Domestic Subsidiaries owned by

Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Service America Corporation-National Business Services Enterprises Joint Venture and Service America Corporation — Service Systems Associates, Centerplate Hospitality Venture, Enovo Restaurant Ventures LLC and HTR Pentagon LLC), and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries owned by Holdings, the Borrowers or any Domestic Subsidiary and, when the Pledged Stock, together with duly executed stock transfer powers, is delivered to the Administrative Agent (or, as applicable in the case of Capital Stock of Foreign Subsidiaries, the requisite filings or registrations are made), the Pledge Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Stock, in each case prior and superior in right to any other Person.
     (b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) subject thereto and, when financing statements in appropriate form are filed in the offices specified on the schedules to the Security Agreement, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, to the extent contemplated therein and subject to Section 9-315 of the UCC, and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens; it being understood that the Borrowers and their Subsidiaries shall not be required to grant a Lien under the Loan Documents on any Excluded Property (as such term is defined in the Security Agreement).
     (c) The Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Intellectual Property Security Agreement), and when financing statements in appropriate form are filed in the offices specified on the schedules to the Security Agreement and the Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Intellectual Property Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, to the extent contemplated therein and subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens, it being understood that (i) subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof, and (ii) the Loan Parties shall not be required to make any filings or recordings with any Governmental Authority outside of the United States, or to take any other action in any country outside of the United States with respect to any foreign Intellectual Property registered under the laws of any foreign country.
     (d) Each Control Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in each deposit account of a Loan Party covered thereby, which security interest constitutes a fully perfected Lien on and security interest in all right, title and interest of the grantors thereunder in such accounts to the extent contemplated therein and subject to Section

9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
     Section 3.20. Labor Matters. Except as set forth in Schedule 3.20, there are no strikes, lockouts or slowdowns pending or threatened against any Loan Party as of the Restatement Effective Date. After the Restatement Effective Date, there are no strikes, lockouts or slowdowns pending or threatened against any Loan Party which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Loan Party have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or for which any claim may be made against such Loan Party, the Borrowers or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the relevant Loan Party to the extent required by GAAP, except as could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Related Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party (or any predecessor) is a party or by which any Loan Party (or any predecessor) is bound.
     Section 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all insurance maintained by or for the benefit of the Loan Parties as of the Restatement Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Loan Parties have insurance in such amounts and covering such risks and liabilities (and with such deductibles and exclusions) as are in accordance with normal industry practice.
     Section 3.22. Solvency. (a) Immediately after the consummation of the Related Transactions to occur on the Restatement Effective Date and immediately following the making of any Loan on the Restatement Effective Date (and the application of the proceeds of such Loan) and the repayment of any Loans on the Restatement Effective Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted and are proposed to be conducted on and after the Restatement Effective Date.
     (b) None of Holdings or any Borrower intends to, none will permit any Subsidiary to, and none believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     Section 3.23. Subordinated Debt. This Agreement, and all amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings hereof, insofar as the same shall evidence the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder, shall constitute the “Credit Agreement” within the meaning of the Holdings Subordinated Note Documents This Agreement, together with each of the other Loan Documents and all amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings hereof and thereof, insofar as the same shall evidence the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder, shall constitute “Senior Credit Documents” within the meaning of the applicable Holdings Subordinated Note Documents. The Revolving Loans (including without limitation, the Revolving Loans incurred after the Restatement Effective Date), the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder constitute “Senior Lender Indebtedness” within the meaning of the Holdings Subordinated Note Documents. The Term Loans constitute “Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents. The Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder and the Term Loans constitute “Designated Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Designated Senior Indebtedness” pursuant to the Holdings Subordinated Note Documents.
     Section 3.24. Material Contracts. Schedule 3.24 sets forth a list of material contracts with customers of Holdings or any of its Subsidiaries that has produced annual revenue for Holdings or any of its Subsidiaries in excess of $5,000,000 during 12-month period ended January 2, 2008 (referred to herein as the “List of Material Contracts”). The List of Material Contracts as of the Restatement Effective Date is a true, correct and complete list of all Material Contracts, and, as of the Restatement Effective Date, all such material contracts are in full force and effect and no material defaults currently exist thereunder. Borrowers have furnished to the Administrative Agent copies of all contracts identified on the List of Material Contracts prior to the Restatement Effective Date.
     Section 3.25. Non-Guarantor Expenditures. As of the Restatement Effective Date, the investments by any Loan Party in Foreign Subsidiaries, Non-Wholly Owned Entities, including without limitation loans, advances and leases of assets or property and all other Non-Guarantor Expenditures, are described on Schedule 3.25.
     Section 3.26. Capital Stock; Interest in Non-Wholly-Owned Entities. As of the Restatement Effective Date, Schedule 3.26 sets forth a complete and accurate list describing the authorized Capital Stock of, as well as the record and beneficial ownership thereof, Holdings, the Borrowers and each of their Subsidiaries. As of the Restatement Effective Date, no Non-Wholly-Owned Entities exist other than (i) Service America Corporation-Service System Associates, a joint venture formed pursuant to the Connecticut Uniform Partnership Act, (ii) Service America-National Business Services Enterprises Joint Venture, a joint venture formed pursuant to the District of Columbia Uniform Partnership Act, (iii) a joint venture between Service America Corporation and AH Star LTD, pursuant to an existing oral agreement between the parties, (iv) Centerplate Hospitality Venture, a joint venture formed pursuant to Connecticut law, (v) Enovo Restaurant Ventures LLC, a limited liability company formed pursuant to Delaware law, (v) HTR Pentagon LLC, a limited liability company formed pursuant to Virginia law. As of the Restatement Effective Date, Service America Corporation, a Delaware corporation, has (i) a fifty percent (50%) interest in Service America Corporation-Service System Associates, a joint venture formed pursuant to the Connecticut Uniform Partnership Act, (ii) a sixty percent (60%) interest in Service America-National Business Services Enterprises Joint Venture, a joint venture formed pursuant to the District of Columbia Uniform Partnership Act, and (iii) a joint venture between Service America Corporation and AH Star LTD, pursuant to an existing oral agreement between the parties. As of the Restatement Effective Date, Volume Services, Inc., a Delaware corporation, has (i) a sixty-five percent (65%) interest in Centerplate Hospitality Venture, a joint venture formed pursuant to Connecticut law, and (ii) a fifty-one percent (51%) interest in Enovo Restaurant Ventures LLC, a limited liability company formed pursuant to Delaware law. In addition, as of the Restatement Effective Date, Enovo Restaurant Ventures LLC has a one hundred percent (100%) interest in HTR Pentagon LLC, a limited liability company formed pursuant to Virginia law.
     Section 3.27. Brokers. Except as disclosed on Schedule 3.27 to this Agreement, prior the Restatement Effective Date, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     Section 3.28. Intellectual Property. As of the Restatement Effective Date, each Loan Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Schedule 3.28. Each Loan Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 3.28, no Loan Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.
     Section 3.29. Deposit and Disbursement Accounts. Schedule 3.29 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Restatement Effective Date, including the Disbursement Account, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     Section 3.30. Government Contracts. Except as set forth in Schedule 3.30, as of the Restatement Effective Date, no Loan Party is a party to any contract or agreement with any Governmental Authority, and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law, except in the case of any contract or agreement with any Governmental Authority that has produced annual revenue for the Holdings or any of its Subsidiaries of less than $2,000,000.

     Section 3.31. Customer and Trade Relations. As of the Restatement Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked, by EBITDA, among the ten largest customers of such Loan Party; or the business relationship of any Loan Party with any supplier material to its operations.
     Section 3.32. Patriot Act. Each Loan Party is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 3.33. OFAC. No Loan Party (a) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 3.34. Merger Agreement. Holdings has furnished to the Administrative Agent, a true, complete and correct copy of the Merger Agreement (together with any and all amendments, modifications and supplements thereto) as in effect on the date hereof.
ARTICLE IV
CONDITIONS OF LENDING AND EFFECTIVENESS OF THIS AGREEMENT
          The obligations of the Lenders to make any Loan or to incur any Letter of Credit Obligation (each, a “Credit Event”), are subject to the satisfaction of the following conditions, in each case on or after the Restatement Effective Date:
     Section 4.1. All Credit Events. On the date of each Borrowing or incurrence of any Letter of Credit Obligation:
     (a) The Administrative Agent shall have received a notice of such Borrowing (or such notice shall have been deemed given to extent expressly provided for in this Agreement) or, in the case of the incurrence of any Letter of Credit Obligation, the Letter of Credit Issuer and

the Administrative Agent shall have received a notice requesting the incurrence of such Letter of Credit Obligation.
     (b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit Obligation, with the same effect as though made on and as of such date, except that (i) to the extent such representations and warranties expressly is made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) to the extent any materiality qualifier is contained in any such representations and warranties, such representations and warranties shall be accurate in all respects on and as of the date of such Borrowing or issuance of such Letter of Credit Obligation;
     (c) At the time of and immediately after such Borrowing or incurrence of such Letter of Credit Obligation, as the case may be, no Event of Default or Default shall have occurred and be continuing.
Each Borrowing and each incurrence of a Letter of Credit Obligation shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Borrower on the date of such Borrowing or incurrence, as the case may be, as to the matters specified in paragraphs (b) and (c) of this Section 4.1, and (ii) a reaffirmation by the Borrowers of the cross-guaranty provisions set forth in Section 9.21 and of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, pursuant to the Security Documents.
     Section 4.2. Conditions Precedent to the Amendment and Restatement of the Existing Credit Agreement. The amendment and restatement of the Existing Credit Agreement as contemplated by Articles I through IX hereof shall become effective on and as of the date (the “Restatement Effective Date”) upon which each of the following conditions precedent shall have been satisfied, provided that such conditions are satisfied by no later than February 28, 2009 (or such later date as may be agreed to in writing by the Administrative Agent and the Required Lenders) as provided in Section 10.1(b) hereof, and provided further that the provisions of Sections 5.4)(q), 5.4(r) and 5.19 shall become effective immediately upon the satisfaction of the condition precedent specified in Section 4.2(a):
     (a) the Administrative Agent shall have received counterparts of this Agreement, duly executed, completed and delivered by Borrowers, Holdings, the Administrative Agent and each of the Lenders;
     (b) the Administrative Agent shall have received counterparts of the Omnibus Amendment, duly executed, completed and delivered by Borrowers, Holdings, the other Loan Parties and the Administrative Agent;
     (c) the Administrative Agent shall have received (i) the GECC Fee Letter, duly executed and delivered by the Borrowers and Holdings to the Administrative Agent, (ii) payment for its own account of all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, all fees and expenses required to be paid to the Administrative Agent on the Restatement Effective Date pursuant to the GECC Fee Letter and, (iii) reimbursement or payment of all out of pocket fees and expenses (including, without limitation, reasonable fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the negotiation, documentation and consummation of this Agreement and the other Loan Documents and Related Transaction Documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby, including, without limitation, payment of all reasonable legal fees and expenses of Kilpatrick Stockton LLP, as counsel to the Administrative Agent, incurred by the Administrative Agent in connection with the negotiation and documentation of this Agreement, the other Loan Documents, the Related Transaction Documents and the consummation of the transactions contemplated thereby;
     (d) the Administrative Agent shall have received payment from Borrowers of the Restatement Fee for the account of the Lenders that have duly executed and delivered a counterpart of this Agreement to the Administrative Agent on or prior to 1:00 P.M. (New York time) on December 23, 2008;
     (e) the Administrative Agent shall have received, on behalf of itself, the Lenders and the Letter of Credit Issuer, favorable written opinions from Ropes & Gray LLP (and/or other outside counsel to Holdings and Borrowers reasonably satisfactory to the Administrative Agent), in customary form and substance reasonably satisfactory to Agent and its counsel, covering the following matters (subject to customary assumptions and qualifications): (i) due organization, valid existence and good standing of the Loan Parties; (ii) due authorization, execution and delivery by the Loan Parties of this Agreement and the other Loan Documents; (iii) no conflicts with laws, organizational documents and certain specified agreements (including, without limitation, no conflicts with the Holdings Subordinated Note Documents); (iv) enforceability of the Loan Documents; (v) enforceability and continued perfection of Liens in favor of the Administrative Agent; (vi) after giving effect to this Agreement and the Indenture Modification and Noteholder Consent, that the Revolving Loans (including, without limitation, the Revolving Loans incurred after the Restatement Effective Date), the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit constitute “Senior Lender Indebtedness” within the meaning of the Holdings Subordinated Note Documents; (vii) after giving effect to this Agreement and the Indenture Modification and Noteholder Consent, that the Term Loans constitute “Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents; that the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder and the Term Loans constitute “Designated Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents; (viii) the Merger has been duly authorized by Holdings’ Board of Directors and shareholders, and has become legally effective in accordance with its terms; (ix) the consummation of the Tender Offer, the Merger and the Indenture Modification and Noteholder Consent do not violate or conflict with the terms of the Holdings Subordinated Note Indenture; and (x) such other matters that are customary for credit facilities of this type;
     (f) the Merger Agreement as furnished to the Administrative Agent on or prior to the date of this Agreement has not been amended, waived, modified or supplemented, except for any such amendments, waivers, modifications or supplements that (i) are immaterial in nature or (ii) have been approved in writing by the Administrative Agent. The representations and warranties relating to the Loan Parties set forth in the Merger Agreement as in effect on the date of this Agreement (without giving effect to any waiver, amendment or other modification effected without the prior written consent of the Administrative Agent) shall be true and correct as of the Restatement Effective Date, but only to the extent a breach or failure of any such representations and warranties to be true and correct permits KPLT Holdings, Inc. and KLPT Mergerco, Inc. to terminate their obligations under the Merger Agreement as in effect on the date hereof (disregarding for purposes of determining any such right of termination, any cure period relating to any such representation or warranty that has not expired prior to the Restatement Effective Date);
     (g) the Tender Offer shall have been consummated on or prior to February 28, 2009 (or such later date as may be agreed to in writing by the Administrative Agent and the Required Lenders), and in connection therewith, Holdings shall have repurchased (or irrevocably have deposited funds with the Tender Offer exchange agent in the amount necessary for the repurchase of), from the proceeds of the Cash Equity Contribution, and not from the proceeds of any Revolving Loans, at least 50.1% of the outstanding aggregate principal amount of the Holdings Subordinated Notes, together with all accrued and unpaid interest thereon and any premiums or prepayment fees required to be paid in connection with the repurchase of such principal amount of Holdings Subordinated Notes;
     (h) (i) the Merger shall have been consummated on or prior to February 28, 2009 (or such later date as may be agreed to in writing by the Administrative Agent and the Required Lenders), and after giving effect thereto Holdings shall be the survivor of the Merger and KPLT Holdings, Inc., a Delaware corporation (or an Affiliate thereof) will be the sole shareholder of all of the outstanding Capital Stock of Holdings, and (ii) the Administrative Agent shall have received from Borrowers a copy of the certificate of incorporation (together with any and all amendments thereto or restatements thereof) of Holdings as in effect immediately following the consummation of the Merger, together with a good standing certificate of Holdings, each as certified by the Secretary of State of the State of Delaware;
     (i) (i) on or prior to the consummation of the Merger, the Indenture Modification and Noteholder Consent, which must satisfy all of the terms and conditions as described above in the definition of such term, shall have been approved by Persons owning not less than 50.1% of the outstanding aggregate principal amount of the Holdings Subordinated Notes, (ii) on and immediately after giving effect to the consummation of the Merger and the Tender Offer, no “Default” or “Event of Default” (as such terms are defined in the Holdings Subordinated Note Indenture) shall exist or result therefrom, and (iii) the Administrative Agent shall have received a copy of the fully executed Merger Agreement (together with certified copies of any and all other Merger Documents), and the Indenture Modification and Noteholder Consent, and the Tender Offer Documents, each certified as true, correct and complete by a duly authorized officer of Holdings;
     (j) after giving effect to the Indenture Modification and Noteholder Consent (i) the Holdings Subordinated Notes shall continue to be subordinated in right of payment to the Obligations pursuant to the terms of the Holdings Subordinated Note Documents (as in effect on the Original Closing Date) and (ii) none of the provisions of Article 10 of the Holdings Subordinated Note Indenture (or any defined terms used therein) shall have been modified or amended in any manner, and shall remain in full force and effect, as in effect on the Original Closing Date;

     (k) no Default or Event of Default under Section 7.1(d) as a result of a violation of Section 5.4(q), 5.4(r) or 5.19 or under Section 7.1(g) or (h) shall exist immediately prior to or after giving effect to the consummation of the Related Transactions; provided, however, that, nothing contained in this Section 4.2(k) or in any other provision of this Agreement is intended to or shall be construed as waiving any Default or Event of Default that exists on or immediately after giving effect to the Restatement Effective Date or any rights and remedies of the Administrative Agent and Lenders with respect to any such existing Default or Event of Default;
     (l) the representations and warranties set forth in (and only those set forth in) Sections 3.1(a), 3.1(b), 3.2(a), 3.2(b)(i)(A)(2), 3.3, 3.9(a)(i) (but only to the extent such actions, suits or proceedings at law or equity by or before a Governmental Authority as referenced therein have resulted in the issuance of a valid injunction or court order blocking or staying the consummation or effectiveness of the Merger or the Tender Offer), 3.11, 3.12, 3.19, 3.22, 3.23, 3.27, 3.32, 3.33 and 3.34 shall be true and correct in all material respects;
     (m) the Administrative Agent shall have received from Borrowers a certificate, dated the Restatement Effective Date and signed by a Financial Officer of and on behalf of the Borrowers, certifying as to the satisfaction of all of the conditions set forth in paragraphs (f), (g), (h), (i), (j), (k), (l) and (u) of this Section 4.2, together with copies of any other documents, instruments, certificates and any other information, in each case, as the Administrative Agent may reasonably request from Holdings or Borrowers in connection with the Related Transactions;
     (n) the Administrative Agent shall have received payment from Borrowers of not less than $25,000,000 in immediately available funds, to be applied as a voluntary prepayment of the Term Loan, ratably in proportion to each such Term Lender’s respective Applicable Percentage of the aggregate outstanding principal balance of the Term Loan as of the Restatement Effective Date;
     (o) the Administrative Agent shall have received payment from Borrowers of not less than $22,500,000 in immediately available funds, to be applied as a voluntary prepayment of the Revolving Loan, applied ratably in proportion to each such Revolving Lender’s respective Applicable Percentage of the aggregate outstanding principal balance of the Revolving Loan; provided, however, that such prepayment shall not reduce or terminate the Revolving Credit Commitment;
     (p) the Administrative Agent shall have received (i) a certificate as to the good standing of each Loan Party as of a recent date from the Secretary of State of the State where such Loan Party is organized and from the Secretaries of State of each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation and a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect; (ii) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of the Restatement Effective Date by the Secretary of State of the State where such Loan Party is organized; and (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Restatement Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation, including all amendments thereto, of such Loan Party as in effect on the Restatement Effective Date and at all times prior to the date of the resolutions described in clause (C) below, (B) that attached thereto is a true and complete copy of the by laws of such Loan Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or other authorizing action duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or formation documents of such Loan Party have not been amended except as attached to such certificate, and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; (v) evidence satisfactory to the Administrative Agent and the Lenders that the certificate or articles of incorporation of each Loan Party in effect on the Restatement Effective Date have been filed with the respective Secretaries of State where such Loan Party is organized; and (vi) such other documents as the Administrative Agent or counsel for the Administrative Agent may reasonably request;
     (q) the Security Agreement and the Intellectual Property Security Agreement shall be in full force and effect on such date, and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid, legal and perfected first priority security interest in and Lien on the Collateral described in each such agreement (subject to any Permitted Lien) shall have been delivered to the Administrative Agent, and all promissory notes and instruments (including the Borrower Intercompany Note) of the Loan Parties shall have been endorsed in blank and delivered to the Administrative Agent;
     (r) the amended and restated Term Notes, the Revolving Notes and the Swingline Note shall have been duly issued, executed and delivered by the Borrowers to the Administrative Agent with respect to each Lender that has requested an amended and restated Term Note, Revolving Note or Swingline Note, as applicable;
     (s) the Control Agreements required to be executed by the Loan Parties pursuant to this Agreement and the Loan Documents (including Section 5.17 hereof) shall be in full force and effect on such date with respect to the deposit and investment accounts of the Loan Parties, including, without limitation (i) the Concentration Account, (ii) the Disbursement Account into which proceeds of Loans are funded and (iii) the Blocked Accounts maintained by the Loan Parties with Concentration Account Bank and Relationship Banks;
     (t) the Pledge Agreement shall be in full force and effect, and 100% of the issued and outstanding Capital Stock of the Borrowers and all Domestic Subsidiaries owned by Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation Service Systems Associates), and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries owned by Holdings, the Borrowers or any Domestic Subsidiary shall have been duly and validly pledged thereunder to the Administrative Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Administrative Agent;
     (u) after giving effect to the Related Transactions, (i) none of the Loan Parties shall have any preferred stock outstanding (other than preferred stock owned by Loan Parties and pledged pursuant to the Pledge Agreement) or any Indebtedness other than the Obligations and guarantees thereof and Indebtedness otherwise permitted under Section 6.1, and (ii) Holdings shall have outstanding no equity interest or Indebtedness other than its Capital Stock and the Holdings Subordinated Notes; and
     (v) the Administrative Agent shall have received a solvency certificate from the chief financial officer, certifying as to the solvency of the Loan Parties on a consolidated basis after giving effect to the consummation of the Related Transactions on the Restatement Effective Date.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each of Holdings and the Borrowers covenants and agree with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect and until the Termination Date each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:
     Section 5.1. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except for the liquidation or dissolution of Subsidiaries, if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by a Borrower or a Subsidiary in such liquidation or dissolution, provided that Subsidiaries that are Guarantors may not be liquidated into Subsidiaries that are not Guarantors.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all material applicable laws, rules, regulations (including any Environmental Law) and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

     Section 5.2. Insurance.
     (a) Coverage. Keep its insurable properties insured at all times by financially sound and reputable insurers (having a minimum A.M. Best rating of A:X or as may be otherwise agreed by the Administrative Agent) against such risks, in such amounts and with terms, conditions, limits and deductibles as is customary for companies of the same or similar size in the same or similar businesses as the Borrowers and the Subsidiaries, including general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law or any other Loan Document, provided that without limiting the foregoing insurance requirements, the Borrowers and their Subsidiaries shall at all times on and after the Restatement Effective Date and prior to the Termination Date maintain general liability, excess and umbrella liability coverage of not less than $75,000,000 in the aggregate. On or prior to the Restatement Effective Date, the Borrowers shall furnish to the Administrative Agent a schedule of insurance evidencing compliance with this Section 5.2(a), together with a certificate of a Responsible Officer, certifying that such schedule is true, correct and complete. On an annual basis after the Restatement Effective Date, no later than the time for delivery of Borrowers’ financial statements under Section 5.4(c), Borrowers shall deliver to the Administrative Agent an updated schedule of insurance in the same or substantially similar form as the schedule of insurance referred to in the immediately preceding sentence, together with a certificate of a Responsible Officer, certifying that such schedule is true, correct and complete.
     (b) Endorsements. The Borrowers shall cause all insurance policies carried and maintained in accordance with Section 5.2(a) to be endorsed as follows:
     (i) The Administrative Agent and the Secured Parties shall be loss payee as respects the property policies required to be maintained pursuant to Section 5.2(a). Administrative Agent and the Secured Parties shall be additional insureds as respects the liability and casualty policies required to be maintained pursuant to Section 5.2(a). It shall be understood that any obligation imposed upon the Borrowers, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Borrowers and not that of the Administrative Agent and Secured Parties. The foregoing shall not limit the right of the Loan Parties to name third parties as loss payees and/or additional insureds under such property and liability policies to the extent required under the Service Contracts; and
     (ii) With respect to property and casualty policies required to be maintained pursuant to Section 5.2(a), the interests of the Administrative Agent and the Secured Parties shall not be invalidated by any action or inaction of the Loan Parties or any other Person, and shall insure Administrative Agent and the Secured Parties regardless of any breach or violation by Borrowers or any other Person, of any warranties, declarations or conditions of such policies; and,
     (iii) Inasmuch as the liability policies required to be maintained pursuant to Section 5.2(a) are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and,

     (iv) The insurers thereunder shall waive all rights of subrogation against the Administrative Agent and the Secured Parties, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise; and,
     (v) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent and the Secured Parties; and,
     (vi) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Borrowers or the carrier which affect the interests of the Administrative Agent and Secured Parties, such cancellation or change shall not be effective as to Administrative Agent and the Secured Parties until 30 days (ten (10) days in the case of non-payment of premium) after receipt by the Administrative Agent of written notice sent by registered mail from such insurer.
     (c) Certifications. On the Restatement Effective Date, and at each policy renewal, but not less than annually, the Borrowers shall provide to the Administrative Agent a certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term of the insurances required to be maintained pursuant to Section 5.2(a) and shall specifically list the special provisions delineated in subsection (b) above for such insurance required for this Section 5.2. The Administrative Agent shall have received on or within thirty (30) days after the Restatement Effective Date, updated copies of, or an insurance broker’s or agent’s updated certificate as to coverage under, the insurance policies required by Section 5.2(b) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.
     (d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 5.2, the Borrowers shall furnish Administrative Agent with a letter from an independent insurance broker, acceptable to Administrative Agent, stating that (i) all premiums then due by the Borrowers have been paid, (ii) in the opinion of such broker, the insurance then maintained by the Loan Parties is in compliance with this Section 5.2, (iii) the endorsements in subsection (b), above, have been or shall soon be, endorsed to the Borrowers’ relevant insurance policies and (iv) upon its first knowledge, such broker shall advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrowers hereunder.
     (e) General. Upon request, Borrowers shall furnish the Administrative Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 5.2 or any provision of this Agreement shall impose on the Administrative Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Loan Parties, nor shall the Administrative Agent be responsible for any representations or warranties made by or on behalf of the Loan Parties to any insurance broker, company or underwriter. The

Administrative Agent, at its sole option, may obtain such insurance if not provided by the Loan Parties and otherwise required to be maintained pursuant to Section 5.2(a), and in such event, the Borrowers shall reimburse the Administrative Agent upon demand for the cost thereof together with interest.
     (f) Claims. Each Loan Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as such Loan Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Loan Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance, provided that the Administrative Agent shall not exercise any rights or powers with respect to the foregoing appointment in this Section unless and until an Event of Default has occurred and is continuing. The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.
     Section 5.3. Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the affected Loan Party or a Subsidiary of such Loan Party, shall have set aside on its books adequate reserves with respect thereto in accordance with U.S. GAAP.
     Section 5.4. Financial Statements, Reports, etc. In the case of the Borrowers, furnish to the Administrative Agent and each Lender:
     (a) Within 30 days after the end of each Monthly Fiscal Period (the “Reported Month”), and in any event no less than three (3) Business Days prior to the Subordinated Note Interest Payment Date in each calendar month, a Monthly Report substantially in the form of Exhibit A (the “Monthly Report”) which shall include, among other things:
     (i) a monthly consolidated cash flow statement and a monthly consolidated balance sheet for Holdings and its Subsidiaries for the Reported Month and year-to-date;
     (ii) a certification from the Borrowers of (A) EBITDA and Adjusted EBITDA for the twelve Monthly Fiscal Periods ending on the last day of the Reported Month, (B) Available Cash for such Reported Month, (C) interest on the Holdings Subordinated Notes and interest on Deferred Subordinated Note Interest scheduled to be paid on the Subordinated Note Interest Payment Date immediately following the required date of delivery for such Monthly Report, (D) the aggregate outstanding amount of Deferred Subordinated Note Interest, if any, and (E) Consolidated Service Contract Capital Expenditures for such Reported Month and Cumulatively for the Annual Fiscal Period to-date;

     (iii) a certification from the Borrowers of the amount of any Insurance Proceeds, Asset Sale Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds and Equity Offering Proceeds, in each case with respect to the Reported Month and where relevant, on a cumulative annual basis;
     (iv) [reserved]
     (v) [reserved]
     (vi) confirmation from the Borrowers of the absence of a Default or Event of Default or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and
     (vii) confirmation from the Borrowers of the absence of any default or event of default pursuant to the Holdings Subordinated Note Documents, or if such a default or event of default has occurred, specifying the nature and extent thereof and any corrective action proposed to be taken with respect thereto;
     (b) within 45 days after the end of each Quarterly Fiscal Period an unaudited consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial condition of the Loan Parties on a consolidated basis as of the close of such Quarterly Fiscal Period and the consolidated results of their operations during such Quarterly Fiscal Period, together with the corresponding consolidating statements prepared in a manner consistent with the consolidating financial statements delivered to the Lenders prior to the Restatement Effective Date, together with a computation from the Borrowers in reasonable detail demonstrating the calculation of the Total Leverage Ratio, the Senior Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio and a certification from the Borrowers of compliance with the financial covenants contained in Sections 6.10, 6.11, 6.12, 6.14, 6.15, 6.17, 6.18 and 6.25.
     (c) within 120 days after the end of each Annual Fiscal Period, a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial condition of the Loan Parties on a consolidated basis as of the close of such Annual Fiscal Period and the consolidated results of their operations during such Annual Fiscal Period, together with the corresponding consolidating statements prepared in a manner consistent with the consolidating financial statements delivered to the Lenders prior to the Restatement Effective Date, all audited by independent certified public accountants acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect, provided that disclosures by such accountants of changes in accounting principles shall not be deemed such a qualification) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Loan Parties on a consolidated basis in accordance with GAAP, together with a written discussion by management of annual results compared to prior year results and management letters, if available;
     (d) if, as a result of any change in accounting principles and policies from those as in effect on the date of this Agreement, the financial statements of the Loan Parties on a consolidated basis delivered pursuant to paragraph (a), (b) or (c) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a), (b) or (c) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings and the Borrowers reconciling such changes to what the financial statements would have been without such changes;
     (e) simultaneously with the delivery of any financial statements pursuant to paragraph (b) or (c) above, a balance sheet and related statements of operations, cash flows and stockholders’ equity for each unconsolidated Subsidiary for the applicable period;
     (f) as soon as available, but not later than 90 days after the end of each Fiscal Year, an annual operating plan for the Borrowers, on a consolidated basis, approved by the Board of Directors of the Borrowers, for the following Fiscal Year, which includes a statement of all of the material assumptions on which such plan is based, together with updated monthly Projections for the following year and updated annual Projections for the four year period commencing after such following year, all prepared in a manner consistent with the manner in which annual operating plans have previously been provided to the Administrative Agent prior to the Restatement Effective Date (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures;
     (g) promptly following the creation or acquisition of any Subsidiary, a certificate from Responsible Officer identifying such new Subsidiary and the ownership interest of each of the Borrowers and the Subsidiaries therein, which certificate shall further specify whether or not such Subsidiary is required to become a Guarantor;
     (h) concurrently with the delivery of a Monthly Report with respect to the Monthly Fiscal Period in which a Loan Party (x) has entered into any Service Contract or (y) has purchased, leased or acquired all or any substantial part of the assets of any other Person involving Capital Expenditures in excess of $7,500,000, a certificate from a Responsible Officer (i) identifying such Service Contract or such purchase, lease or acquisition and confirming that it is a Permitted Service Contract or Permitted Business Acquisition, as the case may be and (ii) in the case of a Service Contract, providing (A) an estimate of the annual Capital Expenditures required to be made over the life of such Service Contract, (B) an estimate of the annual revenues expected to be generated from such Service Contract over the life of such Service Contract, and (C) an estimate of the first Monthly Fiscal Period in which such revenues are expected to begin being generated from such Service Contract;
     (i) promptly, a copy of all reports submitted in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrowers or any Subsidiary;
     (j) within ninety (90) days after the beginning of each Annual Fiscal Period, an updated version of the schedule of insurance policies delivered as Schedule 3.21;

     (k) promptly, and in any event within three Business Days after any officer of any Borrower or any of its Subsidiaries obtains knowledge thereof, notice of the occurrence of any event which constitutes a default or an event of default under the Holdings Subordinated Note Documents;
     (l) promptly upon receipt thereof, and in any event within three Business Days, a copy of any written notice received by any Loan Party or Subsidiary stating or alleging that (i) such Loan Party or Subsidiary has breached its obligations under a Service Contract, (ii) any other event has occurred that permits the early termination of a Service Contract or (iii) a Service Contract has been terminated;
     (m) promptly, and in any event within three Business Days after any officer of any Borrower or any of its Subsidiaries obtains knowledge thereof, (i) notice that any Service Contract has terminated prior to its stated date of termination or has not been renewed following termination at its stated date of termination, and (ii) if such Service Contract is a Significant Service Contract or a Material Service Contract, a certificate of a Financial Officer of the Borrowers demonstrating compliance with Section 6.9(e);
     (n) (i) promptly (and in any event within three Business Days) after any Loan Party enters into any Service Contract (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party, provide written notice to the Administrative Agent thereof, which notice shall include an estimate of the total Capital Expenditures to be made or incurred by the Loan Parties after the Restatement Effective Date with respect to any such Service Contracts that constitute New Client Service Contracts; (ii) promptly provide the Administrative Agent with written notice of the total amount of Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date with respect to any such Service Contracts that constitute New Client Service Contracts once expended, (iii) promptly (and in any event within three Business Days) after any Non-Wholly-Owned Entity enters into any joint venture agreement or joint venture arrangement (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party and purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, provide written notice to the Administrative Agent thereof, which notice shall include an estimate of the total Permitted Non-Wholly-Owned Entity Capital Expenditures to be made or incurred by the Loan Parties after the Restatement Effective Date with respect to any such joint venture agreement or joint venture arrangement; (iv) promptly provide the Administrative Agent with written notice of the total amount of Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Restatement Effective Date with respect to any such joint venture agreement or joint venture arrangement of type referred to in the immediately preceding clause (iii) once expended, and (v) promptly provide the Administrative Agent with any other information that the Administrative Agent may reasonably request in order to verify compliance with the condition set forth in clause (b) of the definition of Permitted Lien Restriction and clause (b) of the definition of Permitted JV Lien Restriction;
     (o) promptly, from time to time, such other information and reports regarding the operations, business affairs and financial condition of any Loan Party, the Collateral or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request; and
     (p) within 5 Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants;
     (q) promptly upon receipt or delivery thereof, and in any event within three (3) Business Days after such receipt or delivery, a copy of any written notice (I) received by any Loan Party or Subsidiary stating or alleging that (i) such Loan Party or Subsidiary has breached its obligations under the Merger Agreement or the Holdings Subordinated Note Indenture, (ii) any of the conditions precedent to the effectiveness of the Merger, the Tender Offer or the Indenture Modification and Noteholder Consent have not been, or are incapable of being, timely satisfied at any time and for any reason in accordance with the terms of the Merger Agreement, the Tender Offer or the Indenture Modification and Noteholder Consent, as applicable, or (iii) any other event has occurred that permits the termination of the Merger Agreement or of the Merger, or that permits the MergerSub or Parent (under and as defined in the Merger Agreement) to not consummate the Merger, in each case, unless the MergerSub and Parent (under and as defined the Merger Agreement) has agreed in a writing, in form and substance satisfactory to Administrative Agent, to waive the effect of such event and to consummate the Merger and related transactions in accordance with the terms of the Merger Agreement, (II) received by any Loan Party of termination in respect of the Merger Agreement, the Merger or the Tender Offer, or of any written amendment or modification of the Merger Agreement entered into by any of the parties to the Merger Agreement, or (III) delivered by any Loan Party to the MergerSub or Parent (under and as defined in the Merger Agreement) of termination in respect of the Merger or the Merger Agreement; and
     (r) promptly, and in any event within one (1) Business Day thereof, (I) written notice of (i) any withdrawal or termination by Holdings of the Tender Offer, (ii) any withdrawal or termination by Holdings of the solicitation for approval of the Indenture Modification and Noteholder Consent by requisite holders of Holdings Subordinated Notes, or (iii) any extension of the time for acceptance of the Tender Offer by the holders of the Holdings Subordinated Notes, (II) written notice and copies of any modifications to any material terms of the Tender Offer or any of the documents evidencing the same, and (III) written notice and copies of any amendments or modifications to the Indenture Modification and Noteholder Consent.
     Section 5.5. Litigation, Default and Other Notices. Promptly after any Responsible Officer of any Loan Party obtains actual knowledge thereof, furnish to the Administrative Agent and each Lender written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
     (b) any Litigation commenced or threatened in writing against any Loan Party that (i) seeks damages in excess of $3,000,000 or, if the amount of damages sought are not specified, in the reasonable judgment of the Borrowers could result in liability in excess of $3,000,000, (ii) seeks solely injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any Plan and could reasonably be expected to result in any liability on the part of any Loan Party or ERISA Affiliate in excess of $250,000 individually or in the aggregate, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Claims and could reasonably be expected to result in any liability on the part of any Loan Party in excess of $250,000 individually or in the aggregate or (vi) involves any product recall; and
     (c) any other development specific to a Loan Party that is not a matter of general public knowledge and that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
     (d) any loss, damage, or destruction to any item of tangible Collateral in the amount of $250,000 or more, whether or not covered by insurance.
     Section 5.6. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law, except to the extent that the failure to comply with this subsection would not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of Holdings, any Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event (other than with respect to which the requirement of notice thereof to the PBGC is waived) has occurred, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly (and in any event within 30 days) after any Responsible Officer learns of receipt thereof, a copy of any notice that Holdings, any Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC, (iv) promptly (and in any event within 30 days) after the filing of an application for a waiver of the minimum funding standard, and promptly (and in any event within 30 days) after the grant of such a waiver, a statement of a Financial Officer setting forth details as to such waiver, (v) promptly after any Responsible Officer learns thereof and in any event within 30 days after receipt thereof by Holdings, any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Holdings, any Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is reasonably expected to be, terminated, insolvent or in reorganization, in each case within the meaning of Title IV of ERISA, and (vi) promptly after any Responsible Officer learns of any other event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by Holdings, any Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee pension benefit plans (as defined in Section 3(2) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of Holdings, any Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, a statement of a Financial Officer setting forth the nature thereof and the action, if any, proposed to be taken with respect thereto; provided that in the case of each of clauses (i) through (vi) above, notice to the Administrative Agent shall only be required if such event or condition, together with all other events or conditions referred to in clauses (i) through (vi) above, could reasonably be expected to result in liability of Holdings, any Borrower or any Subsidiary in an aggregate amount exceeding $2,000,000.
     Section 5.7. Maintaining Records; Access; Inspections. Maintain all financial records in accordance with GAAP and except to the extent prohibited by the terms of the Service Contracts, permit any Persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Loan Parties at reasonable times, upon reasonable prior notice to the Borrowers, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or any Lender upon reasonable prior notice to the Borrowers to discuss the affairs, finances and condition of, any Loan Party with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If a Default or Event of Default has occurred and is continuing, each such Loan Party shall provide such access to the Administrative Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Borrowers shall (i) provide the Administrative Agent with access to their suppliers, and (ii) at the Borrowers’ own expense, provide the Administrative Agent with appraisals of their assets as the Administrative Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to the Administrative Agent. Each Loan Party shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that the Administrative Agent may reasonably request. Each Loan Party shall deliver any document or instrument necessary for the Administrative Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Loan Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Loan Party. The Administrative Agent will give Lenders at least 5 days’ prior written notice of regularly scheduled audits, which audits shall not occur more frequently than once per year unless an Event of Default shall have occurred and be continuing. Representatives of other Lenders may accompany the Administrative Agent’s representatives on regularly scheduled audits at no charge to the Borrowers. Each of Holdings and the Borrowers authorizes (i) the Administrative Agent and (ii) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and, at the Administrative Agent’s request, shall instruct those accountants and advisors to disclose and make available to the Administrative Agent and each Lender any and all financial statements and other supporting financial documents, schedules and information relating to any Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party.

     Section 5.8. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only (i) to finance Capital Expenditures to the extent permitted hereunder, (ii) to pay certain transaction costs arising in connection with the consummation of the Related Transactions, (iii) to finance payments of dividends on Holdings Capital Stock and the payment of interest on Holdings Subordinated Notes, in each case to the extent such payments of dividends and interest are permitted hereunder, and (iv) for working capital and other general corporate purposes of the respective Borrowers and their Subsidiaries.
     Section 5.9. Compliance with Environmental Laws. Comply, and make reasonable best efforts to cause all lessees and other Persons occupying its currently owned or leased properties to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Properties, except in the case of such noncompliance as could not reasonably be expected to result in a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and currently owned or leased properties, and conduct, to the extent required under Environmental Laws, any Remedial Action in accordance with Environmental Laws except, in each of the foregoing, as could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.10. Preparation of Environmental Reports. If a Default or Event of Default caused by reason of a breach of Section 3.17 or Section 5.9 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to Lenders within 90 days after such request, at the expense of the Borrowers, an environmental site assessment report for the Properties owned by a Loan Party in fee simple and constituting Collateral for the Obligations that are the subject of such default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any Remedial Action required under any applicable Environmental Law in connection with such properties.
     Section 5.11. Additional Guaranties; Security; Further Assurances.
     (a) Additional Subsidiary Guarantors. Take, and will cause each of their Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) are Subsidiary Guarantors. Without limiting the generality of the foregoing, in the event that any Loan Party shall form or acquire any such new Subsidiary, Holdings, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Administrative Agent with notice of such formation or acquisition, setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary to:
     (i) within 45 days after such formation or acquisition, execute a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiary Guarantee Agreement, and grantor, pledgor, mortgagor or the like under the applicable Security Documents;

     (ii) if such Subsidiary owns any real property located in the United States the value of which exceeds $500,000, to execute and deliver to the Administrative Agent such mortgages, deeds of trust or other agreements or instruments covering such real property and fixtures as shall be necessary to create and perfect valid and enforceable Liens (subject only to Permitted Liens) on such real property and fixtures as collateral security for the Obligations, together in each case with such Uniform Commercial Code financing statements, environmental reports, title insurance policies, and surveys, as the Administrative Agent or the Required Lenders may reasonably request;
     (iii) to the extent not otherwise covered pursuant to clause (ii) above, take such actions (including delivering such securities, other investment property or instruments and authorizing such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject only to Permitted Liens) on all or substantially all of the assets of such new Subsidiary as collateral security for the Obligations, as requested by the Administrative Agent or Required Lenders; and
     (iv) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.2 on the Restatement Effective Date or as the Administrative Agent or the Required Lenders shall have requested.
     (b) Additional Security.
     (i) Cause, and will cause each of their Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) to cause, (A) all of their owned real properties with a value greater than $500,000 and all other personal property located in the United States, and (B) all other material assets of the Borrowers and such Subsidiaries as are not covered by the original Security Documents and as may be reasonably requested by the Administrative Agent or the Required Lenders in their discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of real property, title insured Liens in favor of the Administrative Agent pursuant to the Security Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Administrative Agent or the Required Lenders shall request in its or their reasonable discretion (collectively, the “Additional Security Documents”). With respect to any owned real property with a value greater than $500,000 located in the United States acquired by any Loan Party subsequent to the initial Borrowing Date, such Person will cause to be delivered to the Administrative Agent with respect to such property, documents, instruments, including mortgages, deeds of trust, deeds to secure debt, title insurance policies, surveys, flood hazard certifications, environmental reports and legal opinions, all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders. In furtherance of the foregoing terms of this Section 5.11, each Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by any Loan Party of any owned real property located in the United States having a value greater than $500,000, setting forth in reasonable detail the location and a description of the asset(s) so acquired. Without limiting the generality of the foregoing, Holdings and the Borrowers will cause, and will cause each of their respective Subsidiaries to cause, 100% of the issued and outstanding Capital Stock of all Domestic Subsidiaries owned by Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Subsidiaries that constitute Non-Wholly Owned Entities not owned by the Loan Parties and the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation -Service Systems Associates), and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries (except as provided in subsection (c) below) owned by Holdings, the Borrowers or any Domestic Subsidiary, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents
     (ii) All security interests, mortgages and pledges securing the Obligations shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, and shall constitute valid and enforceable perfected security interests, mortgages and pledges superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Security Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrowers shall cause to be delivered to the Administrative Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 5.11 has been complied with.
     (c) Foreign Subsidiaries Security. If the Administrative Agent or the Required Lenders provide written notice to the Borrower Representative that there has been a change in the relevant sections of the Code or the regulations, published rulings or notices, or other official pronouncements issued or promulgated thereunder (and the Borrowers agree in its reasonable judgment that such change has occurred), seek an opinion from counsel (which shall be chosen by the Borrowers and reasonably satisfactory to the Administrative Agent), with respect to any Foreign Subsidiary of Holdings which has not already had all of its stock pledged pursuant to the Pledge Agreement, that (i) a pledge (A) of 65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, or (B) of any promissory note issued by such Foreign Subsidiary to Holdings or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Subsidiary Guarantee Agreement, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, or (iv) the entering into by such Foreign Subsidiary of a pledge agreement in form and substance substantially identical to the Pledge Agreement, in any such case would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes, and would not have any other materially adverse United States federal income tax consequences to Holdings or any of its Affiliates. If the Borrowers receive an opinion of counsel (A) to the effect described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed); (B) to the effect described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Subsidiary Guarantee Agreement (or another guaranty in substantially identical form, if needed), guaranteeing the Obligations; (C) to the effect described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Secured Obligations; or (D) to the effect described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Administrative Agent, for the benefit of the Secured Parties, all of the Capital Stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into such Subsidiary Guarantee Agreement, Security Agreement or Pledge Agreement is permitted by the laws of the respective foreign jurisdiction, and with all documents delivered pursuant to this Section 5.11(c) shall be in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
     (d) Further Assurances. Holdings and each Borrower will, and will cause each of the other Loan Parties to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, Control Agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent, the Administrative Agent and the Required Lenders may reasonably require. Without limiting the foregoing, the Borrowers shall obtain on or prior to the Restatement Effective Date a landlord waiver, in form and substance satisfactory to the Administrative Agent, with respect to its corporate headquarters located at 201 East Broad Street, Spartanburg, South Carolina and shall use its commercially reasonable efforts to obtain landlord waivers with respect to its leased office space at Suite 400, 300 First Stamford Place, Stamford, Connecticut.
     (e) Appraisals. If the Administrative Agent or any Lender reasonably determines that they are required by law or regulation to have appraisals prepared in respect of any real property of any of the Borrowers and any of their Subsidiaries constituting Collateral, the Borrowers will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
     (f) General. Holdings and each Borrower agree that each action required by paragraphs (a) through (e) of this Section 5.11 shall be completed as soon as possible, but in no event later than forty-five days (or such shorter time period expressly provided herein) after such action is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts to obtain consents from third parties (except in the case of the landlord waiver for the Loan Parties headquarters in Spartanburg, South Carolina, which landlord waiver is required to be obtained as a condition precedent to closing) with respect to its compliance with this Section 5.11 or with respect to the Excluded Property (as defined in the Security Agreement.
     Section 5.12. Fiscal Year; Accounting. In the case of each Loan Party, cause its respective Annual Fiscal Period to end on the Tuesday closest to December 31 of such Annual Fiscal Period.
     Section 5.13. Dividends. In the case of each Borrower, permit its Subsidiaries to pay Dividends to Loan Parties and cause such Dividends to be paid to Loan Parties to the extent required to pay the monetary obligations of the Borrowers, subject to any prohibitions that may be imposed by applicable requirements of law.
     Section 5.14. Compliance with Statutes, etc. Comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.15. Supplemental Disclosure. From time to time as may be reasonably requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Loan Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Restatement Effective Date.
     Section 5.16. Intellectual Property. Each Loan Party will conduct its business and affairs without infringement of or interference in any material respect with any Intellectual Property of any other Person.
     Section 5.17. Cash Management System. On or prior to the Restatement Effective Date, the Holdings and the Borrowers will establish and will maintain until the Termination Date, the cash management systems described below in this Section 5.17 (the “Cash Management Systems”):

               (a) On or before the Restatement Effective Date and until the Termination Date, the Holdings and the Borrowers will (i) establish blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Schedule 3.29, and (ii) will deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts in such Loan Party’s name and at a bank identified in Schedule 3.29 (each, a “Relationship Bank”). On or before the Restatement Effective Date, the Borrower shall establish the concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for each such Borrower in Schedule 3.29 (the “Concentration Account Bank”). From the Restatement Effective Date and thereafter, the Borrowers shall, and shall cause their Subsidiaries to, cause the applicable Relationship Bank to forward through daily sweeps all amounts in the Blocked Accounts maintained with such Relationship Banks to the Concentration Account Bank (or, in the case of those Blocked Accounts identified on Schedule 3.29 as “Delayed Sweep Blocked Accounts,” the Borrowers shall, and shall cause their Subsidiaries to, cause the applicable Relationship Bank to, no less than once every five (5) days), forward all amounts in such Blocked Accounts to the Concentration Account, provided that no daily sweep shall be required on any day with respect to any Blocked Account that has no funds on deposit in such Blocked Account on such day.
               (b) The Borrower Representative shall maintain, in its name, an account identified on Schedule 3.29 (the “Disbursement Account”), into which the Administrative Agent shall, from time to time, deposit proceeds of Revolving Credit Loans and Swingline Advances made pursuant to Sections 2.2 and 2.3 for use by such Borrower solely in accordance with the provisions of Section 5.8.
               (c) With respect to the Blocked Accounts, Concentration Account and the Disbursement Account of the Loan Parties set forth on Schedule 3.29 on the Restatement Effective Date, the applicable Loan Party in whose name such deposit account is maintained shall have entered into a Control Agreement with the Administrative Agent and the applicable Relationship Bank, Concentration Account Bank or bank at which a Disbursement Account is maintained, on or before the Restatement Effective Date (or such later date as the Administrative Agent shall consent to in writing), with respect to the Concentration Account, the Disbursement Account and all Blocked Accounts of the Loan Parties; provided that (x) a Control Agreement shall not be required with respect to any Blocked Account maintained with a bank other than Bank of America, N.A. that does not at any time have a daily balance of funds on deposit therein of more than $75,000 to the extent that the aggregate daily balance of all funds on deposit in Blocked Accounts which are not subject to Control Agreements under this clause (x) does not at any time exceed $500,000, and (y) the Borrowers shall not be required to obtain Control Agreements with respect to the three Blocked Accounts maintained by the Loan Parties with Charter One Bank, Peoples Bank and American Bank and having the account numbers previously identified in writing by Holdings to the Administrative Agent prior to the Restatement Effective Date. For the avoidance of doubt, the Borrowers acknowledge and agree that even if a Control Agreement is not required as a result of the application of any of the exceptions set forth in this Section 5.17(c), the Borrowers shall still be required to comply with the required daily sweep provisions set forth in Section 5.17(a).

               (d) Each Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide, among other things, that (1) with respect to the Relationship Banks at which a Blocked Account is maintained, such Relationship Bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time at which an Event of Default has occurred and is continuing (such event being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Concentration Account and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and (2) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from the Administrative Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in the Disbursement Account, accounts payable, field disbursement accounts or payroll accounts as of any date of determination in excess of $100,000 in any such account.
               (e) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 3.29 to add or replace a Relationship Bank, or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided that (i) the Administrative Agent shall have received prior written notice of the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the applicable Loan Party and such bank shall have executed and delivered to the Administrative Agent a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.
               (f) The Blocked Accounts, Disbursement Account and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each applicable Loan Party shall have granted a Lien to the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Security Agreement.
               (g) All amounts deposited in the Collection Account shall be deemed received by Administrative Agent in accordance with Section 2.16 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.14. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
               (h) Each Loan Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for the Administrative Agent, for the benefit of itself and the Secured Parties, all checks, cash and other items of payment made payable to the Loan Parties and received by such Loan Party or any such Related Person, and (ii) within 1 Business Day after receipt by such Loan Party or any such Related Person of any checks, cash or other items of payment made payable to the Loan Parties, deposit the same into a Blocked Account of such Loan Party. Each Loan Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the

Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.
     Section 5.18. Holdings’ Use of Distributions from Any Borrower. (a) Holdings shall promptly utilize the proceeds of any and all Distributions from any Borrower on such Borrower’s Capital Stock and on the Borrower Intercompany Indebtedness received by it from time to time for the purposes expressly contemplated in Section 6.16, and for no other purpose.
          (b) Any such amounts received from time to time by Holdings that are not so applied in accordance with Section 5.18(a) within five Business Days of receipt shall be transferred by Holdings to the applicable Borrower as a capital contribution.
     Section 5.19. Additional Covenants Related to Merger, Etc. Holdings and each Borrower hereby covenants and agrees that (i) in accordance with Section 10.1(b) hereof, if the Tender Offer and the Merger are not consummated by February 28, 2009 (or such later date, if extended in writing by all of the Administrative Agent and the Required Lenders, it being understood that the Administrative Agent and the Lenders shall have no obligation to grant any such extension), then this Agreement and the Omnibus Amendment shall be deemed null and void and of no force and effect, (ii) the repurchase of not less than 50.1% of the outstanding aggregate principal amount of the Holdings Subordinated Notes shall be made solely from the proceeds of a cash equity contribution made by Sponsor (or an Affiliate thereof) to Holdings (such cash equity contribution is referred to herein as the “Cash Equity Contribution”), (iii) the repayment of the Term Loans and the Revolving Loans as set forth in Section 4.2(n) and (o) shall be made solely from the proceeds of a cash equity contribution made by Sponsor (or an Affiliate thereof) to Holdings and the failure to make such repayments on or prior to February 28, 2009 (unless such date is extended in writing by all of the Administrative Agent and the Required Lenders, it being understood that the Administrative Agent and the Lenders shall have no obligation to grant any such extension) shall constitute an immediate Event of Default under the Existing Credit Agreement and this Agreement, (iv) it shall constitute an immediate Event of Default under the Existing Credit Agreement and this Agreement if at any time following the consummation of the Merger, the Merger or the Tender Offer is found or declared by a decision of a Governmental Authority of competent jurisdiction to be null or void (except to the extent such decision is appealable and has been stayed pending appeal), and (v) it shall constitute an immediate Event of Default under the Existing Credit Agreement and this Agreement if at any time following the consummation of the Merger, the Indenture Modification and Noteholder Consent is revoked the requisite holders of the Holdings Subordinated Notes or is found or declared by a Governmental Authority of competent jurisdiction to be null or void.
     Section 5.20. Annual Senior Secured Debt Rating. On an annual basis after the Restatement Effective Date, commencing with Fiscal Year 2009, the Loan Parties shall obtain for the Loan Parties an implied senior secured debt rating from Moody’s and shall furnish the Administrative Agent with any documentation necessary or appropriate to evidence such debt rating by no later than March 31st in each such Fiscal Year (or such later date as the Administrative Agent may agree to in writing).

ARTICLE VI
NEGATIVE COVENANTS
          Each of Holdings and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Termination Date, none of the Loan Parties will, and will not cause or permit any of their respective Subsidiaries to:
     Section 6.1. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness of the Borrowers and their Subsidiaries existing on the date hereof and set forth in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended, provided that such Indebtedness permitted under clause (i) or clause (ii) above shall not be (A) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) in a principal amount which exceeds the Indebtedness (plus accrued interest and premiums thereon) being renewed, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) in the case of the Guarantors, their respective Guaranties under the Guarantee Agreements;
     (d) Indebtedness of any Loan Party or its Subsidiaries owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to such Loan Party or its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person incurred in the ordinary course of business and Indebtedness in respect of insurance premiums;
     (e) (i) Indebtedness of any Canadian Foreign Subsidiary owed to any Borrower or any other Subsidiary so long as the aggregate amount of all Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including such Indebtedness and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (ii) Indebtedness of any Non-Wholly-Owned Entity owed to any Borrower or any other Subsidiary so long as the aggregate amount of all Joint Venture Non-Guarantor Expenditures outstanding at any time, including such Indebtedness and all Joint Venture Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, does not exceed $15,000,000 in the aggregate; provided, however that for purposes of determining compliance with the $15,000,000 limitation in this clause (ii), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;

     (f) Indebtedness of any Loan Party owed to any other Loan Party;
     (g) Indebtedness of a Loan Party or a Subsidiary thereof in respect of performance bonds, bid bonds, appeal bonds, completion guaranties, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinanced Indebtedness is not greater than the amount of Indebtedness being refinanced;
     (h) Indebtedness of a Loan Party or a Subsidiary thereof arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;
     (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness in an aggregate principal amount outstanding at any time not in excess of $5,000,000 incurred by a Loan Party or a Subsidiary thereof prior to or within 90 days after a Capital Expenditure in order to finance such Capital Expenditure, and extensions, renewals and refinancings thereof if the interest rate with respect thereto and other terms thereof are no less favorable to such Loan Party or a Subsidiary thereof than the Indebtedness being refinanced and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, provided that such refinancing Indebtedness shall not be (i) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (plus unpaid accrued interest and premiums thereon), (ii) in a principal amount that exceeds the Indebtedness being renewed, extended or refinanced or (iii) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
     (j) Indebtedness in respect of reasonable and customary indemnification, adjustment of purchase price or similar obligations arising from agreements of a Loan Party or a Subsidiary thereof, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary and not constituting Indebtedness for borrowed money;
     (k) Borrower Intercompany Indebtedness, provided that (i) such Indebtedness shall be subordinated pursuant to the Intercompany Subordination Agreement and (ii) Holdings shall have pledged its rights in respect of such Indebtedness pursuant to the Loan Documents;
     (l) the Holdings Subordinated Notes and guarantees thereof and of related obligations by the Loan Parties, less the principal amount of any Holdings Subordinated Notes that are redeemed or repaid on or after the Original Closing Date, provided that all such Indebtedness shall be subordinated to payment of the Obligations on terms and conditions set forth in the Holdings Subordinated Note Indenture;
     (m) all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in paragraphs (a) through (k) above;

     (n) other unsecured Indebtedness (other than for borrowed money) not to exceed $5,000,000 in the aggregate at anytime.
     Section 6.2. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer any account receivable or any right in respect thereof, except:
     (a) Liens on property or assets of the Loan Parties or their Subsidiaries existing on the date hereof and set forth in Schedule 6.2, provided that such Liens shall secure only those obligations that they secure on the date hereof (and extensions, renewals and refinancings of such obligations permitted by Section 6.1(a)) and shall not subsequently apply to any other property or assets of such Loan Parties;
     (b) any Lien created under the Loan Documents;
     (c) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or that are being contested in compliance with Section 5.3;
     (d) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the appropriate Loan Party or a Subsidiary thereof shall have set aside on its books reserves in accordance with GAAP;
     (e) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workmen’s compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;
     (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, but excluding obligations for borrowed money;
     (g) zoning restrictions, easements, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party or a Subsidiary thereof;
     (h) Liens on capital assets, real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Loan Party or a Subsidiary thereof (including the interests of vendors and lessors under conditional sale and title retention agreements and capitalized lease obligations), provided that (i) such Liens secure only the Indebtedness permitted by Section 6.1(i), (ii) the Indebtedness secured thereby does not exceed

100% of the cost of such capital assets, real property, improvements or equipment at the time of such acquisition, improvement or completion of construction thereof, (iii) such expenditures are permitted by this Agreement and (iv) such Lien does not secure any other property or assets of the Loan Parties or their Subsidiaries (other than accessions to such capital assets, real property, improvements or equipment and provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);
     (i) the sale in the ordinary course of business of defaulted accounts receivable in connection with the liquidation of such claims consistent with past practices of the Borrowers and their Subsidiaries;
     (j) Liens securing judgments for the payment of money in an aggregate amount not in excess of $5,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged in writing its obligation to cover), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;
     (k) precautionary UCC filings made with respect to leased equipment and proceeds thereof under operating leases pursuant to which Holdings or any of its Subsidiaries are the lessee;
     (l) any operating leases or operating subleases to other persons of properties or assets owned or leased by a Loan Party or a Subsidiary thereof;
     (m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of a Loan Party or a Subsidiary thereof to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and their Subsidiaries;
     (n) the replacement, extension or renewal of any Lien permitted by paragraph (h) above, provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; and provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement; and
     (o) Liens required to be created pursuant to the terms of any Permitted Service Contract; provided that such Liens shall (i) apply only to tangible property located at the premises subject to such Permitted Service Contract and (ii) be limited to assets with a fair market value of $2,000,000 in the aggregate at any time for all Permitted Service Contracts combined.
     Section 6.3. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     Section 6.4. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
     (a) investments (i) existing on the date hereof in the Capital Stock of the Subsidiaries; (ii) by Holdings in the common stock of VSA; (iii) by VSA in the common stock of the Borrowers (other than VSA); (iv) by the Borrowers or any Subsidiary in any Subsidiary Guarantor; (v) by any Loan Party or any Subsidiary in Canadian Foreign Subsidiaries in which any Borrower or a Subsidiary owns Capital Stock, provided that the aggregate amount of Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including the aggregate amount of the consideration (whether cash or property, as valued at the time each such investment is made) for all investments made pursuant to this clause (v) and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (vi) by any Loan Party or any Subsidiary in Non-Wholly-Owned Entities in which any Borrower or a Subsidiary owns Capital Stock, provided that the aggregate amount of Joint Venture Non-Guarantor Expenditures outstanding at any time, including the aggregate amount of the consideration (whether cash or property, as valued at the time each such investment is made) for all investments made pursuant to this clause (vi) and all Joint Venture Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, does not exceed $15,000,000 in the aggregate; provided, however that for purposes of determining compliance with the $15,000,000 limitation in this clause (vi), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;
     (b) Permitted Liquid Investments, together with investments that were Permitted Liquid Investments when made pursuant to clauses (a) through (e) of the definition thereof but only until the maturity of such investments and excluding any extensions, renewals or rollovers thereof;
     (c) investments arising out of the receipt by the Borrowers or any Subsidiary of non-cash consideration for the sale of assets, provided that such consideration (if the stated amount or value thereof is in excess of $500,000, individually, or $1,500,000 in the aggregate for all such investments) is pledged upon receipt pursuant to the Pledge Agreement to the extent required thereby;
     (d) Indebtedness among Loan Parties and their Subsidiaries permitted under Section 6.1;
     (e) loans and advances to officers, directors and employees (and partnerships for their benefit) of any Loan Party, whether in respect of salary advances, for payment of taxes or otherwise, provided, however, that the aggregate amount of such loans and advances, including those outstanding on the Restatement Effective Date and refinancings thereof, shall not exceed $2,000,000 at any time;
     (f) (i) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) prepayments and other credits to suppliers made in the ordinary course of business which is consistent with the past practices of Holdings, the Borrowers and the Subsidiaries;
     (g) investments existing on the Restatement Effective Date and set forth on Schedule 6.4;
     (h) investments resulting from pledges and deposits referred to in Section 6.2(e) or (f);
     (i) investments permitted by Section 6.5(a) and Section 6.16(b);
     (j) loans and other investments by any Borrower or any of its Subsidiaries to customers made in connection with entering into a Permitted Service Contract; provided, however, that all such loans and other investments may not exceed $10,000,000 in any Annual Fiscal Period or $20,000,000 in aggregate amount outstanding at any time (such loans and other investments to be included in the calculation of Consolidated Service Contract Capital Expenditures); provided, however that for purposes of determining compliance with the dollar limitations set forth above in this paragraph (j), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;
     (k) investments (other than loans and advances to officers, directors or employees of Holdings and its Subsidiaries) funded with proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such proceeds are not required to prepay the Obligations under Section 2.10, and are not applied to Capital Expenditures under Section 6.15 or investments permitted under Section 6.5(a); and
     (l) investments in assets used or useful in the business of the Borrowers and their Subsidiaries funded with Asset Sale Proceeds or Insurance Proceeds, in each case to the extent such funding from proceeds is expressly permitted under the definitions of “Asset Sale Proceeds” and “Insurance Proceeds”, respectively.
     Section 6.5. Mergers; Consolidations; Sales of Assets; Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section 6.5 shall not prohibit the following so long as no Default or Event of Default exists or would result therefrom:
     (a) Permitted Business Acquisitions, provided that the maximum aggregate purchase price expended in connection with all such acquisitions or series of related acquisitions during the term of this Agreement (i) shall not exceed $12,500,000 for any single such acquisition occurring on or after the Restatement Effective Date, and (ii) shall not exceed an amount equal to the sum of (A) $35,000,000 in the aggregate for all such acquisitions occurring on or after the Restatement Effective Date plus (B) the amount of any net cash proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such net cash proceeds are (x) not required to prepay the Obligations under Section 2.10, (y) not applied to Capital Expenditures under Section 6.15 or investments permitted under Section 6.4(k) and (z) in fact used to pay a portion of the purchase price for such acquisitions; provided, further that (1) in no event shall the maximum aggregate amount of Joint Venture Non-Guarantor Expenditures made in connection with all such acquisition(s) during the term of this Agreement of Non-Wholly-Owned Entities (or interests therein) or of assets owned or to be owned by or transferred to Non-Wholly-Owned Entities, together with all other Joint Venture Non-Guarantor Expenditures outstanding at any time and all Joint Venture Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, exceed $15,000,000 in the aggregate, and (2) in no event shall the maximum aggregate amount of Foreign Subsidiary Non-Guarantor Expenditures made in connection with all such acquisition(s) during the term of this Agreement of Canadian Foreign Subsidiaries (or interests therein) or of assets owned or to be owned by or transferred to Canadian Foreign Subsidiaries, together with all other Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, exceed $7,500,000 in the aggregate;
     (b) (i) the merger of any Wholly-Owned Subsidiary into any Borrower in a transaction in which any Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary Guarantor into or with any other Subsidiary Guarantor, (iii) the merger or consolidation of any Non-Wholly Owned Entity as long as the surviving entity is either (x) a Loan Party and the aggregate amount of consideration paid by any Loan Party to the equity holders of such joint venture as part of such merger or consolidation (which payment will, for purposes of this Agreement, be considered Capital Expenditures) would be permitted under Section 6.15, or (y) not a Loan Party and the aggregate amount of cash proceeds received by any Loan Party in connection with such merger are treated as Equity Offering Proceeds and are applied in accordance with Section 2.10;
     (c) (i) sales, leases or transfers of assets or property from any Borrower or any Subsidiary to any Canadian Foreign Subsidiary provided that all Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including the aggregate net value (after giving effect to any consideration received) of the property to be sold, leased or transferred pursuant to this paragraph (c)(i) and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (ii) sales, leases or transfers of assets or property from any Borrower or any Subsidiary to any Non-Wholly-Owned Entity provided that all Joint Venture Non-Guarantor Expenditures outstanding at any time, including the aggregate net value (after giving effect to any consideration received) of the property to be sold, leased or transferred pursuant to this paragraph (c)(ii) and all Joint Venture Non-Guarantor Expenditures made prior to the Restatement Effective Date that remain outstanding, does not exceed $15,000,000 in the aggregate;
     (d) the sale of any Capital Stock of any Non-Wholly Owned Entity to the extent that the cash proceeds of such sale received by any Loan Party are treated as Equity Offering Proceeds and are applied in accordance with Section 2.10; or

     (e) transactions permitted by Sections 6.4 and 6.6.
     Section 6.6. Sale of Assets. Make any Disposition other than (a) sales of inventory in the ordinary course of business, (b) sales and transfers of property under Service Contracts in accordance with the terms of such Service Contracts, (c) Dispositions of Permitted Liquid Investments, (d) Dispositions by the Borrowers and the Subsidiaries of properties or assets representing in the aggregate no more than (i) $1,000,000 of net book value in any Annual Fiscal Period and (ii) $5,000,000 of net book value during the term of this Agreement, (e) Dispositions to any Borrower or any Subsidiary Guarantor and (f) transfers permitted under Sections 6.4 and 6.5 (other than Section 6.5(e)).
     Section 6.7. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (x) otherwise permitted under this Agreement and (y) consummated upon terms no less favorable to any Loan Party or a Subsidiary thereof than it would obtain in a comparable arm’s-length transaction with a Person that was not an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions among Holdings, the Borrowers and Subsidiaries otherwise permitted by this Agreement, (ii) Distributions permitted under Section 6.16, (iii) any purchase by Holdings of Capital Stock of any Borrower, or any contribution by Holdings to the equity capital of any Borrower, so long as any additional Capital Stock of such Borrower is pledged to the Administrative Agent pursuant to Section 5.11 or (iv) any of the transactions contemplated by Sections 6.4 or 6.17.
     Section 6.8. Business of Holdings and its Subsidiaries. (a) In the case of each of the Borrowers and the Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it on the Original Closing Date and any other business activities reasonably related or incidental thereto (it being understood that an acquisition of a food, beverage or merchandise business having up to five permanent stand-alone locations and a brand, identity or method of doing business that will be, and is in fact, rolled out to at least one of the Borrowers’ or their Subsidiaries’ then existing food service venues (each a “Brand Acquisition”) within one year after the date of acquisition thereof shall be deemed reasonably related to the business currently conducted by the Borrowers and the Subsidiaries on the Original Closing Date); provided, however that an amount up to $15,000,000 (or such greater amount as may be approved in writing by the Administrative Agent) in aggregate purchase price may be expended by the Loan Parties to acquire any other business or business activity after the Restatement Effective Date of a type of business or business activity other than the business currently conducted by the Borrower and their Subsidiaries on the Original Closing Date and activities reasonably related or incidental thereto so long as such acquisition constitutes a Permitted Business Acquisition, such acquisition does not exceed the dollar limitations (individually or in the aggregate) set forth in Section 6.15(a) and such acquisition meets all of the other requirements and conditions set forth in Section 6.15(a), (b) in the case of Holdings, engage at any time in any business or business activity other than (i) the ownership of all the outstanding capital stock of VSA, together with activities directly related thereto, (ii) performance of its obligations under the Loan Documents and the other Transaction Documents and the related transactions; and (iii) if applicable, actions required by law to maintain its status as a corporation, and (c) in the case of VSA, engage at any time in any business or business activity other than (i) the ownership of all the outstanding Capital Stock of the Borrowers (other than VSA), together with activities directly related thereto, (ii) performance of its obligations under the Loan Documents and the other Transaction Documents and the Related Transactions; and (iii) if applicable, actions required by law to maintain its status as a corporation. Neither Holdings nor any Borrower shall create or acquire any Subsidiaries on or after the Restatement Effective Date, except in compliance with Section 5.11.
     Section 6.9. Material Agreements; Constituent Documents. (a) (i) Enter into any Service Contract other than a Permitted Service Contract, (ii) sell, assign, transfer or otherwise dispose of any right under or interest in any Service Contract (other than under the Security Documents or to another Loan Party) except in connection with a transaction permitted by Sections 6.4, 6.5 or 6.6 or (iii) amend or modify any Service Contract in any way if such Service Contract as amended would not constitute a Permitted Service Contract if it were entered into on the date of such amendment or modification or would otherwise result in a Material Adverse Effect.
     (b) (i) Directly or indirectly, make any payment, retirement, repurchase or redemption on account of the principal of or directly or indirectly prepay or defease (x) any of the Holdings Subordinated Notes, or any other Indebtedness subordinated in right of payment to the Obligations and (y) if an Event of Default has occurred, any other Indebtedness (other than the Obligations), in each case prior to the stated maturity date of such Indebtedness, (ii) make any payment or prepayment of any such Indebtedness that would violate the terms of this Agreement or of such Indebtedness, any agreement or document evidencing, related to or securing the payment or performance of such Indebtedness or any subordination agreement or provision applicable to such Indebtedness or (iii) pay in cash any amount in respect of such Indebtedness that may at the Borrowers’ option be paid in kind thereunder.
     (c) Amend or modify in any manner adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such action shall be adverse to the Lenders), the articles or certificate of incorporation or bylaws, or memorandum and articles of association. of any Loan Party or any of their respective Subsidiaries.
     (d) Amend or modify the Holdings Subordinated Note Indenture, any other Holdings Subordinated Note Document, or any other document or agreement governing or evidencing any other Indebtedness subordinated in right of payment to the Obligations if the effect of such amendment or modification is to (i) increase the interest rate applicable to the Holdings Subordinated Notes, Deferred Subordinated Note Interest, any other Indebtedness governed or evidenced thereby, (ii) change to an earlier date the scheduled dates of payment of any component of principal, interest or other amounts thereon, (iii) increase principal prepayments or amortization payments thereon, (iv) alter the redemption, prepayment or subordination provisions thereof, (v) add to or alter the covenants (including without limitation financial covenants), defaults and events of default set forth therein in a manner that would make such provisions more onerous or restrictive to Holdings or any Subsidiary, or (v) otherwise increase the obligations of any Loan Party or any Subsidiary in respect of the Holdings Subordinated Notes, Deferred Subordinated Note Interest, or other Indebtedness governed thereby or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to any Loan Party or any of its Subsidiaries or to the Administrative Agent or the Lenders.

     Section 6.10. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Quarterly Fiscal Period ending during the period set forth below to be less than the ratio set forth below for such period:

Minimum Interest
Applicable Period:	Coverage Ratio
Quarterly Fiscal Periods ending on March 31, 2009 and June 30, 2009	2.10 to 1.00
Quarterly Fiscal Periods ending on September 30, 2009 through and including March 31, 2010	2.15 to 1.00
Quarterly Fiscal Periods ending on June 30, 2010 and September 30, 2010	2.25 to 1.00
Quarterly Fiscal Period ending on December 31, 2010	2.40 to 1.00
Quarterly Fiscal Period ending on March 31, 2011	2.60 to 1.00
Quarterly Fiscal Period ending on June 30, 2011	2.70 to 1.00
Quarterly Fiscal Period ending on September 30, 2011	2.80 to 1.00
All Quarterly Fiscal Periods ending thereafter	3.00 to 1.00
     Section 6.11. Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Quarterly Fiscal Period ending during the period set forth below to be greater than the ratio set forth below for such Quarterly Fiscal Period:

Maximum Total
Applicable Period	Leverage Ratio
Quarterly Fiscal Periods ending on March 31, 2009 and June 30, 2009	3.60 to 1.00
Quarterly Fiscal Periods ending on September 30, 2009 through and including March 31, 2010	3.50 to 1.00
Quarterly Fiscal Period ending on June 30, 2010	3.25 to 1.00
Quarterly Fiscal Period ending on September 30, 2010	3.20 to 1.00
Quarterly Fiscal Period ending on December 31, 2010	3.10 to 1.00
Quarterly Fiscal Period ending on March 31, 2011	3.00 to 1.00
Quarterly Fiscal Period ending on June 30, 2011	2.75 to 1.00
All Quarterly Fiscal Periods ending thereafter	2.50 to 1.00

     Section 6.12. Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the end of any Quarterly Fiscal Period ending during the period set forth below to be greater than the ratio set forth below for such Quarterly Fiscal Period:

Maximum Senior
Applicable Period	Leverage Ratio
Quarterly Fiscal Periods ending on March 31, 2009 and June 30, 2009	2.15 to 1.00
Quarterly Fiscal Periods ending on September 30, 2009 through and including March 31, 2010	2.00 to 1.00
Quarterly Fiscal Periods ending on June 30, 2010 and September 30, 2010	1.85 to 1.00
Quarterly Fiscal Period ending on December 31, 2010	1.70 to 1.00
Quarterly Fiscal Period ending on March 31, 2011	1.60 to 1.00
Quarterly Fiscal Period ending on June 30, 2011	1.45 to 1.00
All Quarterly Fiscal Periods ending thereafter	1.25 to 1.00
     Section 6.13. Capital Stock. (a) Issue any Capital Stock of any of the Borrowers or any Subsidiary, except (i) shares of Capital Stock issued to Loan Parties and pledged to the Administrative Agent pursuant to the Pledge Agreement, (ii) shares of Capital Stock of Canadian Foreign Subsidiaries permitted to be issued pursuant to Section 6.4(a)(v) to the extent that the requirements of Section 5.11 are met, and (iii) shares of Capital Stock of any Subsidiary that constitutes a Non-Wholly-Owned Entity permitted to be issued pursuant to Section 6.4(a)(vi) to the extent that the requirements of Section 5.11 are met; or (b) sell, transfer, lease or otherwise dispose of, or make subject to any subscription, option, warrant, call, right or other agreement or commitment of any nature, the Capital Stock of any Subsidiary, other than (i) pursuant to the Security Documents, (ii) pursuant to a transaction permitted pursuant to Sections 6.4 or 6.5 and (iii) with respect to directors’ qualifying shares.
     Section 6.14. Foreign Revenues. Permit revenues of Subsidiaries located in countries other than the United States or Canada in any Annual Fiscal Period to be greater than 25% of the consolidated revenues of the Loan Parties in such Annual Fiscal Period.
     Section 6.15. Limitations with respect to Capital Expenditures. Make any Capital Expenditures, including, without limitation, Consolidated Service Contract Capital Expenditures, except to the extent expressly permitted under paragraphs (a) through (d), inclusive, of this Section 6.15.
     (a) Maximum Total Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures (including, without limitation, Capital Expenditures in respect of any existing or new service contracts) during any of the following periods that exceed in the aggregate the amount set forth below opposite of such period:

Maximum Total Capital
Applicable Period	Expenditures per Period
2009 Annual Fiscal Period	$35,000,000
2010 Annual Fiscal Period	$35,000,000
2011 Annual Fiscal Period	$20,000,000
2012 Annual Fiscal Period	$20,000,000
     ; provided, however, that:
          (i) for purposes of determining compliance with the Capital Expenditure covenant set forth above in this paragraph (a), the amount of permitted Capital Expenditures referenced above will be increased in any applicable period by the positive amount (the “Carry Over Amount”) equal to the lesser of 50% of the amount of permitted Capital Expenditures for the immediately prior Annual Fiscal Period (without giving effect to any carryover permitted under this proviso), and (ii) the amount (if any) equal to the positive difference obtained by taking the Capital Expenditures limit specified above for the immediately prior Annual Fiscal Period (without giving effect to any carryover permitted under this proviso) minus the actual amount of any Capital Expenditures expended during such immediately prior Annual Fiscal Period, and for purposes of measuring compliance herewith, the Carry Over Amount for any applicable period set forth above shall be deemed to be the last amount spent on Capital Expenditures in the next succeeding applicable period;
          (ii) notwithstanding the foregoing, no Carry Over Amounts from the Fiscal Years 2005 through 2007 shall be permitted to be applied to the Fiscal Years 2008 through 2010; and
          (iii) for purposes of determining compliance with the Capital Expenditure covenant set forth above in this paragraph (a), there shall be excluded from Capital Expenditures, any Capital Expenditures in respect of the Vancouver Exhibition & Convention Center to the extent and only to the extent made from funds in an amount not to exceed $4,100,000 on deposit in deposit account number 2000023971004 of Borrowers with Wachovia Bank, N.A. in existence on the date of this Agreement, and provided such deposit account is subject to a Control Agreement on and after the date of this Agreement.
     (b) Consolidated Service Contract Capital Expenditures made with any return of capital or repayment of Indebtedness with respect to Capital Expenditures otherwise permitted under this Section 6.15 when initially made or existing on the Restatement Effective Date.

     (c) Capital Expenditures made with (i) proceeds of asset sales described in the first proviso of the definition of “Asset Sale Proceeds”, (ii) proceeds of insurance awards described in the first proviso of the definition of “Insurance Proceeds” and (iii) unamortized contract value proceeds described in the first proviso of the definition of “Unamortized Contract Value Proceeds”, each of which are otherwise available for reinvestment to fund Consolidated Service Contract Capital Expenditures.
     (d) Capital Expenditures made with the proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such proceeds are not required to prepay the Obligations under Section 2.10 or Section 4.2, and are not applied to investments permitted under Sections 6.4(k) and 6.5(a).
     Section 6.16. Dividends and Distributions. Authorize, declare or pay, or permit any of its Subsidiaries to authorize, declare or pay, any Distributions; provided, however, that:
     (a) any Subsidiary of the Borrowers may declare and pay cash Distributions to any Loan Party, or in the case of any Subsidiary that is a Non-Wholly-Owned Entity, to any Borrower or any Subsidiary and to each other owner of Capital Stock of such Non-Wholly-Owned Entity on a pro rata basis (or more favorable basis from the perspective of such Borrower or such Subsidiary) based on their relative ownership interests;
     (b) any Borrower or any Subsidiary may purchase or redeem the Capital Stock of any minority shareholder or equity holders of a Non-Wholly Owned Entity in which any Borrower or any Subsidiary also owns Capital Stock, provided that that such purchase or redemption results in such Non-Wholly-Owned Entity becoming a Wholly-Owned Subsidiary and a Loan Party, and (ii) no Default or Event of Default exists or would result therefrom;
     (c) the Borrowers may make Distributions consisting of Dividends or payments on the Borrower Intercompany Indebtedness to Holdings for the purpose of funding Holdings Administrative Expenses in an amount not to exceed during any Annual Fiscal Period the lesser of (i) $1,000,000 or (ii) the amounts budgeted therefor in the Borrower’s Projections most recently delivered to the Administrative Agent prior to the date of this Agreement or Section 5.4(f), as the case may be;
     (d) the Borrowers and any Subsidiary may make Distributions consisting of Dividends or payments on the Borrower Intercompany Indebtedness and Guarantees thereof, directly or indirectly, to Holdings for the purpose of funding tax liabilities of Holdings that are payable in cash, in each case to the extent incurred by Holdings in connection with its direct or indirect ownership of its Subsidiaries;
     (e) [Reserved].
     (f) subject to the terms of Article 10 of the Holdings Subordinated Note Indenture and so long no Interest Deferral Period is in effect pursuant to Section 6.18, Holdings may pay the Deferred Subordinated Note Interest on each Subordinated Note Interest Payment Date from Available Cash; provided that Deferred Subordinated Note Interest may only be paid to the extent that after giving pro forma effect to the amount of Deferred Subordinated Note Interest to be paid, the Senior Leverage Ratio measured as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered would be less than 1.25:1.00; provided, further that if the Monthly Report for the most recently ended Monthly Fiscal Period has not been timely delivered in accordance with Section 5.4(a), no payments of Deferred Subordinated Note Interest may be paid under this paragraph (f).
     Section 6.17. Management Fees. Authorize, pay, or permit any of its Subsidiaries to authorize or pay, any management fees to any Person; provided, however, that Holdings may authorize and pay management fees to Sponsor (or any Affiliate thereof) in an aggregate amount of not more than $1,000,000 per Fiscal Year plus reasonable transaction fees in connection with Permitted Acquisitions, Asset Sales and the incurrence of Indebtedness, acting as manager of Holdings pursuant to a management agreement entered into after the consummation of the Merger, in each case so long as no Default or Event of Default exists or would result therefrom.
     Section 6.18. Deferral of Subordinated Note Interest. Pay any interest on the Holdings Subordinated Notes or any Deferred Subordinated Note Interest otherwise due and payable on any Subordinated Note Interest Payment Date if, on such Subordinated Note Interest Payment Date, (a) the Interest Coverage Ratio, the Total Leverage Ratio or the Senior Leverage Ratio as of the last day of the most recently ended Quarterly Fiscal Period for which a Quarterly Report has been delivered does not meet the threshold required in clauses (i), (ii) or (iii), respectively, below, as reported in such Quarterly Report, or (b) the Quarterly Report for the Quarterly Fiscal Period immediately preceding such Subordinated Note Interest Payment Date is not timely delivered to the Lenders pursuant to Section 5.4(a) for such Quarterly Fiscal Period. If one or more of the conditions described in the immediately preceding clauses (a) and (b) exist, then the payment of interest on the Holdings Subordinated Notes and on Deferred Subordinated Note Interest otherwise due and payable on such Subordinated Note Interest Payment Date shall be deferred, and such deferred interest shall not be required to be paid, prior to December 18, 2008. Payment of interest on a Subordinated Note Interest Payment Date will be deferred on the Holdings Subordinated Notes if on the last day of the Quarterly Fiscal Period for which a Quarterly Report was most recently delivered prior to such Subordinated Note Interest Payment Date:
          (i) The Interest Coverage Ratio is less than 1.90 to 1.00;
          (ii) The Total Leverage Ratio is greater than 4.95 to 1.00; or
          (iii) The Senior Leverage Ratio is greater than 2.30x 1.00.
Notwithstanding the foregoing or any other provision of any Loan Document, but subject to the terms of Article 10 of the Holdings Subordinated Note Indenture, after December 10, 2008, the payment of interest on the Holdings Subordinated Notes may be deferred for no more than ten (10) Subordinated Note Interest Payment Dates in the aggregate during any subsequent five-year period during which the Holdings Subordinated Notes are outstanding, before current interest payments, including interest on Deferred Subordinated Note Interest, must be resumed; provided, however, that for purposes of calculating the foregoing limitation, (x) any payment of deferred interest by Holdings will be applied, first, to the interest payment, including interest on Deferred Subordinated Note Interest, that (but for the deferral) would have been required to be made on the most recent Subordinated Note Interest Payment Date on which interest was deferred, and thereafter (to the extent of any excess), successively, to the interest payment, including interest on Deferred Subordinated Note Interest, that (but for the deferral) would have been required to be made on each next preceding Subordinated Note Interest Payment Date on which interest was deferred, and (y) the number of Subordinated Note Interest Payment Dates for which interest will be treated as being deferred will be reduced by the number of Subordinated Note Interest Payment Dates, if any, with regard to which interest was treated as paid in full pursuant to the foregoing ordering rule; and (iii) the payment of interest on the Holdings Subordinated Notes shall not be deferred (A) after December 10, 2008 unless all Deferred Subordinated Note Interest accrued on and prior to December 10, 2008 (together with accrued and unpaid interest thereon) has been paid in cash or (B) if an Event of Default (as defined in the Holdings Subordinated Note Indenture) has occurred and is continuing and payment of the Holdings Subordinated Notes has been accelerated. Notwithstanding anything contained in the Loan Documents to the contrary, but subject to the provisions of Article 10 of the Holdings Subordinated Note Indenture, all Deferred Subordinated Note Interest, all unpaid interest thereon and all unpaid interest on the Holdings Subordinated Notes may be paid on December 10, 2008.
Payments of current interest on the Holdings Subordinated Notes and current interest on Deferred Subordinated Note Interest may resume on any Subordinated Note Interest Payment Date if on the last day of the second Monthly Fiscal Period ending immediately preceding such Subordinated Note Interest Payment Date, (x) the Interest Coverage Ratio is greater than the level set forth above and the Total Leverage Ratio and the Senior Leverage Ratio are less than the levels set forth above, and (y) all conditions set forth in Section 6.16(f) have been satisfied. Payments of Deferred Subordinated Note Interest may resume on any Subordinated Note Interest Payment Date if on the last day of the second Monthly Fiscal Period ending immediately preceding such Subordinated Note Interest Payment Date, (x) the Interest Coverage Ratio is greater than the level set forth above and the Total Leverage Ratio and the Senior Leverage Ratio are less than the levels set forth above, all on a subsequent Subordinated Note Interest Payment Date and (y) all conditions set forth in Section 6.16(f) have been satisfied.
     Section 6.19. [RESERVED]
     Section 6.20. [RESERVED]
     Section 6.21. [RESERVED]
     Section 6.22. Restrictions on Intercompany Transfers; Negative Pledge Clauses.
     (a) Restrictions on Intercompany Transfers. Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between the Borrowers, except in each case for prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Loan Documents; (ii) applicable law; (iii) restrictions in effect on the date of this Agreement contained in the Holdings Subordinated Note Indenture as in effect on the date of this Agreement, and, if the Indebtedness under the Holdings Subordinated Notes is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions taken as a whole are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, (iv) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices, (v) any restriction or encumbrance with respect to any asset of the Borrowers or any of their Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (vi) customary provisions in joint venture agreements and other similar agreements, which place restrictions on distributions of the property or assets of the joint venture entity to the joint venture partners and/or restrictions on the granting of liens on property or assets owned by the joint venture entity (but not any Loan Party), entered into in the ordinary course of business in connection with joint ventures permitted under this Agreement, and (vii) customary net worth limitations in leases.
     (b) Negative Pledge Clauses. Directly or indirectly become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent on behalf of the Secured Parties, except (i) this Agreement and the other Loan Documents; (ii) restrictions in effect on the date of this Agreement contained in the Holdings Subordinated Note Indenture as in effect on the date of this Agreement, and, if the Indebtedness under the Holdings Subordinated Notes is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions taken as a whole are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, (iii) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices, (iv) operating leases, Capital Leases or Licenses which prohibit Liens upon the assets or properties that are subject to such operating lease, Capital Lease or License, (v) any restriction or encumbrance with respect to any asset of the Borrowers or any of their Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (vi) customary provisions in joint venture agreements and other similar agreements, which place restrictions on distributions of the property or assets of the joint venture entity to the joint venture partners and/or restrictions on the granting of liens on the property or assets owned by the joint venture entity (but not any Loan Party), entered into in the ordinary course of business in connection with joint ventures permitted under this Agreement, (vii) restrictions on Liens set forth in any Service Contracts to the extent and only to the extent any such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, (viii) restrictions on Liens set forth in any Service Contracts to the extent and only to the extent that such provisions restrict liens on real property, improvements thereon, fixtures affixed thereto or other tangible property (other than equipment and inventory), in each case located at the venue(s) to which such

Service Contract relates, (ix) any Permitted Lien Restriction, and (x) any Permitted JV Lien Restriction.
     Section 6.23. Speculative Transactions. Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.
     Section 6.24. Change of Corporate Name or Location; Change of Fiscal Year. (a) Change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or the locations at which Collateral is held or stored, or the location of its records concerning the Collateral as indicated on the Schedules to the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 10 days prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgment that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of the Secured Parties, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year.
     Section 6.25. Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for Holdings and its consolidated Subsidiaries at the end of each Quarterly Fiscal Period set forth below (for the twelve-month fiscal period then ended as of each such Quarterly Fiscal Period) to be less than the ratio set forth below for such Quarterly Fiscal Period:

Minimum Fixed
Charge Coverage
Applicable Quarterly Fiscal Period	Ratio
Quarterly Fiscal Periods ending on March 31, 2009 through and including and June 30, 2010	0.60 to 1.00
Quarterly Fiscal Periods ending on September 30, 2010 and December 31, 2010	0.70 to 1.00
Quarterly Fiscal Period ending on March 31, 2011	0.85 to 1.00
Quarterly Fiscal Periods ending on June 30, 2011 and September 30, 2011	1.00 to 1.00
All Quarterly Fiscal Periods ending thereafter	1.10 to 1.00

ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1. Events of Default. If any of the following events (“Events of Default”) occur:
     (a) any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall be false or misleading in any material respect when so made, deemed made or furnished by such Loan Party;
     (b) failure to pay any principal of any Loan or other Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) failure to pay interest on any Loan or any other Obligation or to pay any Fees or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days or more;
     (d) failure of any Loan Party to observe or perform any covenant, condition or agreement contained in Sections 5.1(a) (with respect to any Borrower or Holdings), 5.4, 5.5(a), 5.8, 5.11, 5.17, 5.18(a), 5.19 or in Article VI;
     (e) failure of any Loan Party to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (ii) any Responsible Officer of any Loan Party having actual knowledge thereof;
     (f) failure of any Loan Party or any of its Subsidiaries to observe or perform any term, covenant, condition or agreement contained in any other agreement or instrument evidencing or governing the Holdings Subordinated Notes, or any other Indebtedness (other than any Indebtedness under any Loan Document) having an aggregate principal or notional amount in excess of $5,000,000, if the effect of any such failure is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity, or any Loan Party or any of its Subsidiaries shall (i) fail to pay any principal in respect of any such Indebtedness at the stated maturity thereof or (ii) fail to pay any interest with respect to the Holdings Subordinated Notes, including any Deferred Subordinated Note Interest, when due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any of its Subsidiaries, or of a substantial part of the property or assets of such Loan Party or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any of its Subsidiaries or for a substantial part of the property or assets of such Loan Party or any of its Subsidiaries or (iii) the winding-up or liquidation of such Loan Party or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or such Subsidiary or for a substantial part of the property or assets of such Loan Party or such Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged in writing its obligation to cover) or non-monetary judgments that would have a Material Adverse Effect shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the affected Loan Party or Subsidiary to enforce any such judgment;
     (j) (i) a Reportable Event or Reportable Events (other than with respect to which the requirement of notice thereof to the PBGC is waived), or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1)(A) of the Code), shall have occurred with respect to any Plan or Plans, (ii) a trustee shall be appointed by a United States district court to administer any Plan or Plans, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or any Borrower or any ERISA Affiliate shall file for a distress termination of a Plan under Section 4041(c) of ERISA, (iv) Holdings, any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (v) such Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, (vi) Holdings, any Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to involve taxes, penalties or other liabilities affecting Holdings, any Borrower or any ERISA Affiliate in an

aggregate amount in excess of $5,000,000 or require payments with respect to such taxes, penalties or other liabilities exceeding $5,000,000 in the aggregate;
     (k) (i) any Guarantee Agreement, any other Loan Document or any provision thereof shall for any reason cease to be, or shall be asserted by a Loan Party not to be, a legal, valid and binding obligation of any party thereto, (ii) any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee Agreement to which it is a party, (iii) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee Agreement to which it is a party; or (iv) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Loan Patty not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;
     (l) any taxation authority recharacterizes as equity any of the indebtedness of any Borrower or Holdings, or their respective affiliates or otherwise denies any interest deduction for Holdings, any Borrower or its respective affiliates contemplated in the Prospectus, or Canadian or U.S. withholding taxes that were not contemplated by and disclosed in the Prospectus shall be assessed on any payments made by Holdings, any Borrower or its affiliates in respect the Holdings Subordinated Notes, the Revolving Credit Commitments, the Term Loan or the other Loan Documents, with the result in each case that there is a Material Adverse Effect;
     (m) there shall have occurred a Change of Control; or
     (n) failure of any Loan Party or any of its Subsidiaries to observe or perform any Service Contract where such failure could reasonably be expected to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Borrower described in Section 7.1(g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, (iii) demand cash collateral pursuant to Section 2.18(c)(ii), (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and Holdings, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the applicable Borrower described in Section 7.1(g) or (h) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon, all unpaid accrued fees and all other liabilities of such Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.18(c)(ii), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by such Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     Section 7.2. Certain Loan Party Waivers. Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives (including for purposes of Section 9.21): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
ARTICLE VIII
AGENTS AND LENDERS
     Section 8.1. Assignment and Participations.
     (a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee and which consent shall not be required with respect to a Lender or an assignment to an Affiliate of a Lender) and the execution of an assignment agreement (an “Assignment and Acceptance Agreement”) substantially in the form attached hereto as Exhibit B and otherwise in form and substance reasonably satisfactory to, and acknowledged by, the Administrative Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Administrative Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,000,000 in the case of Revolving Credit Commitments and, with respect to Term Loans, $1,000,000 (or such lesser amounts as approved by the Administrative Agent and the Borrower Representative) and the assigning Lender shall have retained Commitments in an amount at least equal to $2,000,000 in the case of Revolving Credit Commitments and, with respect to Term Loans, $1,000,000 (or such lesser amounts as approved by the Administrative Agent and the Borrower Representative); (iv) include a payment to the Administrative Agent of an assignment fee of $3,500 (which assignment fee shall not be payable in connection with an assignment to an Affiliate of a Lender); and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed and which consent shall not be required with respect to assignments to a Lender or an assignment to an Affiliate of a Lender; provided, that, notwithstanding the foregoing in this clause (v), the consent of Borrower Representative (not to be unreasonably withheld or delayed and solely prior to an Event of Default) shall be required for any assignment of Revolving Credit Commitments to a Lender or an Affiliate of a Lender which holds only Term Loans prior to giving effect to such assignment. In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of the Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Applicable Percentage of the applicable Commitment. In the event the Administrative Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, the Administrative Agent or any such Lender shall so notify the Borrower Representative and the Borrowers shall, upon the request of the Administrative Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.
     (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by the Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Security Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13, 2.17 and 8.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrowers to the participant and the participant shall be considered to be a “Lender”; provided that in no event shall participant be entitled to greater compensation than the Lender who sold such participation to such participant. Except as set forth in the preceding sentence no Borrower or Loan Party shall have any obligation or duty to any participant. Neither the Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
     (c) Except as expressly provided in this Section 8.1, no Lender shall, as between the Borrowers and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

     (d) Any Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.15.
     (e) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.11(b), increased costs under Section 2.11(a), an inability to fund Eurodollar Loans under Section 2.12(a), or withholding taxes in accordance with Section 2.17(a).
     (f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and Administrative Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.1(f) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.
     Section 8.2. Appointment of Administrative Agent. GECC is hereby appointed to act on behalf of all Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 8.2 are solely for the benefit of Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this

Agreement and the other Loan Documents. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GECC or any of its Affiliates in any capacity. Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.
          If Administrative Agent shall request instructions from Required Lenders, Required Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Required Lenders, Required Revolving Lenders or all affected Lenders, as the case may be, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Environmental Claims or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders, Required Revolving Lenders, or all affected Lenders, as applicable.
     Section 8.3. Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.4. GECC and Affiliates. With respect to its Commitments hereunder, GECC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if GECC were not Administrative Agent and without any duty to account therefor to Lenders. GECC and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. GECC or one or more of its Affiliates has also purchased certain equity interests in Holdings and holds certain Holdings Subordinated Notes. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Loans, GECC or one or more of its affiliates as a stockholder, or holder of Holdings Subordinated Notes and GECC as Administrative Agent.
     Section 8.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
     Section 8.6. Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of the Borrowers hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by Loan Parties.
     Section 8.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent who shall be a Lender or a Qualified Assignee. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Required Lenders hereunder (or by the Administrative Agent on behalf of the Required Lenders) shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that (x) such approval shall not be required if a Default or an Event of Default has occurred and is continuing and (y) such approval shall not be required if the successor Administrative Agent is a Revolving Lender with Revolving Loan Commitments of at least $10,000,000 and the Administrative Agent or the Required Lenders shall have consulted with Borrowers prior to such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.
     Section 8.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 8.9, each Lender is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Applicable Percentage thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Applicable Percentage of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Applicable Percentages (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.17). Each Lender’s obligation under this Section 8.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Applicable Percentage of the Swingline Loans under Section 2.3. Each Loan Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Applicable Percentage of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
     Section 8.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
     (a) Advances; Payments.
     (i) Revolving Lenders shall refund or participate in the Swingline Loan in accordance with Sections 2.3. If the Swingline Lender declines to make a Swingline Advance or if Swingline Availability is zero, Administrative Agent shall notify Revolving Lenders, promptly after receipt of a Borrowing Request and in any event prior to 1:00 p.m. (New York time) on the date such Borrowing Request is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Applicable Percentage of such Revolving Loans available to Administrative Agent in same day funds by wire transfer to Administrative Agent’s Collection Account not later than 1:00 p.m. (New York time) on the requested funding date, in the case of an ABR Loan, and not later than 12:00 p.m. (New York time) on the requested funding date, in the case of a Eurodollar Loan. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Revolving Loans to such Borrower designated by the Borrower Representative in the Borrowing Request. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

     (ii) On the 2nd Business Day of each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Applicable Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Loans required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Lender such Lender’s Applicable Percentage of principal, interest and Fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Loans or failed to fund the purchase of all such participations, Administrative Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Applicable Percentage of all payments received from the Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Schedule 9.11 or the applicable Assignment and Acceptance Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
     (b) Availability of Lender’s Applicable Percentage. Administrative Agent may assume that each Revolving Lender will make its Applicable Percentage of each Revolving Loan available to Administrative Agent on each funding date. If such Applicable Percentage is not, in fact, paid to Administrative Agent by such Revolving Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Applicable Percentage forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower Representative and the Borrowers shall immediately repay such amount to Administrative Agent. Nothing in this Section 8.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.
     (c) Return of Payments.
     (i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrowers and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
     (ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
     (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder or to purchase any participation in any Swingline Advance to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement.
     (e) Dissemination of Information. Administrative Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s gross negligence or willful misconduct. Lenders acknowledge that the Borrowers are required to provide Financial Statements and Collateral reports to Lenders in accordance with Section 5.4 herein and agree that Administrative Agent shall have no duty to provide the same to Lenders.
     (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

ARTICLE IX
MISCELLANEOUS
     Section 9.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Loan Party, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of any Loan Party, a debtor-in-possession on behalf of such Loan Party), except as otherwise provided herein or therein. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
     Section 9.2. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 9.2. Any letter of interest, commitment letter or fee letter (other than the GECC Fee Letter) or confidentiality agreement, if any, between any Loan Party and Administrative Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.
     Section 9.3. Amendments and Waivers.
     (a) Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and Borrowers, and by Required Lenders, Required Revolving Lenders or all affected Lenders, as applicable. Except as set forth in paragraphs (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.
     (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.1 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Administrative Agent, Required Revolving Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Sections 2.18 and 4.1 unless the same shall be in writing and signed by Administrative Agent, Required Revolving Lenders and Borrowers.

     (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under paragraphs (b), (d) and (f) of Section 2.10) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release all or substantially all Guaranties or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Loan Party to sell or otherwise dispose of, all or substantially all Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 9.3 or the definitions of the terms “Required Lenders” or “Required Revolving Lenders” insofar as such definitions affect the substance of this Section 9.3; and (viii) amend or waive Section 2.14 or 4.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent or Letter of Credit Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent or Letter of Credit Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.3 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.
     (d) If, in connection with any proposed amendment, modification, waiver or termination: (i) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at Borrower Representative’s request, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement.
     (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person pursuant to Sections 2.13, 2.17, 2.18 or 9.4(b) hereof asserting any damages, losses or liabilities that are indemnified pursuant to Sections 2.13, 2.17, 2.18 or 9.4(b) hereof, the Administrative Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
     Section 9.4. Fees and Expenses; Indemnity.
     (a) Fees and Expenses. The Borrowers shall reimburse (A) the Administrative Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors), and (B) Administrative Agent (and, with respect to paragraphs (iii) and (iv) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:
     (i) the forwarding to the Borrowers or any other Person on behalf of the Borrowers by Administrative Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);
     (ii) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
     (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this paragraph (iii) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;
     (iv) any attempt to enforce any remedies of Administrative Agent against any or all of the Loan Parties or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;
     (v) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and
     (vi) efforts to appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral (subject to the limitations on audits prior to an Event of Default set forth in Section 5.7); including, as to each of paragraphs (i) through (vi) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 9.4, all of which shall be payable, on demand, by the Borrowers to Administrative Agent; provided, however, that the obligation of the Borrowers in this Section 9.4 to reimburse the Administrative Agent for any fees and expenses of its counsel incurred in connection with any of the matters described in paragraphs (i) and (ii) above of this Section 9.4 (excluding fees and expenses relating to the negotiation or preparation of any amendments and waivers in connection with, or during the existence of, any Default or Event of Default) shall be limited to the fees and expenses one special counsel to the Administrative Agent and one local counsel to the Administrative Agent per each jurisdiction where any Loan Party is organized or conducts business, with respect to any fees or expenses incurred by such counsel in connection with the preparation or negotiation of the Loan Documents on and prior to the Restatement Effective Date, and any amendments thereto (other than amendments entered into during the existence of a Default or Event of Default). Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
     (b) Indemnity. Each Loan Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of the Administrative Agent, the Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party or by any Loan Party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively,

“Indemnified Liabilities”); provided, that no such Loan Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
     Section 9.5. No Waiver. Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 9.3, none of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Loan Party shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Administrative Agent and the applicable required Lenders, and directed to the Borrowers specifying such suspension or waiver.
     Section 9.6. Remedies. Administrative Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
     Section 9.7. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
     Section 9.8. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     Section 9.9. Confidentiality. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such

Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Loan Parties and designated as confidential for a period of 5 years following receipt thereof to the extent such confidential information directly or indirectly relates to any Service Contract and for a period of 3 years following receipt thereof with respect to any other confidential information that does not directly or indirectly relate to any Service Contract, except that the Administrative Agent and any Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.9 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in paragraph (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which the Administrative Agent or such Lender is a party; (f) to an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties, the Loans and Loan Documents is solely for purposes of evaluating an investment in a Securitization and that has agreed to comply with the covenant set forth in this Section 9.9; (g) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization that has agreed that has agreed to comply with the covenant set forth in this Section 9.9; (h) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with rating issued with respect to a Securitization that has agreed to comply with the covenant set forth in this Section 9.9; or (i) that ceases to be confidential through no fault of the Administrative Agent or any Lender.
     Section 9.10. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT ADMINISTRATIVE AGENT, LENDERS AND THE LOAN PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING

OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SCHEDULE 9.11 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
     Section 9.11. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 9.11); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule 9.11 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Administrative Agent) designated in Schedule 9.11 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
     Section 9.12. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     Section 9.13. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

     Section 9.14. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
     Section 9.15. Press Releases and Related Matters. Each Loan Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GECC or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days’ prior notice to GECC and without the prior written consent of GECC unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with GECC before issuing such press release or other public disclosure. Each Loan Party consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     Section 9.16. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     Section 9.17. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 9.10 and 9.14, with its counsel.

     Section 9.18. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received. taken or reserved by any Lender or Letter of Credit Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or the Letter of Credit Issuer, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or the Letter of Credit Issuer on subsequent payment dates to the extent not exceeding the legal limitation.
     Section 9.20. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     Section 9.21. Cross-Guaranty. (a) Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9.21 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9.21 shall be absolute and unconditional, irrespective of, and unaffected by:
     (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
     (ii) the absence of any action to enforce this Agreement (including this Section 9.21) or any other Loan Document or the waiver or consent by the Administrative Agent and Lenders with respect to any of the provisions thereof;
     (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the

Administrative Agent and Lenders in respect thereof (including the release of any such security);
     (iv) the insolvency of any Loan Party; or
     (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     (vi) Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
     (b) Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9.21 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.
     (c) Each Borrower agrees that the provisions of this Section 9.21 are for the benefit of the Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.
     (d) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.21(g), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9.21, and that the Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.21(d).
     (e) If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.21. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other

Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 9.21, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
     (f) Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.21 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:
     (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and
     (ii) the amount that could be claimed by the Administrative Agent and Lenders from such Borrower under this Section 9.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.21(g).
     (g) To the extent that any Borrower shall make a payment under this Section 9.21 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
     (i) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
     (ii) This Section 9.21(g) is intended only to define the relative rights of the Borrowers and nothing set forth in this Section 9.21(g) is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.21(a). Nothing contained in this Section 9.21(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
     (iii) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Borrower to which such contribution and indemnification is owing.
     (iv) The rights of the indemnifying the Borrowers against other Loan Parties under this Section 9.21(g) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.
     (h) The liability of the Borrowers under this Section 9.21 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     Section 9.22. Representations of the Lenders with Respect to the Source of Funds. Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder (referred to in this Section 9.22 as a “Source”):
     (i) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA;
     (ii) the Source is either a “plan” as such term is defined in Section 3(3) of ERISA or Section 4975(e) of the Code (an “ERISA Plan”), more than one ERISA Plan or a separate account or trust fund comprised of one or more ERISA Plans, each of which has been identified to the Group Companies in writing pursuant to this paragraph (ii);

     (iii) the Source is an “insurance company general account” as the term is defined in Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995 as amended by PTE 2002-13 (“PTE 95-60”)) in respect of which the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”), together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan maintained by the same employer (or affiliate thereof with the meaning of Section V(a) of PTE 95-60) or by the same employee organization in the general account to not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile;
     (iv) the Source is a separate account of an insurance company that is maintained by the Lender solely in connection with such Lender’s fixed contractual obligations under which the amounts payable, or credited, to an ERISA Plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such ERISA Plan (including any annuitant) are not affected in any manner by the investment performance of the separate account;
     (v) the Source is either (x) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (y) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as the Lender has disclosed to the Group Companies in writing pursuant to this paragraph (v), no ERISA Plan or group of ERISA Plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (vi) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no ERISA Plan’s assets that are included in such investment fund, when combined with the assets of all other ERISA Plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Borrower and (x) the identity of such QPAM and (y) the names of all ERISA Plans whose assets are included in such investment fund have been disclosed to the Group Companies in writing pursuant to this paragraph (vi);
     (vii) the Source constitutes assets of a “plan” or more than one “plan with the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM”, within the meaning of Part IV of the INHAM Exemption, the conditions of Section I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in any Borrower and (i) the identity of such INHAM and (ii) the name(s) of the ERISA Plan(s) whose assets constitute the Source have been disclosed to the Group Companies in writing pursuant to this paragraph (vii); or
     (viii) the Source is a governmental plan.
     As used in this Section 9.22, the terms “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
     Section 9.23. Appointment of Documentation and Syndication Agents; No Responsibilities of the Agents. The Administrative Agent shall have the sole right upon consultation with the Borrower Representative to appoint other Lenders as Documentation Agent or Syndication Agent (or other such agents for league table purposes) hereunder and the cover page of this Agreement may be amended to reflect such titles without the further consent of any party hereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent and the Documentation Agent shall not have any duties or responsibilities, nor shall the Syndication Agent or the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent and the Co-Documentation Agent. Furthermore, the Syndication Agent and the Documentation Agent shall not be entitled to receive any compensation in connection with such appointment, other than compensation that such Syndication Agent or Documentation Agent would otherwise receive in the ordinary course under this Agreement in their capacity as a Lender.
     Section 9.24. Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Borrowers, including the name and address of Borrowers and other information allowing such Lender to identify Borrowers in accordance with such act.
     Section 9.25. Release; Covenant Not to Sue. (a) To induce Lenders and the Administrative Agent to enter into this Agreement, each Loan Party hereby, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and Lenders, in their respective capacities as Administrative Agent and Lenders under the Existing Credit Agreement, and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, trustees, advisors, attorneys, employees, agents and other representatives (the Administrative Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Restatement Effective Date, in each case solely for or on account of or relating to the Existing Credit Agreement, any of the other Loan Documents or the transactions thereunder or related thereto, but not including any Claims based on (i) any unfulfilled Borrowing request under the Existing Credit Agreement that remains outstanding as of the Restatement Effective Date and for which a request for Borrowing has been properly given by Borrower Representative under the Existing Credit Agreement but not yet funded by Lenders, or (ii) checks, wire transfers or other matters which are ancillary to the credit transactions contemplated by the Existing Credit Agreement.
          (b) Each Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Credit Party pursuant to Section 9.25(a) above. If any Loan Party or any of their respective successors, assigns or other legal representations violates the foregoing covenant, each Loan Party, for themselves and their successors, assigns and legal representatives, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     Section 9.26. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Lenders and the Administrative Agent, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Lenders and the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party or any Affiliate thereof with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document

(irrespective of whether the Administrative Agent or any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and neither the Administrative Agent nor any Lender has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties and their Affiliates have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
ARTICLE X
EFFECT OF AMENDMENT AND RESTATEMENT
     Section 10.1. Confirmation of Existing Obligations; Termination of this Agreement.
     (a) As of the Restatement Effective Date, the Borrowers hereby reaffirm and admit the validity and enforceability of this Agreement and the other Loan Documents and all of their respective obligations or Obligations hereunder and thereunder and agree and admit that no Borrower has any defense to, or offset or counterclaim against, any of its obligations to the Lenders hereunder or the Secured Parties under the Loan Documents of any kind whatsoever.
     (b) The parties hereto acknowledge and agree that (i) the Existing Credit Agreement shall remain in full force and effect in accordance with its terms until such time that each of the conditions precedent to the effectiveness of this Agreement as set forth in Section 4.2 have been fully and timely satisfied (or waived in writing by the Administrative Agent and the Required Lenders), and this Agreement shall not become effective until such time, (ii) if the conditions precedent to the effectiveness of this Agreement as set forth in Section 4.2, including, without limitation, the consummation of the Tender Offer and the Merger are not fully satisfied by February 28, 2009 (or such later date, if extended in writing by all of the Administrative Agent and the Required Lenders, it being understood that the Administrative Agent and the Lenders shall have no obligation to grant any such extension), then on such date (A) this Agreement and the Omnibus Amendment shall be deemed null and void and of no force and effect, (B) a “Merger Termination Event” under and as defined in the Existing Credit Agreement shall be deemed to have occurred and such shall constitute an immediate Event of Default under and as defined in the Existing Credit Agreement.

     (c) From and after the Restatement Effective Date: (a) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Loan Parties, the Lenders and the Administrative Agent accruing from and after the Restatement Effective Date; (b) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Restatement Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by each of the Loan Parties; (c) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other Loan Documents (as defined therein) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined therein) at any time prior to the Restatement Effective Date; (d) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Restatement Effective Date (including, without limitation the Loans as such term is defined in the Existing Credit Agreement and all obligations in respect of the Existing Letters of Credit) continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “Obligations”, “Guaranteed Obligations” and “Secured Obligations” as such terms are used in the Loan Documents shall include the Obligations as increased, amended and restated under this Agreement; (e) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; (f) any and all references to the Existing Credit Agreement in any Security Document or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Security Documents or any other Loan Document in any such Security Documents or any other Loan Documents shall be deemed a reference to the Security Documents or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; and (g) the Liens granted pursuant to the Security Documents to which each of the Loan Parties is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Restatement Effective Date.
     Section 10.2. Effect of Amendment and Restatement of the Existing Credit Agreement.
     (a) On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or extinguishment of any of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Effective Date and which remain outstanding; (ii) such “Obligations” are in all respects continuing (as amended and restated hereby); (iii) the Liens and security interests as granted under the Security Documents granted to the Administrative Agent (for the benefit of itself and the Lenders) under the other Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect; (iv) from and after the Restatement Effective Date, all references in the Loan Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Loan Document is hereby deemed amended accordingly, (v) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Restatement Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to any Lender or the Administrative Agent (or their assignees or replacements hereunder), (vi) all Existing Letters of Credit shall be deemed to be outstanding Letters of Credit under this Agreement, (vii) the obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Restatement Effective Date, and shall from and after the Restatement Effective Date continue to be owing and be subject to the terms of this Agreement, and (viii) from and after the Restatement Effective Date, all references in the Loan Documents to the “Administrative Agent” or any “Lender” or “Lenders’ shall mean such terms as defined in this Agreement. The parties hereto further acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Restatement Effective Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents.
     (b) Notwithstanding anything in this Agreement to contrary, (i) this Agreement is a legally binding contract, enforceable in accordance with its terms, from and after the date of execution hereof by the Borrowers, Holdings, the Administrative Agent and all of the Lenders and from and after such date this Agreement shall constitute a Loan Document under and as such term is defined in the Existing Credit Agreement, provided that (i) the contemplated amendment and restatement of the terms of the Existing Credit Agreement as set forth in Articles I through IX hereof shall not be effective unless and until all of the conditions in Section 4.2 have been fully and timely satisfied, provided that the provisions of Sections 5.4(q), 5.4(r) and 5.19 shall become effective immediately upon the satisfaction of the condition in Section 4.2(a), (ii) if the Restatement Effective Date does not occur by February 28, 2009 (or such later date, if extended in writing by all of the Administrative Agent and the Required Lenders under and as such term is defined in the Existing Credit Agreement, it being understood that the Administrative Agent and such Lenders shall have no obligation to grant any such extension), then on such date this Agreement shall terminate and be null and void ab initio, (iii) this Agreement may be amended, modified or supplemented prior to the Restatement Effective Date by a writing signed by Holdings, the Borrowers the Administrative Agent, and the Required Lenders under and as such term is defined in the Existing Credit Agreement, provided that any such amendment, modification or supplement of the type described in Section 9.3(c) hereof shall require the written approval of the Administrative Agent, Holdings, the Borrowers and the Persons who at such time are all of the Lenders under and as defined in the Existing Credit Agreement, (iv) the Existing Credit Agreement may be amended in accordance with its terms prior to the

Restatement Effective Date in accordance with Section 9.3 of the Existing Credit Agreement, and (v) no Lender shall assign any or all of its rights, commitments, Loans or Obligations under and as defined in the Existing Credit Agreement on or after the date of this Agreement and prior to the Restatement Effective Date unless such Lender shall obtain written confirmation from such assignee that such assignee agrees to be bound by the terms of this Agreement as a Lender hereunder.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VOLUME SERVICES AMERICA, INC.

By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

VOLUME SERVICES, INC.

By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

SERVICE AMERICA CORPORATION

By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

CENTERPLATE, INC.

By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender and
as Administrative Agent

By:	/s/ Nina Johnsrud
	Name:	Nina Johnsrud
	Title:	Duly Authorized Signatory

, as Lender

By:
Name:

Title: